                                                       RULE NO. 424(b)(3)
                                                       REGISTRATION NO.333-20489

PROSPECTUS
                          ROCKY FORD FINANCIAL, INC.
                             (HOLDING COMPANY FOR
               ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION)
                     Up to 368,000 Shares of Common Stock
                               $10.00 Per Share

          Rocky Ford Financial, Inc. (the "Company"), a Delaware corporation, is offering up to 368,000 shares, subject to adjustment, of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Rocky Ford Federal Savings and Loan Association (the "Association") from a federal mutual savings and loan association to a federal stock savings and loan association (the "Converted Association") and the issuance of the Converted Association's capital stock to the Company pursuant to the Plan of Conversion (the "Plan") of the Association. The conversion of the Association to the Converted Association, the acquisition of control of the Converted Association by the Company and the issuance and sale of the Common Stock are collectively referred to herein as the "Conversion."

          The shares of the Common Stock are being offered pursuant to nontransferable subscription rights ("Subscription Rights") in a subscription offering (the "Subscription Offering"). SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE, AND PERSONS WHO ATTEMPT TO TRANSFER THEIR SUBSCRIPTION RIGHTS MAY LOSE THE RIGHT TO SUBSCRIBE FOR STOCK IN THE cONVERSION AND MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS"). The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering in a community offering (the "Community Offering") to certain members of the general public to whom the Company delivers a copy of this Prospectus and a stock order form (the "Stock Order Form"), with preference given to natural persons and trusts of natural persons who are permanent residents of Otero County, Colorado (the "Local Community"). The Association and the Company may, in their absolute discretion, reject orders in the Community Offering in whole or in part. It is anticipated that shares of the Common Stock not otherwise subscribed for in the
                                                 (continued on following page)

    FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER
                              AT (719) 254-6502.

          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER
           THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 1.

   THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION,  THE OFFICE OF THRIFT SUPERVISION,  THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION,
          NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION OR ANY STATE
              SECURITIES COMMISSION  PASSED UPON THE  ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS
        ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE
                   SAVINGS ASSOCIATION INSURANCE FUND OR ANY
                          OTHER GOVERNMENTAL AGENCY.


                                                                                 Estimated Fees
                                                                                  and Expenses,
                                                                                    Including
                                                                                   Underwriting
                                                               Purchase           Discounts and                Estimated Net
                                                               Price (1)          Commissions (2)               Proceeds (3)
------------------------------------------------------------------------------------------------------------------------------
Per Share (4)...........................................       $10.00                   $1.09                     $8.91

Total Minimum...........................................       $2,720,000               $340,000                  $2,380,000

Total Midpoint..........................................       $3,200,000               $350,000                  $2,850,000

Total Maximum...........................................       $3,680,000               $350,000                  $3,330,000

Total Maximum, as adjusted (5)..........................       $4,232,000               $350,000                  $3,882,000
------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (footnotes on following page)

                           TRIDENT SECURITIES, INC.

                 The date of this Prospectus is March 25, 1997

(continued from preceding page)
Subscription and Community Offerings may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities, Inc. (the "Syndicated Community Offering"). Neither Trident Securities, Inc. nor any selected broker-dealers will have any obligation to purchase any shares of the Common Stock. See "The Conversion -- Offering of Common Stock," " -- Subscription Offering," " -- Community Offering," and " -- Syndicated Community Offering."

          The total number of shares to be issued in the Conversion may be significantly increased or decreased to reflect market and financial conditions at the completion of the Conversion. The aggregate purchase price of all shares of the Common Stock will be based on the estimated pro forma market value of the Association, as converted, as determined by an independent appraisal. All shares of the Common Stock will be sold for $10.00 per share (the "Purchase Price"). With the exception of the ESOP, which intends to purchase 8.0% of the total number of shares of Common Stock issued in the Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, nor person (together with associates of and persons acting in concert therewith) in the Community Offering and Syndicated Community Offering may purchase more than $125,000 of the shares of Common Stock issued in the Conversion. In addition, no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $125,000 of the shares of Common Stock issued in the Conversion. The maximum overall purchase limitation and the amount permitted to be subscribed for may be increased or decreased under certain circumstances in the sole discretion of the Company. The minimum purchase is 25 shares. See "The Conversion -- Limitations on Purchase of Shares."

          THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, LOCAL TIME, ON APRIL 29, 1997, UNLESS EXTENDED BY THE COMPANY FOR UP TO AN ADDITIONAL 10 DAYS. THE COMMUNITY OFFERING, IF ANY, MAY COMMENCE WITHOUT NOTICE AT ANY TIME AFTER THE COMMENCEMENT OF THE SUBSCRIPTION OFFERING AND MAY TERMINATE AT ANY TIME

                                                   (continued on following page)
(footnotes from preceding table)
-------------------------

(1) The estimated aggregate value of the Common Stock is based on an independent appraisal by Ferguson & Company ("Ferguson") as of March 14, 1997. See "The Conversion -- Stock Pricing and Number of Shares to be Issued." Based on such appraisal, the Company has determined to offer up to 368,000 shares, subject to adjustment, at a purchase price of $10.00 per share (the "Purchase Price"). The final aggregate value will be determined at the time of closing of the Conversion and is subject to change due to changing market conditions and other factors. If a change in the final valuation is required, an appropriate adjustment will be made in the number of shares being offered within a range of 272,000 shares at the minimum of the Estimated Valuation Range (defined herein) to 368,000 shares at the maximum of the Estimated Valuation Range and, with OTS approval, to 423,200 shares at approximately 15% above the maximum of the Estimated Valuation Range.
(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees, sales commissions and reimbursable expenses to be paid to Trident Securities, Inc. ("Trident Securities") in connection with the Subscription and Community Offerings, estimated to be $82,200, $92,600, $92,600 and $92,600 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions underlying these estimates. Trident Securities may be deemed to be an underwriter, and certain amounts to be paid to Trident Securities may be deemed to be underwriting compensation for purposes of the Securities Act of 1933, as amended. The Company and the Association have agreed to indemnify Trident Securities against certain liabilities arising out of its services as financial and sales advisor.
(3) Includes the ESOP's expected purchase of 8% of the shares sold in the Conversion with funds borrowed from the Company. Does not reflect a possible purchase by a management recognition plan of a number of shares equal to up to 4% of the shares to be issued in the Conversion with funds contributed by the Converted Association. See "Capitalization" and "Pro Forma Data."
(4) Based on the midpoint of the Estimated Valuation Range. At the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, the estimated fees and expenses, including underwriting discounts and commissions, per share are expected to be $1.25, $.95 and $0.83, respectively, and the estimated net proceeds per share are expected to be $8.75, $9.05 and $9.17, respectively.
(5) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range to reflect changes in market and financial conditions. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

(continued from preceding page)

WITHOUT NOTICE, BUT MAY NOT TERMINATE LATER THAN JUNE 23, 1997. An executed Stock Order Form, once received by the Association, may not be modified, amended or rescinded without the consent of the Association. Subscriptions paid by check, cash or money order will be held in a separate account at the Association established specifically for this purpose, and interest will be paid at the Association's passbook rate from the date payment is received until the Conversion is completed or terminated. In the case of payments to be made through withdrawal from deposit accounts at the Association, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of the completion of the Conversion but, following completion of the Conversion, funds withdrawn from deposit accounts and used to purchase Common Stock will no longer be deposit accounts and will not be insured by the Federal Deposit Insurance Company, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. If the Conversion is not completed within 45 days after the last day of the Subscription Offering (which date will be no later than June 23, 1997) and the OTS consents to an extension of time to complete the Conversion, subscribers must affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering and may, in the alternative, modify or cancel their subscriptions. See "The Conversion --Subscription for Stock in Subscription and Community Offerings."

          The Association has retained Trident Securities, a broker-dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD"), to provide financial and sales assistance in connection with the Subscription and Community Offerings. Trident Securities has agreed to use its best efforts to assist the Company and the Association with the sale of the Common Stock in the Subscription Offering and the Community Offering, if any.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION
                             ROCKY FORD, COLORADO






                                     [MAP]







THE ASSOCIATION'S CONVERSION TO A STOCK ORGANIZATION IS CONTINGENT UPON APPROVAL OF THE PLAN OF CONVERSION BY ITS MEMBERS, THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN OF CONVERSION AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL.

                              PROSPECTUS SUMMARY

          The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

ROCKY FORD FINANCIAL, INC.

          The Company was incorporated under the laws of the State of Delaware in January 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a holding company of the Converted Association upon its conversion from mutual to stock form. The Company has received approval from the OTS to acquire control of the Converted Association subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Association, a portion of the net proceeds of the Conversion and a note receivable from the ESOP. Following the Conversion, the Company's principal business will be overseeing and directing the business of the Converted Association and investing the net Conversion proceeds retained by it, and the Company will register with the OTS as a savings and loan holding company.

ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

          The Association is a federal mutual savings and loan association operating through a single office located in Rocky Ford, Colorado and serving Otero County, Colorado. The Association was chartered as a federal savings and loan association and received federal insurance of its deposit accounts in 1934. At December 31, 1996, the Association had total assets of $20.5 million, total deposits of $17.3 million and equity of $2.9 million.

          Historically, the Association has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family ("single-family") residences. At December 31, 1996, $12.5 million, or 98.81% of the Association's net loan portfolio, consisted of one- to four-family residential mortgage loans, all of which were originated on properties in its market area. Substantially all of these loans have terms of 15 to 20 years, and are fixed-rate loans.

          Financial and operating characteristics of the Association include the following:

          Community Orientation. The Association has been committed to meeting the financial needs of the community in which it has operated for over 60 years. The Board of Directors believes that with its long-term presence in the community, the Association is well positioned to provide financial services on a personalized and efficient basis. Management believes that the Association is effective in servicing its customers because of the Association's ability to quickly and effectively provide responses to customer needs and inquiries. Management plans to continue to emphasize the community orientation of the Association and believes that this emphasis will represent a continuing competitive advantage to the Association.

          Capital Strength. At December 31, 1996, the Association had $2.9 million of total equity, representing 13.92% of total assets. At such date, the Association exceeded all of its minimum regulatory capital requirements, with tangible and core capital of 13.10% of adjusted total assets and risk-based capital of 35.31% of total risk-weighted assets. See "Regulation -- Depository Institution Regulation -- Capital Requirements." As a result of the Conversion, assuming the Company retains 50% of the net proceeds of the Conversion at the


                                      (i)
midpoint of the Estimated Valuation Range, at December 31, 1996, the Association would have had pro forma stockholders' equity of approximately $3.9 million, or 17.86% of pro forma total assets, and the Company would have had pro forma consolidated stockholders' equity of $5.3 million, or approximately 23%, of total pro forma consolidated assets. See "Historical and Pro Forma Regulatory Capital Compliance."

          Profitability. The Association has been profitable in each of the last five fiscal years. For the years ended September 30, 1996 and 1995 and the three months ended December 31, 1996, the Association's net income was $129,000, $287,000 and $57,000, respectively. The Association's return on average assets was .64%, 1.50% and 1.11% for the years ended September 30, 1996 and 1995 and the three months ended December 31, 1996, respectively. The Association's return on average total equity was 4.81%, 12.24% and 8.09% for the years ended September 30, 1996 and 1995 and the three months ended December 31, 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          Asset Quality. At December 31, 1996, and September 30, 1996 and 1995, the Association had no nonperforming assets and no loans accounted for on a nonaccrual basis. The Association's allowance for loan losses at December 31, 1996 totaled $60,000.

          The information set forth above should be considered in the context of the detailed information contained elsewhere herein, including "Risk Factors." For additional information, see "Rocky Ford Federal Savings and Loan Association."

          The Association is subject to examination and comprehensive regulation by the OTS, and the Association's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. The Association is a member of and owns capital stock in the Federal Home Bank ("FHLB") of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Regulations significantly affect the operations of the Association. See "Regulation -- Depository Institution Regulation."

THE CONVERSION

          The Board of Directors of the Association adopted the Plan on January 14, 1997 pursuant to which the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, (i.e., the Converted Association), and will thereafter operate as a wholly owned subsidiary of the Company. See "The Conversion -- General." Upon consummation of the Conversion, the Converted Association will issue all of its outstanding capital stock to the Company in exchange for at least 50% of the net proceeds from the sale of the Common Stock in the Conversion.

          The OTS has approved the Plan, subject to member approval and satisfaction of certain other conditions. The OTS has also approved the Company's application to acquire all of the capital stock of the Converted Association and thereby become a savings and loan holding company, as part of the Conversion.

                                     (ii)

          The Conversion is subject to certain conditions, including the prior approval of the Plan at a special meeting of members to be held on May 6, 1997 (the "Special Meeting").

          The portion of the net proceeds from the sale of Common Stock in the Conversion to be distributed to the Converted Association by the Company will substantially increase the Converted Association's capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support current operations by the Converted Association. This capital will also provide the Association with additional liquid assets to improve the Association's interest rate risk position and "cushion" the effect of a significant increase in interest rates. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital will enable the Converted Association to compete more effectively with other types of financial services organizations. In addition, the Conversion will enhance the future access of the Company and the Converted Association to the capital markets and will afford depositors and others the opportunity to become stockholders of the Company and thereby participate in any future growth of the Converted Association.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

          Federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. Ferguson, a firm experienced in valuing savings institutions, has made an independent appraisal of the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion. Ferguson has determined that as of March 14, 1997, such estimated pro forma market value was $3,200,000. See "The Conversion --Stock Pricing and Number of Shares to be Issued." The resulting valuation range in Ferguson's appraisal, which under OTS regulations extends 15% below and above the estimated value, is from $2,720,000 to $3,680,000 (the "Estimated Valuation Range"). The Company, in consultation with its advisors, has determined to offer the shares of Common Stock in the Conversion at the Purchase Price of $10.00 per share. SUCH APPRAISAL IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OR AS ANY FORM OF ASSURANCE THAT, AFTER THE cONVERSION, SUCH SHARES MAY BE RESOLD AT OR ABOVE THE PURCHASE PRICE. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, Ferguson relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association and the Company. Ferguson did not verify the financial statements provided or independently value the assets of the Association. The appraisal will be further updated immediately prior to the completion of the Conversion and could be increased to up to $4,232,000 without a resolicitation of subscribers based on market and financial conditions at the completion of the Conversion. Ferguson received fees and reimbursement of out-of-pocket expenses totalling not more than $30,000 for its appraisal and for assisting in the preparation of the Company's business plan.

          The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than 15% above the maximum of the Estimated Valuation Range. Based on the Purchase Price of $10.00 per share, the total number of shares which may be issued without a resolicitation of subscribers is


                                     (iii)
from 272,000 to 423,200. For further information, see "The Conversion -- Stock Pricing and Number of Shares to be Issued."

THE SUBSCRIPTION, COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS

          The shares of Common Stock to be issued in the Conversion are being offered at the Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (the term "Eligible Account Holders" shall hereinafter mean depositors whose accounts in the Association totaled $50.00 or more on December 31, 1995, and those depositors who had accounts (which totaled $50.00 or more upon being closed) which were closed by the Association (for reasons other than at the request of the depositor) during calendar year 1994); (ii) the ESOP (i.e., the Company's tax-qualified stock benefit plan); (iii) Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Association totaled $50.00 or more on December 31, 1996, other than Eligible Account Holders); and (iv) Other Members (i.e., certain depositors and borrower members of the Association as of March 20, 1997, other than Eligible Account Holders and Supplemental Eligible Account Holders). Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may first be sold to the ESOP.

          The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering at the same price in the Community Offering to members of the general public to whom the Company delivers a copy of this Prospectus and the Stock Order Form. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. Subscription Rights will expire if not exercised by 12:00 Noon, local time, on April 29, 1997, unless extended (the "Expiration Date"). THE COMPANY AND THE ASSOCIATION RESERVE THE ABSOLUTE RIGHT TO ACCEPT OR REJECT ANY ORDERS IN THE COMMUNITY OFFERING, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

          It is anticipated that shares of Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Company to certain members of the general public as part of a Syndicated Community Offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities. See "The Conversion --Syndicated Community Offering." The Subscription and Community Offerings and Syndicated Community Offering are referred to collectively herein as the "Offerings."

          The Association and the Company have engaged Trident Securities to consult with and advise the Company and the Association with respect to the Offerings, and Trident Securities has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities will receive sales commissions with respect to shares sold in the Subscription and Community Offerings and Syndicated Community Offering, if necessary. The Company and the Association have agreed to indemnify Trident Securities against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion -- Plan of Distribution and Marketing Agent."

          The Association has established a Stock Information Center, which will be managed by Trident Securities, to coordinate the Offerings, including


                                     (iv)
tabulation of orders and answering questions about the Offerings by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the office of the Association. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. If payment is made through such deposit account authorization, funds in the account to be used for such payment will not be available for withdrawal and will not be released until the Conversion is completed or terminated or if the subscriber fails to affirmatively confirm his or her order in the event of a resolicitation. See "The Conversion -- Subscriptions for Stock in Subscription and Community Offerings."

          The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Association. The Plan has been approved by the OTS and is subject to the approval of the Association's members at the Special Meeting to be held on May 6, 1997.

PURCHASE LIMITATIONS

          With the exception of the ESOP, which intends to purchase 8.0% of the total number of shares of Common Stock issued in the Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member nor person (together with associates of and persons acting in concert therewith) in the Community Offering and Syndicated Community Offering may purchase more than $125,000 of the shares of Common Stock sold in the Conversion. In addition, no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $125,000 of the shares of Common Stock issued in the Conversion. The maximum overall purchase limitation and the amount permitted to be subscribed for may be increased or decreased under certain circumstances in the sole discretion of the Company. The minimum purchase is 25 shares. See "The Conversion --Limitations on Purchase of Shares." In the event of an oversubscription, shares will be allocated as provided in the Plan. See "The Conversion -- Subscription Offering," " -- Community Offering" and " -- Syndicated Community Offering." In the event of an increase in the total number of shares up to the number issuable at 15% above the maximum of the Estimated Valuation Range, the additional shares may be distributed and allocated without the resolicitation of subscribers. See "The Conversion -- Limitations on Purchase of Shares."

POTENTIAL BENEFITS OF CONVERSION TO MANAGEMENT

          Option Plan. The Board of Directors of the Company intends to implement the Option Plan, contingent upon receipt of OTS non-objection and stockholder approval at a meeting held no earlier than six months following completion of the Conversion, but which may be held more than one year following completion of the Conversion. Assuming 320,000 shares are issued in the Conversion (at the midpoint of the Estimated Valuation Range) and receipt of the required approvals, the Company currently plans to grant options to purchase 8,000 shares of the Common Stock to Keith E. Waggoner, Chief Executive Officer, and 17,600 shares of the Common Stock to all executive officers and directors as a group (8 persons, including the chief executive officer), respectively, under the Option Plan in the year following the Conversion. The exercise price of the options, which would be granted at no cost to the recipient thereof, would be the fair market value of the Common Stock subject to the option on the date the option is granted. See "Management of the Association-- Certain Benefit Plans and Agreements."

          MRP. The Board of Directors of the Company intends to implement the Rocky Ford Financial, Inc. Management Recognition Plan ("MRP"), subject to receipt of OTS


                                      (v)
approval and to stockholder approval at a meeting of the Company's stockholders which may be held within one year but no earlier than six months following the Conversion or may be held more than one year following completion of the Conversion. Subject to such approvals, the MRP will purchase an amount of shares after the Conversion equal to up to 4% of the shares issued in the Conversion (12,800 shares at the midpoint of the Estimated Valuation Range), for issuance to executive officers and directors of the Association and the Company. At the Purchase Price in the Conversion of $10.00 per share, the shares to be awarded by the MRP to the directors and executive officers of the Company would have a value of $70,400. No shares will be awarded under the MRP prior to receipt of regulatory and stockholder approval. Awards under the MRP would be granted at no cost to the recipients thereof. See "Management of the Association -- Certain Benefit Plans and Agreements."

          Other Benefits. In addition to the Option Plan and the MRP, the following benefits may or will be realized as a result of the Conversion, subject in certain cases to approval of such plans by the OTS: (i) under the Association's Retirement Plan for Directors and Senior Officer, each participant will receive, after terminating service on the Board, an amount equal to their plan account balance, plus earnings over the distribution period; (ii) under the ESOP, employees of the Association, including the executive officers, will have shares of Common Stock allocated to their respective accounts in the ESOP; (iii) under the Association's Incentive Compensation Plan employees of the Association will receive annual performance and cash compensation; and (iv) the Chief Executive Officer of the Association (to be President of the Company and the Converted Association) has entered into separate employment agreements with the Association and the Company to serve in his post-Conversion positions. In addition to the possible financial benefits under the benefit plans, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Certificate of Incorporation and Bylaws, that may tend to promote the continuity of existing management. See "Management of the Association -- Director Compensation," " -- Executive Compensation" and
" -- Certain Benefit Plans and Agreements," "Certain Restrictions on Acquisitions of the Company and the Association" and "Certain Anti-takeover Provisions in the Certificate of Incorporation and Bylaws."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

          To ensure that each subscriber receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Execution of a Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus. The executed Stock Order Form must be accompanied by payment by check, money order, bank draft or withdrawal authorization to an existing account at the Association.

          To ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, as well as for purposes of allocating shares based on subscribers' deposit balances in the event of oversubscription, such persons must list all of their deposit accounts at the Association on the Stock Order Form. Failure to list all such deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents


                                     (vi)
shall be responsible for any order on which all deposit accounts of the subscriber have not been fully and accurately disclosed.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

          Applicable federal regulations provide that prior to the completion of the Conversion, no person shall transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. PERSONS VIOLATING SUCH PROHIBITION MAY LOSE THEIR RIGHT TO SUBSCRIBE FOR STOCK IN THE CONVERSION AND MAY BE SUBJECT TO SANCTIONS BY THE OTS. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HIS OR HER PURCHASE OF COMMON STOCK IS SOLELY FOR THE PURCHASER'S OWN ACCOUNT AND THAT THERE IS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES.

USE OF PROCEEDS

          The amount of proceeds from the sale of the Common Stock in the Conversion will depend upon the total number of shares actually sold, the number of shares of Common Stock sold in the Subscription Offering and the Community Offering and Syndicated Community Offering, if any, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $3,200,000 million of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds are estimated to be approximately $2,850,000. It is anticipated, however, that the net proceeds will be between approximately $2,380,000 and $3,330,000 if the aggregate purchase price is within the Estimated Valuation Range and that the net proceeds will be approximately $3,882,000 if the aggregate purchase price is increased to 15% above the maximum of the Estimated Valuation Range. See "Pro Forma Data."

          The Company has received OTS approval to purchase all of the capital stock of the Converted Association to be issued in the Conversion in exchange for at least 50% of the net proceeds. Assuming the sale of 320,000 shares of the Common Stock at the midpoint of the Estimated Valuation Range and the purchase of 8% of such shares by the ESOP, the Association would receive $1,425,000 in cash, and the Company would retain approximately $1,169,000 in cash and $256,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten-year term and carry an interest rate, which adjusts annually, equal to the prime rate as published in The Wall Street Journal plus one percent.
                               -----------------------

          The proceeds retained by the Company after funding the ESOP initially will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations. Also, such proceeds will be available for a variety of corporate purposes, including funding the MRP, if the MRP is implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding any acquisitions, dividends or repurchases.

          The proceeds contributed to the Converted Association will substantially increase the capital of the Converted Association. The Converted Association ultimately intends to use such funds for general corporate purposes, including the origination of loans and other investments. It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations.

                                     (vii)

MARKET FOR THE COMMON STOCK

          Neither the Company nor the Association has ever issued stock before, and due to the relatively small size of the Subscription and Community Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. Following the completion of the Subscription and Community Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board." Trident Securities intends to make a market in the Common Stock. HOWEVER, PURCHASERS OF COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND RECOGNIZE THAT THE ABSENCE OF AN ACTIVE AND LIQUID TRADING MARKET MAY MAKE IT DIFFICULT TO SELL THE COMMON STOCK, AND MAY HAVE AN ADVERSE EFFECT ON THE PRICE. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. There can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future or, once developed, will continue. Even if a market develops, there can be no assurance that stockholders will be able to sell their shares at or above the initial Purchase Price after the completion of the Stock Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. See "Risk Factors --Potentially Limited and Illiquid Market for the Common Stock" and "Market for the Common Stock."

DIVIDENDS

          The Board of Directors currently intends to adopt a policy of paying regular semi-annual cash dividends on the Common Stock at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Stock in the Conversion ($0.30 per share), with the first dividend being declared and paid no earlier than for the quarter ending December 31, 1997. However, there can be no assurance that dividends will be paid or, if paid initially, will continue to be paid in the future. In addition, subject to regulatory approval, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividend payments, there can be no assurance that special dividends will ever be paid. The payment of regular or special dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends. See "Dividend Policy" and "Regulation -- Depository Institution Regulation -- Dividend Restrictions."

RISK FACTORS

          See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                                    (viii)

          SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

          The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

FINANCIAL CONDITION AND OTHER DATA:

                                                   At                                 At September 30,
                                              December 31,    ----------------------------------------------------------------------
                                                 1996            1996           1995          1994             1993          1992
                                             -----------      ----------       ----------    ----------     ----------     ---------
                                                                                (Dollars in thousands)
Total assets.................................  $  20,536      $   20,388       $   19,653    $   19,621       $ 19,667     $  19,805

Interest-bearing deposits....................      3,697           3,897            3,683         3,380          4,170         3,937

Securities available for sale................        627             585              445           295            295           295

U.S. governmental agency
  securities-held to maturity................        500             500            2,700         3,573          2,004           500

Mortgage-backed securities, held
  to maturity................................      2,595           2,617            1,373         1,568          2,049         2,884

Loans receivable, net........................     12,596          12,287           10,984        10,361         10,491        10,751

Savings deposits.............................     17,335          17,145           16,702        17,137         17,420        17,858

Equity substantially restricted..............      2,859           2,778            2,573         2,192          1,962         1,689


Number of:
   Real estate loans outstanding.............        418             403              401           401            425           440

   Savings accounts..........................      1,663           1,652            1,675         1,709          1,815         1,867

   Offices open..............................          1               1                1             1              1             1



                                     (ix)

OPERATING DATA:

                                          Three Months Ended
                                             December 31,                         Years Ended September 30,
                                         -------------------     -------------------------------------------------------------
                                           1996        1995        1996        1995         1994         1993           1992
                                         -------     -------     --------    --------     --------     ---------     ---------
                                                                        (In thousands)
Interest  income.......................  $  395       $  371     $  1,525    $   1,471     $  1,479     $  1,583     $   1,796
Interest expense.......................     207          208          820          734          684          763         1,042
                                         ------       ------     --------    ---------     --------     --------     ---------
    Net interest income ...............     188          163          705          737          795          820           754
(Provision for) recovery of
  loan losses..........................      --           --           --           69          (18)         (24)          (40)
                                         ------       ------     --------    ---------     --------     --------     ---------
    Net interest income after
      provision for loan losses........     188          163          705          806          777          796           714
                                         ------       ------     --------    ---------     --------     --------     ---------
Noninterest income.....................      11            5           21           26           18           33            10
                                         ------       ------     --------    ---------     --------     --------     ---------
    Subtotal...........................     199          168          726          832          795          829           724
                                         ------       ------     --------    ---------     --------     --------     ---------

Noninterest expense:
  Compensation and benefits............      61           53          232          230          217          203           174
  Other (1)............................      56           41          307          197          191          210           189
                                         ------       ------     --------    ---------     --------     --------     ---------
  Total noninterest expense............     117           94          539          427          408          413           363
                                         ------       ------     --------    ---------     --------     --------     ---------
    Income before taxes................      82           74          187          405          387          416           361
Income tax expense.....................      25           28           58          118          157          143           142
                                         ------       ------     --------    ---------     --------     --------     ---------
    Net income.........................  $   57       $   46     $    129    $     287     $    230     $    273     $     219
                                         ======       =======    ========    =========     ========     ========     =========

-----------
(1) For the year ended September 30, 1996, includes an additional expense of $106,000 for payment of the SAIF Special Assessment. Key Operating Ratios:

                                      (x)

 KEY OPERATING RATIOS:

                                                At or for the
                                                Three Months
                                              Ended December 31,          At or For the Years Ended September 30,
                                             -----------------------  -----------------------------------------------
                                                1996          1995      1996      1995     1994      1993      1992
                                              --------      --------  --------  -------  --------  --------  --------
Performance Ratios:
   Return on assets (ratio of net
      earnings to average total
      assets)................................   1.11% (a)     .94%(a)    0.64%    1.50%      1.14%     1.38%     1.08%
   Return on equity (ratio of net
      earnings to average equity)............   8.03  (a)    7.32 (a)    4.81    12.24      10.69     14.45     13.79
   Ratio of average interest-earning
      assets to average interest-bearing
      liabilities............................ 116.53       113.54      116.14   114.83     111.93    110.39    107.85
   Ratio of net interest income, after
    provision for loan losses, to
    noninterest expense...................... 160.08       172.82      130.85   188.60     190.25    192.74    197.02
   Net interest rate spread..................   3.06         2.82        2.90     3.33       3.60      3.81      3.38
   Net yield on average interest-
    earning assets...........................   3.74         3.42        3.57     3.91       4.02      4.23      3.78

QUALITY RATIOS:
   Non-performing loans to total loans
      at end of period.......................     --           --        0.00     0.00       0.05      0.00      0.63
   Non-performing loans to total assets......     --           --        0.00     0.00       0.03      0.00      0.34
   Non-performing assets to total
      assets at end of period................     --           --        0.00     0.00       0.15      0.41      1.00
   Allowance for loan losses to non-
      performing loans at end of
      period.................................     --           --        0.00     0.00    2560.00      0.00    155.88
   Allowance for loan losses to
      total loans, net.......................    .48          .54        0.49     0.55       1.24      1.12      0.99

CAPITAL RATIOS:
   Equity to total assets at end
     of period...............................  13.92        13.56       13.63    13.09      11.17      9.98      8.53
   Average equity to average assets..........  13.70%       12.78%      13.27%   12.24%     10.70%     9.56%     7.82%

------------------
(a)       Annualized

                                     (xi)

                                 RISK FACTORS

          BEFORE INVESTING IN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS PRESENTED BELOW.

ANTICIPATED LOW RETURN ON EQUITY FOLLOWING CONVERSION

          As a result of the Conversion, the Association's equity will be substantially increased. At December 31, 1996, the Association's ratio of total equity to total assets was 13.92%, and, assuming the sale of 320,000 shares in the Conversion (i.e., the midpoint of the Estimated Valuation Range), such ratio at the Company is expected to increase to 23.15%. Absent an increase in consolidated net income that corresponds to the increase in the consolidated equity of the Company and the Association from the Conversion, the Company and the Association are unlikely to maintain a return on average equity (i.e., net income divided by average equity) at historical levels and, as a result, it is expected that the Company's return on equity initially will be below industry norms. Additionally, the increased costs resulting from the obligations associated with being a public company, including increased professional costs and compensation-related expenses, will have a negative effect on net income. Consequently, investors should carefully evaluate and consider the effect of a subpar return on equity on the market price of the Common Stock. Further, there can be no assurance that the Company will be able to increase net income following the Conversion in amounts commensurate with the increase in equity resulting from the Conversion.

FUTURE OF THRIFT INDUSTRY

          It is currently expected that the U.S. Congress will soon take up legislation that may eliminate savings associations as a separate industry. Legislation enacted in September 1996 provides that the SAIF, the current federal insurer of the Association's deposit accounts, will be merged with the Bank Insurance Fund (the "BIF") which insures the deposits of commercial banks on January 1, 1999 but only if there are no thrift institutions left. The legislation directs the Department of the Treasury to submit a report to the Congress by March 31, 1997 with its findings with respect to the development of a common charter for banks and thrifts. The Association cannot predict what the attributes of any such common charter would be or whether any legislation will result from this study. It is possible, however, that the common charter may not offer all the advantages which the Association now enjoys such as unrestricted nationwide branching and the absence of activities restrictions on savings and loan holding companies which do not control more than one savings association. If the Association were to become subject to the restrictions applicable to branching by banks headquartered in Colorado, its branching would generally be restricted to Colorado. If the Company were to become subject to the restrictions on bank holding companies, its activities would be limited to activities that have been determined by the Board of Governors of the Federal Reserve System to be so closely related to banking as to be a proper incident thereto. If Congress fails to take action to create a common charter for banks and thrift institutions or otherwise fails to end the thrift industry's separate existence, the currently contemplated merger of the deposit insurance funds would not take place and a shrinking thrift industry would be required to support a separate deposit fund with certain fixed costs with a shrinking assessment base.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

          EFFECT ON NET INTEREST INCOME. The operations of the Association are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Association's earnings are affected by changes in market interest rates and other economic factors beyond its control. Substantially all of the Association's loans have terms of 10 to 15 years, while deposit accounts have significantly shorter terms to maturity. If an institution's interest-earning assets (primarily loans) have longer effective maturities than its interest-bearing liabilities (deposits), the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. In addition, rising interest rates may negatively affect the Association's earnings due to diminished loan demand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Asset and Liability Management" and "Business of the Bank -- Lending Activities" and
" -- Deposit Activities and Other Sources of Funds."

          EFFECT ON SECURITIES. In addition to affecting interest income and expenses, changes in interest rates also can affect the value of the Association's investment portfolio, a substantial portion of which is comprised of fixed-rate instruments. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. The Association has sought to reduce the vulnerability to changes in interest rates by managing the nature and composition of its securities portfolio and by maintaining a high level of liquid assets. As a consequence of the fluctuation in interest rates, the carrying value of the Association's held-to-maturity securities, including mortgage-backed securities can exceed the market value of such securities. At December 31, 1996, the fair value of such securities, including mortgage-backed securities exceeded the carrying value by $59,000. The market value of the available-for-sale securities held by the Association exceeded the amortized cost of such securities by $309,000 at December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Asset and Liability Management."

          PREPAYMENT RISK. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED AND ILLIQUID MARKET FOR THE COMMON STOCK

          Based on the midpoint of the Estimated Valuation Range, it is anticipated that, following completion of the Conversion, the Company will have approximately 320,000 shares of Common Stock issued and outstanding. Of such amount, 25,600 of such shares will be held by the ESOP and an additional 100,000 shares will be held by directors and management of the Association and the Company, limiting the number of shares held by the general public. The Company has never issued stock before and, due to the relatively small size of the offering and the significant amount of stock expected to be held by Management and the ESOP, it is highly unlikely that an active market for the Common Stock will develop or, if developed, will be maintained, or that quotations for the Common Stock will be available. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any market maker has control. The Company does not intend to list the Common Stock on a national securities exchange or apply to have the Common Stock quoted on any automated quotation system upon completion of the Conversion. Following the completion of the Subscription and Community Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board." Trident Securities intends to make a market in the Common Stock. Such efforts are expected to include solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any continuing obligation to continue such efforts in the future.

          The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Due to the size of the Offering it is highly unlikely that a stockholder base sufficiently large to create an active trading market will develop and be maintained. Investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term and liquid investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock. See "Market for the Common Stock."

DEPENDENCE ON CHIEF EXECUTIVE OFFICER

          The Company and the Association depend to a considerable degree on Chief Executive Officer, Keith Waggoner, and the loss of Mr. Waggoner could adversely affect the Company and the Association. The Company and the Association have entered into an employment agreement with Mr. Waggoner to serve as President and Chief Executive Officer of the Company and the Association upon consummation of the Conversion. See "Management of the Association."

CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

          The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: the classification of the terms of the members of the Board of Directors; supermajority voting provisions for the approval of certain business combinations; elimination of cumulative voting by stockholders in the election of directors; certain provisions relating to meetings of stockholders; restrictions on the acquisition of the Company's equity securities; and provisions allowing the Board of Directors to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The provisions in the Company's Certificate of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on acquisitions of the Company's equity securities provide that the supermajority voting requirements or acquisition restrictions do not apply to business combinations or acquisitions meeting specified Board of Directors approval requirements. The Certificate of Incorporation also authorizes the issuance of 1,000,000 shares of serial preferred stock as well as additional shares of Common Stock up to a total of 4,000,000 outstanding shares of capital stock. These shares could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

          The Certificate of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law and certain provisions in the Company's and the Association's employee benefit plans and employment agreements and change in control severance agreements, may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Company otherwise might receive a substantial premium for their shares over then current market prices. For a detailed discussion of those provisions, see "Management of the Association -- Certain Benefit Plans and Agreements," "Description of Capital Stock," "Certain Restrictions on Acquisition of the Company, the Converted Association and the Association" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

VALUATION NOT INDICATIVE OF FUTURE PRICE OF COMMON STOCK

          The final aggregate purchase price of the Common Stock in the Conversion will be based upon an independent appraisal. Such valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares of Common Stock. Because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares of Common Stock in the Conversion will thereafter be able to sell such shares at or above the Purchase Price. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

POSSIBLE INCOME TAX CONSEQUENCES OF DISTRIBUTION OF SUBSCRIPTION RIGHTS

          If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, the receipt of such rights would be taxable to recipients who exercise the Subscription Rights in an amount equal to such value and the Association could recognize a gain on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Association has received an opinion of Ferguson that such rights have no value. The opinion of Ferguson is not binding on the IRS. See "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects."

POSSIBLE DILUTIVE EFFECT OF MRP AND STOCK OPTIONS

          It is expected that, following the consummation of the Conversion, the Company will adopt the Option Plan and the MRP, both of which would be subject to stockholder approval, and that such plans would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but not less than six months after the Conversion. Under the MRP, employees and directors could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion, and under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Under the MRP, the shares issued to directors and employees could be newly issued shares or shares purchased in the open market. In the event the shares issued under the MRP and the Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If the shares to fund the MRP and Option Plan are assumed to come from newly issued shares purchased directly from the Company, and further assuming that all options granted under the Option Plan are exercised, existing stockholders' ownership interests will be diluted by 12.30%. At the midpoint of the Estimated Valuation Range, if all shares under the MRP and the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price per share in the Conversion, the number of outstanding shares of Common Stock would increase from 320,000 to 364,800, the pro forma stockholders' equity per share of the outstanding Common Stock at December 31, 1996 would have been $15.83, compared with $16.64 without such plans, and the pro forma net income per share of the outstanding Common Stock for the year ended September 30, 1996 would have been $.60, compared with $.63 without such plans. See "Pro Forma Data" and "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "-- Stock Option and Incentive Plan."

POTENTIAL IMPACT ON VOTING CONTROL OF PURCHASES BY MANAGEMENT

          The level of ownership or control of the Common Stock after the Conversion by directors and officers of the Company is expected to be sufficiently high such that, if each member of management were to act consistently with each other, management as a whole would have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors, and would have veto power in matters requiring the approval of 80% of the Company's outstanding Common Stock. Thus, such level of ownership may tend to promote the continuity of existing management. Further, under such circumstances, management might have the power to authorize actions that could be viewed as contrary to the best interests of non-affiliated holders of the Common Stock and might have veto power over actions that such holders may deem to be in their best interests.

          In particular, it is currently expected that directors and executive officers will subscribe for approximately 100,000 shares, or 31.25% of the Common Stock (assuming the sale of 320,000 shares at the midpoint of the Estimated Valuation Range). Based upon the ESOP's purchase of 8.0% of the Common Stock in the Conversion (25,600 shares at the midpoint of the Estimated Valuation Range) and assuming the issuance to the MRP of newly issued shares of Common Stock equal to 4.0% of the Common Stock issued in the Conversion (12,800 shares at the midpoint of the Estimated Valuation Range), management would initially control 41.59% of the Common Stock outstanding (based upon the midpoint of the Estimated Valuation Range). If all of the options currently expected to be granted under the Option Plan (options for 32,000 shares at the midpoint of the Estimated Valuation Range) were exercised, the percentage of shares controlled by such persons would be 46.71% of the total number of shares of Common Stock outstanding (based upon the midpoint of the Estimated Valuation Range). See "Pro Forma Data," "Proposed Management Purchases," "Management of the Association -- Certain Benefit Plans and Agreements," "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition of the Company and the Association" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

POTENTIAL COST OF ESOP AND MRP

          It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Conversion with funds borrowed from the Company. The cost of acquiring the ESOP shares will be $217,600, $256,000, $294,400 and $338,560 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In addition, following the Conversion, and subject to regulatory and stockholder approval, the Company intends to implement the MRP, under which employees and directors could be awarded (at no cost to them) an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Assuming the sale in the Conversion of the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and assuming the shares of Common Stock to be awarded under the MRP have a cost equal to the Purchase Price of $10.00 per share, the reduction to stockholders' equity of funding the MRP would be $108,800, $128,000, $147,200 and $169,280, respectively.

          Accounting practices require an employer such as the Company to record compensation expense in an amount equal to the fair value of shares committed to be released from plans such as the ESOP. If shares of Common Stock appreciate in price over time, compensation expense related to the ESOP may be materially increased as a result, although the extent of such an increase in expense cannot be accurately quantified at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards."

                          ROCKY FORD FINANCIAL, INC.

          Rocky Ford Financial, Inc. was incorporated under the laws of the State of Delaware in January 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a savings and loan holding company of the Converted Association upon the acquisition of all of the capital stock issued by the Converted Association in the Conversion. The Company has received approval from the OTS to acquire control of the Converted Association, subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Association, up to 50% of the net proceeds of the Conversion (after deducting amounts infused into the Association and used to fund the ESOP) and a note receivable from the ESOP. Upon consummation of the Conversion, the Company's principal business will be overseeing the business of the Converted Association and investing the portion of the net Conversion proceeds retained by it, and the Company will register with the OTS as a savings and loan holding company.

          As a holding company, the Company will have greater flexibility than the Association to diversify its business activities through existing or newly formed subsidiaries or through acquisition or merger with other financial institutions, although the Company currently does not have any plans, agreements, arrangements or understandings with respect to any such acquisitions or mergers. After the Conversion, the Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS.

          The Company's executive offices are located at 801 Swink Avenue, Rocky Ford, Colorado 81067-0032, and its main telephone number is (719) 254-7642.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

          The Association is a federal mutual savings and loan association operating through a single office located in Rocky Ford, Colorado and serving Otero County, Colorado. The Association was chartered as a federal mutual savings and loan association and received federal insurance of its deposit accounts in 1934, under its current name of Rocky Ford Federal Savings and Loan Association. At December 31, 1996, the Association had total assets of $20.5 million, total deposits of $17.3 million and equity of $2.9 million.

          The principal business of the Association consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Association's market area. The Association derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

          The Association's executive offices are located at 801 Swink Avenue, Rocky Ford, Colorado 81067-0032, and its main telephone number is (719) 254-7642.


                                USE OF PROCEEDS

          The amount of proceeds from the sale of the Common Stock in the Conversion will depend upon the total number of shares actually sold in the Subscription Offering and the Community Offering and the Syndicated Community Offering, if any, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $3,200,000 of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds from the sale of the Common Stock are estimated to be approximately $2,850,000. The Company has received regulatory approval from the OTS to purchase all of the capital stock of the Converted Association to be issued in the Conversion in exchange for at least 50% of the net proceeds. Based on the foregoing assumption and the purchase of 8% of the shares to be issued in the Conversion by the ESOP, the Association would receive approximately $1,425,000 in cash, and the Company would retain approximately $1,169,000 in cash and $256,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten-year term and carry an interest rate, which adjusts annually, equal to the prime rate as published in The Wall Street Journal plus one percent.
             -----------------------

          The proceeds retained by the Company, after funding the ESOP, initially will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. Such proceeds will be available for a variety of corporate purposes, including funding the MRP, if implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding acquisitions, capital contributions, dividends or repurchases. Due to the limited nature of the Company's business activities, the Company believes that the net proceeds retained after the Conversion, earnings on such proceeds and payments on the ESOP note receivable will be adequate to meet the Company's financial needs until dividends are paid by the Converted Association. However, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Regulation -- Depository Institution Regulation -- Dividend Restrictions."

          The proceeds contributed to the Converted Association will ultimately become part of the Converted Association's general corporate funds to be used for its business activities, including making loans and investments. Initially it is expected that the proceeds will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. The additional capital will also provide the Association with additional liquidity to improve the Association's interest rate risk position and "cushion" the effect of a significant increase in interest rates. The Converted Association ultimately plans to use such proceeds primarily to originate loans in the ordinary course of business.

          Following the one-year anniversary of the completion of the Conversion (or sooner if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include, but are not limited to:
(i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchasing of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required for the liquidation account. See "Dividend Policy" and "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

          Set forth below are the estimated investable net proceeds from the Conversion, assuming the sale of the Common Stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range and assuming that the ESOP purchases 8% of the shares issued in the Conversion and the MRP purchases 4% of the shares issued in the Conversion.

                                                                                                       Maximum, as
                                             Minimum of          Midpoint of        Maximum of        Adjusted, of
                                           272,000 Shares      320,000 Shares     368,000 Shares     423,200 Shares
                                              at $10.00           at $10.00          at $10.00          at $10.00
                                              Per Share           Per Share          Per Share          Per Share
                                           --------------      --------------     --------------     --------------
                                                                           (In thousands)
Gross offering proceeds...................  $    2,720          $    3,200          $    3,680        $    4,232
Less estimated offering expenses..........        (340)               (350)               (350)             (350)
                                            ----------          ----------          ----------        ----------
   Estimated net offering
    proceeds..............................       2,380               2,850               3,330             3,882
Less:  ESOP funded by the Company.........        (218)               (256)               (294)             (339)
       MRP................................        (109)               (128)               (147)             (169)
                                            ----------          ----------          ----------        ----------
   Estimated investable net
    proceeds..............................  $    2,054          $    2,466          $    2,888        $    3,374
                                            ==========          ==========          ==========        ==========

                                DIVIDEND POLICY
GENERAL

          The payment of dividends on the Common Stock will be subject to determination and declaration by the Board of Directors of the Company. The Board of Directors currently intends to establish a policy of paying regular semi-annual cash dividends on the Common Stock at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Stock in the Conversion ($0.30 per share), with the first dividend being declared and paid no earlier than for the quarter ending December 31, 1997. In addition, from time to time, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. The payment of dividends, however, will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future.

          Since the Company initially will have no significant source of income other than dividends from the Converted Association, principal and interest payments on the note payable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in large part upon the amount of the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Converted Association, which is subject to various tax and regulatory restrictions on the payment of dividends. At December 31, 1996, assuming the Association was a stock association, the amount that would have been available to be paid by the Association to the Company in the form of dividends under existing regulatory limitations and restrictions was approximately $1.5 million (this does not consider the need for the Association to maintain the liquidation account for Association members). Unlike the Converted Association, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Delaware General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For additional information, see "Regulation -- Depository Institution Regulation -- Capital Requirements," " -- Dividend Restrictions" and "Taxation."

TAX CONSIDERATIONS

          In addition to the foregoing, earnings of the Association or the Converted Association appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Converted Association to pay cash dividends to the Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Income Taxation" and
Note 9 of the Notes to Financial Statements included elsewhere herein. The Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or create the above-mentioned federal tax liabilities.


                          MARKET FOR THE COMMON STOCK

          It is anticipated that following completion of the Conversion the Company will have approximately 320,000 shares of Common Stock issued and outstanding based on the midpoint of the Estimated Valuation Range. The Company has never issued stock before, and due to the relatively small size of the Offering it is highly unlikely that an active market for the Common Stock will develop or be maintained, or that quotations for the Common Stock will be available. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any market maker has control. Following the completion of the Subscription and Community Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board." Trident Securities intends to make a market in the Common Stock. However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price.

                                CAPITALIZATION

          The following table sets forth information regarding the historical capitalization, including deposits, of the Association at December 31, 1996 and the pro forma consolidated capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range based upon the assumptions set forth under "Use of Proceeds" and below. For additional fina ncial information regarding the Association, see the Financial Statements and related Notes appearing elsewhere herein. Depending on market and financ ial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the Estima ted Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in th e Conversion is below the minimum of the Estimated Valuation Range or is above 15% above the maximum of the Estimated Valuation Range. A CHANGE IN THE NUMBER OF SHARES TO
BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT THE COMPANY'S PRO FORMA CAPITALIZATION. SEE "PRO FORMA DATA" AND "THE CONVERSION -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."

                                                                              Pro Forma Consolidated Capitalization of
                                                 Capitalization         the Company at December 31, 1996 Based on the Sale of
                                                     of the       -----------------------------------------------------------------
                                                 Association at   272,000 Shares   320,000 Shares   368,000 Shares   423,200 Shares
                                                  December 31,       at $10.00        at $10.00        at $10.00        at $10.00
                                                      1996           Per Share         Per Share       Per Share        Per Share
                                                 --------------   --------------   --------------   --------------   --------------
                                                                               (Dollars in thousands)
Deposits (1).....................................  $    17,335       $    17,335      $    17,335       $   17,335       $   17,335
FHLB advances....................................           --                --               --               --               --
                                                   -----------       -----------      -----------       ----------       ----------
    Total deposits and borrowed funds............  $    17,335       $    17,335      $    17,335       $   17,335       $   17,335
                                                   ===========       ===========      ===========       ==========       ==========

Capital stock:
   Preferred stock, par value $.01 per share:
      authorized - 1,000,000 shares;
      assumed outstanding - none.................  $        --       $        --      $        --      $       --        $       --
   Common Stock, par value $.01 per share
      authorized - 3,000,000 shares;
      shares to be outstanding - as
      shown (2)(3)...............................           --                 3                3               4                 4
  Paid-in capital (2)(3).........................           --             2,377            2,847           3,326             3,878
  Less:  Common Stock acquired by ESOP (4).......           --              (218)            (256)           (294)             (339)
            Common stock acquired by MRP (3).....           --              (109)            (128)           (147)             (169)
   Retained earnings (5).........................        2,664             2,664            2,664           2,664             2,664
   Unrealized gain on securities available
      for sale...................................          195               195              195             195               195
                                                   -----------       -----------      -----------       ----------       ----------
      Total stockholders' equity (6).............  $     2,859       $     4,913      $     5,325         $ 5,747             6,233
                                                   ===========       ===========      ===========       ==========       ==========

                                                   (footnotes on following page)

---------------
(1) Does not reflect withdrawals from savings accounts for the purchase of Common Stock in the Conversion; any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (32,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan will require regulatory and stockholder approval. See "Management of the Association -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP through open market purchases. The dollar amount of the Common Stock to be purchased by the MRP is based on the $10.00 per share Purchase Price in the Conversion, represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP will require regulatory and stockholder approval. If the shares to fund the MRP are assumed to come from authorized but unissued shares purchased by the MRP from the Company at the Purchase Price within the year following the Conversion, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be 282,880 shares, 332,800 shares, 382,720 shares and 440,128 shares, respectively, and total stockholders' equity would be $5,021,000, $5,453,000, $5,895,000 and $6,402,000, respectively. If the MRP acquires authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.85%. See "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan," "Pro Forma Data" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."
(4) Assumes 8% of the shares of Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company out of net proceeds. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Association or the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. As the Association accrues compensation expense to reflect the allocation of such shares pursuant to the ESOP, the charge against capital will be reduced accordingly. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(5) The retained earnings of the Association are substantially restricted. All capital distributions by the Association are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Associatio n will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account."
(6) Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distributi on to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors. See "Pro Forma Data."

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

          The table below presents the Association's historical and pro forma capital position relative to its various minimum statut ory and regulatory capital requirements at December 31, 1996 at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization," "Pro Forma Da ta" and the financial statements and related notes appearing elsewhere herein. For a detailed description of the regulatory capital requirements applicabl e to the Association, see "Regulation -- Regulation of the Association -- Regulatory Capital Requirements."

                                                                   Pro Forma at December 31, 1996 (1)
                                                            Assuming Issuance of Shares of Common Stock at the:

                                                          Minimum of       Midpoint of       Maximum of     Maximum, as Adjusted,
                                    Historical at      272,000 Shares   320,000 Shares     368,000 Shares     of 423,200 Shares
                                  December 31, 1996   at $10 Per Share  at $10 Per Share  at $10 Per Share     at $10 Per Share
                                  -----------------   ----------------  ----------------  ----------------  ---------------------
                                         Percent of         Percent of        Percent of        Percent of           Percent of
                                  Amount  Assets(2)   Amount  Assets(2) Amount  Assets(2)  Amount  Assets(2)   Amount  Assets(2)
                                  ------  ---------   ------  --------  ------  --------  -------  -------  ---------  ----------
                                                                          (Dollars in thousands)
Capital under generally accepted
  accounting principles...........$2,859     13.92%   $3,722    17.22%   $3,900   17.86%    $4,083   18.51%    $4,292    19.24%
                                  ======     =====    ======    =====    ======   =====     ======   =====     ======    =====
Tangible capital..................$2,664     13.10%   $3,527    16.46%   $3,705   17.12%    $3,888   17.79%    $4,097    18.53%
Tangible capital requirement......   305      1.50       321     1.50       325    1.50        328    1.50        332     1.50
                                  ------     -----    ------    -----    ------   -----     ------   -----     ------    -----
   Excess.........................$2,359     11.60%   $3,206    14.96%   $3,380   15.62%    $3,560   16.29%    $3,765    17.03%
                                  ======     =====    ======    =====    ======   =====     ======   =====     ======    =====
Core capital......................$2,664     13.10%   $3,527    16.46%   $3,705   17.12%    $3,888   17.79%    $4,097    18.53%
Core capital requirement (3)......   610      3.00       643     3.00       649    3.00        656    3.00        663     3.00
                                  ------     -----    ------    -----    ------   -----     ------   -----     ------    -----
   Excess.........................$2,054     10.10%   $2,884    13.46%   $3,056   14.12%    $3,232   14.79%    $3,434    15.53%
                                  ======     =====    ======    =====    ======   =====     ======   =====     ======    =====
Risk-based capital................$2,724     35.31%   $3,587    42.79%   $3,765   44.46%    $3,948   46.15%    $4,157    48.04%
Risk-based capital requirement....   617      8.00       671     8.00       677    8.00        684    8.00        692     8.00
                                  ------     -----    ------    -----    ------   -----     ------   -----     ------    -----
   Excess.........................$2,107     27.31%   $2,916    34.79%   $3,088   36.46%    $3,264   38.15%    $3,465    40.04%
                                  ======     =====    ======    =====    ======   =====     ======   =====     ======    =====
-------------

(1) Assumes that the Company will purchase all of the capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds. Also assumes net proceeds distributed to the Association are initially invested in assets with an average risk weight of 38%. Further assumes that 8% of the Common Stock to be sold in the Conversion is acquired by the ESOP, and that the funds used to acquire such shares are borrowed from the Company. In accordance with generally accepted accounting principles, the amount of Common Stock to be purchased by the ESOP represents unearned compensation and is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely b y the Common Stock purchased by the ESOP, the Association or the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on th e ESOP debt. As the Association makes contributions to the ESOP for simultaneous payment in an equal amount on the ESOP debt, there will be a corresponding reduction in the charge against capital. See "Management of the Association --Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan." Also assumes that the MRP will purchase in the open market Common Stock in an amount equal to 4% of the Common Stock issued in the Conversion. The implementation of the MRP is subject to regulatory and stockholder approvals. For purposes of this table, the cost of the Common Stock to be purchased by the MRP is assumed to be equal to the $10 price per share being offered in the Conversion. Such price may increase or decrease between the date of consummation of the Conversi on and the date that, following receipt of regulatory and stockholder approvals, the shares are actually purchased by the MRP. The purchase of shares of Common Stock by the MRP following receipt of such appro vals may be from authorized but unissued shares of Common Stock or in the open market. In accordance with generally accepted accounting principles, the amount of Common Stock to be purchased by the MRP represents unearned compensation and is reflected in this table as a reduction of capital. As the Association accrues compensation expense over the five year period following such purchase in accordance with generally accepted accounting principles to reflect the vesting of such shares of Common Stock pursuant to the MRP, there will be a corresponding reduction in the charge against capital. See "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan."
(2) Based on the Association's adjusted total assets for the purpose of the tangible and core capital requirements and risk-weighted assets for the purpose of the risk-based capital requirement. See "Regulation -- Depository Institution Regulation -- Capital Requirements."
(3) Does not reflect potential increases in the Association's core capital requirement to between 4% and 5% of adjusted total assets in the event the OTS amends its capital requirements to conform to the more stringent leverage ratio adopted by the Office of the Comptroller of the Currency for national banks as described in "Regulation."

                                PRO FORMA DATA

          The following table sets forth the actual and, after giving effect to the Conversion for the periods and at the dates indicated, pro forma consolidated income, stockholders' equity and other data of the Association prior to the Conversion and of the Company following the Conversion. Unaudited pro forma consolidated income and related data have been calculated for the three months ended December 31, 1996 and the year ended September 30, 1996 as if the Common Stock had been sold at the beginning of such periods, and the estimated net proceeds had been invested at 5.50% and 5.70% at the beginning of the period. The foregoing yield approximates the yield on the One-Year U.S. Treasury bill at December 31, 1996 and September 30, 1996, respectively. (While OTS regulations provide for the use of a yield representing the arithmetic average of the average yield on the Association's interest-earning assets and the average cost of deposits, the Association believes that the use of the One-year Treasury bill rate is more relevant in the current interest rate environment). The pro forma after-tax yield for the Company and the Association is assumed to be 3.58% and 3.71% for the three months ended December 31, 1996 and year ended September 30, 1996, respectively, based on the effective tax rate of 35% of each period. Unaudited pro forma consolidated stockholders' equity and related data have been calculated as if the Common Stock had been sold and was outstanding at the end of the periods, without any adjustment of historical or pro forma equity to reflect assumed earnings on estimated net proceeds. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of historical or pro forma stockholders' equity to reflect the earnings on estimated net proceeds. The pro forma data set forth below do not reflect withdrawals from deposit accounts to purchase shares, accruals expected to be made by the Association with regard to employee benefit plans to be adopted in connection with the Conversion or increases in capital and, in the case of newly issued shares, outstanding Common Stock upon the exercise of options by participants in the Option Plan, under which an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (32,000 shares at the midpoint of the Estimated Valuation Range) are expected to be reserved for issuance to directors, executive officers and employees upon the exercise of stock options at exercise prices equal to the market price of the Common Stock on the date of grant. See "Management of the Association -- Certain Benefit Plans and Agreements."

          The estimated net proceeds to the Company, as set forth in the following tables, assume the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following tables are estimated based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription and Community Offerings as follows: (a) 8% will be sold to the ESOP and 60,000 shares will be sold to directors and officers of the Association and their associates, for which commissions will not be paid; and (b) the remaining shares will be sold to others in the Subscription and Community Offerings; and (ii) other Conversion expenses, not including sales commissions, will be approximately $295,000. The foregoing assumptions regarding estimated purchases in the Subscription and Community Offerings are based on reasonable market assumptions, market conditions, consultations between the Association and Trident Securities and planned purchases by the ESOP. Actual expenses may vary from those estimated.

          THE STOCKHOLDERS' EQUITY AND RELATED DATA PRESENTED HEREIN ARE NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, THE CURRENT VALUE OF ASSETS OR LIABILITIES, OR THE AMOUNTS, IF ANY, THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION. FOR ADDITIONAL INFORMATION REGARDING THE LIQUIDATION ACCOUNT, SEE "THE CONVERSION -- EFFECT OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE ASSOCIATION -- LIQUIDATION ACCOUNT." THE PRO FORMA INCOME AND RELATED DATA DERIVED FROM THE ASSUMPTIONS SET FORTH ABOVE SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF THE CONVERTED ASSOCIATION AND THE COMPANY FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND OTHER FACTORS. SEE "THE CONVERSION --STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."

                                                                     At or for the Three Months Ended December 31, 1996
                                                             ---------------------------------------------------------------
                                                               272,000           320,000          368,000           423,200
                                                                Shares            Shares           Shares            Shares
                                                              at $10.00         at $10.00        at $10.00         at $10.00
                                                              Per Share         Per Share        Per Share         Per Share
                                                             ----------        ----------       ----------        ----------
                                                                (Dollars in thousands, except share and per share amounts)
Gross offering proceeds....................................  $    2,720        $    3,200       $    3,680        $    4,232
Less estimated offering expenses...........................        (340)             (350)            (350)             (350)
                                                             ----------        ----------       ----------        ----------
   Estimated net offering proceeds.........................       2,380             2,850            3,330             3,882
   Less Common stock acquired by ESOP......................        (218)             (256)            (294)             (339)
   Less Common stock acquired by MRP.......................        (109)             (128)            (147)             (169)
                                                             ----------        ----------       ----------        ----------
   Estimated investable net proceeds.......................  $    2,054        $    2,466       $    2,888        $    3,374
                                                             ==========        ==========       ==========        ==========
Net income
   Historical net income...................................  $       57        $       57       $       57        $       57
   Pro forma adjustments:
     Net income from proceeds..............................          18                22               26                30
     ESOP (1)..............................................          (4)               (4)              (5)               (6)
     MRP (2)...............................................          (4)               (4)              (5)               (6)
                                                             ----------        ----------       ----------        ----------
   Pro Forma Net Income....................................  $       68        $       71       $       73        $       76
                                                             ==========        ==========       ==========        ==========
Net Income Per share
   Historical..............................................  $     0.23        $     0.19       $     0.17        $     0.15
   Pro forma adjustments:
     Net income from proceeds..............................        0.07              0.07             0.08              0.08
     ESOP (1)..............................................       (0.01)            (0.01)           (0.01)            (0.01)
     MRP (2)...............................................       (0.01)            (0.01)           (0.01)            (0.01)
                                                             ----------        ----------       ----------        ----------
       Pro Forma -- Net Income
         Per Share.........................................  $     0.27        $     0.24       $     0.21        $     0.19
                                                             ==========        ==========       ==========        ==========
Number of shares used in calculating earnings
  per share (1)(2).........................................     252,416           296,960          341,504           392,730
                                                             ==========        ==========       ==========        ==========
Stockholders' equity (book value) (3)
  Historical...............................................  $    2,859        $    2,859       $    2,859        $    2,859
  Estimated net proceeds (2)...............................       2,380             2,850            3,330             3,882
  Less common stock acquired by:
    ESOP (1)...............................................        (218)             (256)            (294)             (339)
    MRP (2)................................................        (109)             (128)            (147)             (169)
                                                             ----------        ----------       ----------        ----------
      Pro Forma............................................  $    4,913        $    5,325       $    5,747        $    6,233
                                                             ==========        ==========       ==========        ==========
Per Share
  Historical...............................................  $    10.51        $     8.93       $     7.77        $     6.76
Estimated net proceeds.....................................        8.75              8.91             9.05              9.17
Less common stock acquired by:
  ESOP (1).................................................       (0.80)            (0.80)           (0.80)            (0.80)
  MRP (2)..................................................       (0.40)            (0.40)           (0.40)            (0.40)
                                                             ----------        ----------       ----------        ----------
    Pro Forma..............................................  $    18.06        $    16.64       $    15.62        $    14.73
                                                             ==========        ==========       ==========        ==========
Number of shares used in calculating
  equity per share.........................................     272,000           320,000          368,000           423,200
                                                             ==========        ==========       ==========        ==========
Pro forma price to book value (4)..........................       55.37%            60.09%           64.03%            67.89%
                                                             ==========        ==========       ==========        ==========
Pro forma price to earnings (P/E ratio)....................        9.26             10.42            11.90             13.16
                                                             ==========        ==========       ==========        ==========

                                                (Footnotes on succeeding page)
NOTE:  TOTALS MAY NOT ADD DUE TO ROUNDING.

-------------
(1) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Association expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Association intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Conversion were committed to be released at December 31, 1996. If it is assumed that 100% of the ESOP shares were committed to be released at December 31, 1996, the application of SOP 93-6 would result in net income per share of $0.25, $0.22, $0.20 and $0.18, respectively, based on the sale of shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(2) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. MRP adjustment is based on amortization of the MRP over five years. Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Association's Board of Directors and approved by the Company's stockholders, and that the MRP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company by the MRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the offering price as a percentage of pro forma stockholders' equity per share would be 56.34%, 61.01%, 64.94% and 68.73%, respectively, and pro forma net income per share would have been $0.26, $0.23, $0.21 and $0.19, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.85%. See "Management of the Association -- Certain Benefit Plans and
          Agreements --Management Recognition Plan" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(3) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.
(4) It is expected that following the consummation of the Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. Upon adoption of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, net income per share would be $0.25, $0.22, $0.20 and $0.18, respectively, and the stockholders' equity per share would be $17.33, $16.04, $15.11 and $14.30, respectively.


                                                                        At or for the Year Ended September 30, 1996
                                                             ---------------------------------------------------------------
                                                              272,000           320,000          368,000           423,200
                                                                Shares            Shares           Shares            Shares
                                                              at $10.00         at $10.00        at $10.00         at $10.00
                                                              Per Share         Per Share        Per Share         Per Share
                                                             ----------        ----------       ----------        ----------
                                                                  (Dollars in thousands, except share and per share amounts)
Gross offering proceeds....................................  $     2,720       $    3,200       $     3,680       $    4,232
Less estimated offering expenses...........................         (340)            (350)             (350)            (350)
                                                             -----------       ----------       -----------       ----------
   Estimated net offering proceeds.........................        2,380            2,850             3,330            3,882
   Less Common stock acquired by ESOP......................         (218)            (256)             (294)            (339)
   Less Common stock acquired by MRP.......................         (109)            (128)             (147)            (169)
                                                             -----------       ----------       -----------       ----------
   Estimated investable net proceeds.......................  $     2,054       $    2,466       $     2,888       $    3,374
                                                             ===========       ==========       ===========       ==========

Net income (1)
   Historical net income...................................  $       129       $      129       $       129       $      129
   Pro forma adjustments:
     Net income from proceeds..............................           76               91               107              125
     ESOP (2)..............................................          (14)             (17)              (19)             (22)
     MRP (3)...............................................          (14)             (17)              (19)             (22)
                                                             -----------       ----------       -----------       ----------
   Pro Forma Net Income....................................  $       177       $      187       $       198       $      210
                                                             ===========       ==========       ===========       ==========
Net Income Per share (1)
   Historical..............................................  $      0.51       $     0.43       $      0.38       $     0.33
   Pro forma adjustments:
     Net income from proceeds..............................         0.30             0.31              0.31             0.32
     ESOP (2)..............................................        (0.06)           (0.06)            (0.06)           (0.06)
     MRP (3)...............................................        (0.06)           (0.06)            (0.06)           (0.06)
                                                             -----------       ----------       -----------       ----------
       Pro Forma -- Net Income
         Per Share.........................................  $      0.70       $     0.63       $      0.58       $     0.53
                                                             ===========       ==========       ===========       ==========
Number of shares used in calculating earnings
  per share (2)(3).........................................      252,416          296,960           341,504          392,730
                                                             ===========       ==========       ===========       ==========
Stockholders' equity (book value) (4)
  Historical...............................................  $     2,778       $    2,778       $     2,778       $    2,778
  Estimated net proceeds (3)...............................        2,380            2,850             3,330            3,882
  Less common stock acquired by:
    ESOP (2)...............................................         (218)            (256)             (294)            (339)
    MRP (3)................................................         (109)            (128)             (147)            (169)
                                                             -----------       ----------       -----------       ----------
      Pro Forma............................................  $     4,832       $    5,244       $     5,666       $    6,152
                                                             ===========       ==========       ===========       ==========
Per Share
  Historical...............................................  $     10.21       $     8.68       $      7.55       $     6.56
Estimated net proceeds.....................................         8.75             8.91              9.05             9.17
Less common stock acquired by:
  ESOP (2).................................................        (0.80)           (0.80)            (0.80)           (0.80)
  MRP (3)..................................................        (0.40)           (0.40)            (0.40)           (0.40)
                                                             -----------       ----------       -----------       ----------
    Pro Forma..............................................  $     17.76       $    16.39       $     15.40       $    14.54
                                                             ===========       ==========       ===========       ==========
Number of shares used in calculating
  equity per share.........................................      272,000          320,000           368,000          423,200
                                                             ===========       ==========       ===========       ==========
Pro forma price to book value (5)..........................        56.30%           61.02%            64.94%           68.79%
                                                             ===========       ==========       ===========       ==========
Pro forma price to earnings (P/E ratio) (1)................        14.29            15.87             17.24            18.87
                                                             ===========       ==========       ===========       ==========

                                                  (Footnotes on succeeding page)
Note:  TOTALS MAY NOT ADD DUE TO ROUNDING.

-------------
(1) Net income includes an after-tax charge of approximately $68,000 taken during the year ended September 30, 1996, representing a special assessment of 65.7 basis points on the Association's deposits at March 31, 1995, pursuant to legislation enacted to recapitalize the SAIF. Excluding that charge, based on the other assumptions as reflected in this table, Management estimates that pro forma earnings per share would have been $0.97, $0.86, $0.78 and $0.71, and the price to earnings ratio would have been 10.31, 11.63, 12.82, and 14.08 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(2) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Association expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Association intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Conversion were committed to be released at September 30, 1996. If it is assumed that 100% of the ESOP shares were committed to be released at September 30, 1996, the application of SOP 93-6 would result in net income per share of $0.65, $0.58, $0.54 and $0.50, respectively, based on the sale of shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. MRP adjustment is based on amortization of the MRP over five years. Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Association's Board of Directors and approved by the Company's stockholders, and that the MRP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company by the MRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the offering price as a percentage of pro forma stockholders' equity per share would be 57.27%, 61.96%, 65.83% and 69.64%, respectively, and pro forma net income per share would have been $0.69, $0.62, $0.57 and $0.53, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.85%. See "Management of the Association -- Certain Benefit Plans and
          Agreements --Management Recognition Plan" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.
(5) It is expected that following the consummation of the Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. Upon adoption of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, net income per share would be $0.67, $0.60, $0.56 and $0.52, respectively, and the stockholders' equity per share would be $17.06, $15.81, $14.91 and $14.12, respectively.

                         PROPOSED MANAGEMENT PURCHASES

          The following table sets forth information regarding the approximate number of shares of the Common Stock intended to be purchased by each of the directors and executive officers of the Association and by all directors and executive officers as a group, including their associates. For purposes of the following table, it has been assumed that 320,000 shares of the Common Stock will be sold at $10.00 per share, the midpoint of the Estimated Valuation Range (see "-- Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                              Percent            Aggregate Purchase
                                                               Total            of                    Price of
           Name and Position                                  Shares           Total             Proposed Purchases
           -----------------                                  ------          -------          ---------------------
                                                                                               (Dollars in thousands)
Donald F. Gause, President and Director                       12,500             3.91               $    125,000
Keith E. Waggoner, Executive Vice President
  and Chief Executive Officer                                 12,500             3.91                    125,000
Norman L. Bailey, Director                                    12,500             3.91                    125,000
William E. Burrell, Director                                  12,500             3.91                    125,000
Francis E. Clute, Director                                    12,500             3.91                    125,000
Brian H. Hancock, Director                                    12,500             3.91                    125,000
R. Dean Jones, Director                                       12,500             3.91                    125,000
Wayne W. Whittaker, Director                                  12,500             3.91                    125,000
                                                             -------           ------               ------------
                                                             100,000            31.25                  1,000,000


All directors and executive officers, as a group (8 persons) and their associates

ESOP (1)                                                      25,600              8.0                    256,000
MRP (2)                                                       12,800              4.0                    128,000
                                                             -------           -------              ------------
     Total (3)                                               138,400            43.25%              $  1,384,000
                                                             =======           =======              ============

(percentage totals may not add due to rounding)

-----------
(1) Consists of shares that could be allocated to participants in the ESOP, under which executive officers and other employees would be allocated in the aggregate 8% of the Common Stock issued in the Conversion. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employe e Stock Ownership Plan.
(2) Consists of shares that are expected to be awarded to participants in the MRP, if implemented, under which directors, executive officers and other employees would be awarded an aggregate number of shares equal to 4% of the Common Stock sold in the Conversion (12,800 shares at the midpoint of the Estimated Valuation Range). The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price per share in the Conversion. Implementation of the MRP would require stockholder approval. See "Management of the Association --Certain Benefit Plans and Agreements -- Management Recognition Plan." Such shares could be newly issued shares or shares purchased in the open market following implementation of the MRP, in the sole discretion of the Company's Board of Directors. The percentage shown assumes the shares are purchased in the open market. If all shares acquired by the MRP are newly issued shares, the percentage of the outstanding Common Stock owned by the MRP would be 3.85%. Any sale of newly issued shares to the MRP would be dilutive to existing stockholders. See "Risk Factors --Possible Dilutive Effect of MRP and Stock Options."
(3) Does not include shares that might be purchased by participants in an Option Plan, intended to be implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (32,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. Implementation of the Option Plan would require stockholder approval. See "Management of the Association -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan."

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION
                             STATEMENTS OF INCOME

          The following Statements of Income of Rocky Ford Federal Savings and Loan Association for each of the years in the two-year period ended September 30, 1996 have been audited by Grimsley, White & Company, independent certified public accountants, whose report thereon appears elsewhere herein. The statements of income for the three months ended December 31, 1996 and 1995 were not audited by the Association's independent auditors, but in the opinion of the Association's management, the statements of income reflect all adjustments necessary for a fair presentation of the results of such periods. All adjustments are of a normal recurring nature. The results for the three month periods are not necessarily indicative of the results of the Association which may be expected for the entire year or for any future periods. The Statements of Income should be read in conjunction with the Financial Statements and related notes included elsewhere in this Prospectus.

                                                                     Three Months Ended                   Year Ended
                                                                         December 31,                    September 30,
                                                                ---------------------------     ------------------------------
                                                                   1996             1995             1996             1995
                                                                ----------      -----------     -------------     ------------
                                                                           (Unaudited)
INTEREST INCOME
  Interest on loans receivable................................. $  274,176      $  248,339       $  1,030,195     $    983,109

  Dividend on securities available for sale....................      5,953           4,650             23,499           19,999

  Interest on securities held to maturity......................     60,256          50,310            224,192          276,752

  Interest on other interest-bearing assets....................     54,305          68,093            247,451          191,199
                                                                ----------      ----------       ------------     ------------

        TOTAL INTEREST INCOME..................................    394,690         371,392          1,525,337        1,471,059


INTEREST ON DEPOSITS...........................................    206,896         208,680            820,431          733,829
                                                                ----------      ----------       ------------     ------------


        NET INTEREST INCOME....................................    187,794         162,712            704,906          737,230


(PROVISION FOR) RECOVERY OF LOAN LOSSES........................         --              --                 --           68,407
                                                                ----------      ----------       ------------     ------------


        NET INTEREST INCOME AFTER PROVISION
           FOR LOAN LOSSES.....................................    187,794         162,712            704,906          805,637
                                                                ----------      ----------       ------------     ------------


NON-INTEREST INCOME
  Other charges................................................     11,403           5,271             16,585           15,261

  Income (loss) on real estate operations......................         --              --                 --              779

  Gain on sale of foreclosed real estate.......................         --              --              4,157           10,214
                                                                ----------      ----------       ------------     ------------

        TOTAL NON-INTEREST INCOME..............................     11,403           5,271             20,742           26,254
                                                                ----------      ----------       ------------     ------------

NON-INTEREST EXPENSE
  GENERAL AND ADMINISTRATIVE
    Compensation and benefits..................................     60,566          52,820            231,849          230,119

    Occupancy and equipment....................................      7,790           8,892             38,703           30,775

    Computer services..........................................      8,023           5,733             30,202           45,784

    SAIF deposit insurance.....................................     11,553          11,075             45,026           45,628

    Other......................................................     29,377          15,630             87,022           74,862

    Special SAIF assessment....................................         --              --            105,929               --
                                                                ----------      ----------       ------------     ------------

        TOTAL NON-INTEREST EXPENSE.............................    117,309          94,150            538,731          427,168
                                                                ----------      ----------       ------------     ------------

        INCOME BEFORE TAXES....................................     81,888          73,833            186,917          404,723


INCOME TAX EXPENSE.............................................     25,300          27,827             58,375          117,735
                                                                ----------      ----------       ------------     ------------

        NET INCOME............................................. $   56,588      $   46,006       $    128,542     $    286,988
                                                                ==========      ===========      ============     ============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

          The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, this discussion relates to the financial condition and results of operations of the Association. The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Association's loan portfolio consists primarily of loans secured by residential real estate located in its market area, with terms of 15 to 20 years. See "Prospectus Summary -- Rocky Ford Federal Savings and Loan Association."

          The Association's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Association's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and FDIC insurance premiums.

          The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

ASSET/LIABILITY MANAGEMENT

          The Association seeks to reduce its exposure to changes in interest rates by originating fixed-rate loans with maturities of no more than 15 years and by maintaining a relatively high level of liquid assets. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

          An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Association has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

          In accordance with the Association's interest rate risk policy, the Association emphasizes the origination of fixed rate loans with maturities of no more than 15 years and maintains a relatively high level of liquid assets. Maintaining a high level of liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than longer term (less liquid) assets. At December 31, 1996, the average weighted term to maturity of the Association's loan portfolio was 13 years.

INTEREST RATE SENSITIVITY ANALYSIS

          The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1996, the Association had an excess of interest-bearing liabilities over interest-earning assets maturing or repricing within one year of approximately $7.3 million, resulting in a negative one-year interest rate sensitivity gap of 41.69%. Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The Association's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels, and any guidelines provided by the OTS.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are expected to mature or reprice in each of the time periods shown.

                                                          Three      Over One      Over Three    Over Five      Over
                                        Three Months    Months to     Through        Through      Through        Ten
                                           or Less      One Year    Three Years    Five Years    Ten Years      Years       Total
                                        ------------    ---------   -----------    ----------    ---------      -----    -----------
                                                                          (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans..........................  $    151     $   1,072      $ 2,327       $   2,185    $  4,680      $  2,190    $ 12,605
Share loans.............................        43            22           43              --          --            --         108
Interest-bearing deposits...............     2,300         1,297          100              --          --            --       3,697
U.S. government agency securities.......        --            --          500              --          --            --         500
Mortgage-backed securities..............         8           155          306             281         609         1,236       2,595
Equity securities.......................        --            --           --              --          --           627         627
                                          --------     ---------      -------       ---------    --------      --------    --------
Total interest-earning assets...........  $  2,502     $   2,546      $ 3,276       $   2,466    $  5,289      $  4,053    $ 20,132
                                          ========     =========      =======       =========    ========      ========    ========

Interest-bearing liabilities
----------------------------
Certificate accounts....................  $  2,876     $   5,018      $ 4,953       $      32    $     --      $     --    $ 12,879
Money market deposit accounts...........     3,398            --           --              --          --            --       3,398
Passbook accounts.......................     1,058            --           --              --          --            --       1,058
                                          --------     ---------      -------       ---------    --------      --------    --------
Total interest-bearing
  liabilities...........................  $  7,332     $   5,018      $ 4,953       $      32    $     --      $     --    $ 17,335
                                          ========     =========      =======       =========    ========      ========    ========

Interest-earning assets less
  interest-bearing liabilities..........  $ (4,830)    $  (2,472)     $(1,677)      $   2,434    $  5,289      $  4,053    $  2,797

Cumulative interest-rate
  sensitivity gap.......................    (4,830)       (7,302)      (8,979)         (6,545)     (1,256)        2,797

Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities...................     34.12%        40.87%       47.56%          61.53%      91.70%       114.81%

Cumulative interest-rate
  sensitivity gap as a percentage
  of assets.............................    (23.99)       (36.27)      (44.60)         (32.51)      (6.24)        13.89

          Share loans, interest-bearing deposits, and U.S. government agency securities are included in the period in which they mature. Equity securities, which have no specified maturity, are included in the over ten years period. Mortgage loans and mortgage-backed securities, all of which are fixed rate, are based on normal amortization plus estimated annual prepayments of 5%. Deposit certificate accounts are scheduled according to contractual maturities. Money market and passbook deposit accounts are included in the earliest period.

          Net Portfolio Value. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

          The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of December 31, 1996 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                        Net Portfolio Value                          NPV as % of Portfolio Value of Assets
       Change             ------------------------------------------                 -------------------------------------
      in Rates            $ Amount          $ Change        % Change                 NPV Ratio          Basis Point Change
      --------            --------          --------        --------                 ---------          ------------------
                                      (Dollars in thousands)
      + 400 bp             1,877             (1,779)             (49)                     9.85               (741)
      + 300 bp             2,323             (1,332)             (36)                    11.87               (540)
      + 200 bp             2,788               (867)             (24)                    13.85               (341)
      + 100 bp             3,252               (404)             (11)                    15.73               (154)
          0 bp             3,655                 --               --                     17.27                 --
      - 100 bp             3,906                250                7                     18.16                 89
      - 200 bp             3,977                322                9                     18.35                108
      - 300 bp             4,003                348               10                     18.37                110
      - 400 bp             4,107                451               12                     18.68                141

          The following table sets forth the interest rate risk capital component for the Association at December 31, 1996 given a hypothetical 200 basis point rate change in market interest rates. See "Regulation -- Depository Institution Regulation -- Capital Requirements."

                                                                          December 31, 1996
                                                                          -----------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets.............           17.27%
Exposure Measure: Post-Shock NPV Ratio.................................           13.85%
Sensitivity Measure: Change in NPV Ratio...............................            (341) bp
Interest Rate Risk Capital Component ($000)............................                  (1)

----------------
(1) Although this calculation is not applicable to the Association, the Association has a negative interest rate sensitivity gap which would adversely affect net interest income during a period of rising interest rates. The Association believes its high level of liquid assets would, however, allow the Association to address this negative impact.


          Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

          Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may lag behind changes in market rates. Based on the above, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables.

          Rocky Ford Federal originates only fixed-rate real estate loans and holds them in portfolio until maturity. Because Rocky Ford Federal's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect. The Association's high level of liquid assets and investments "available for sale" provides Management with the flexibility to address this interest rate sensitivity gap position.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

          The following table sets forth certain information relating to the Association's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

          The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                                                                           Three Months Ended December 31,
                                                                      --------------------------------------------------------------
                                                                                 1996                               1995
                                                  At December 31,     -----------------------------     ----------------------------
                                                         1996
                                                ---------------------                       Average                         Average
                                                           Yield/     Average                Yield/     Average               Yield/
                                                Balance     Cost      Balance    Interest     Cost      Balance   Interest     Cost
                                                -------    -------    -------    --------   -------     -------   --------   -------
                                                                               (Dollars in thousands)
Interest-earning assets:
   Interest-bearing deposits.................. $  3,697     5.95%    $  3,730      $   55     5.90%    $  4,483    $  68      6.07%
   Investments................................    3,723     7.09        3,705          66     7.13        3,163       55      6.96
   Loans......................................   12,596     8.70       12,696         274     8.63       11,276      248      8.80
                                               --------              --------      ------              --------    -----
Total interest-earning assets.................   20,016     7.89       20,131         395     7.85       18,922      371      7.84
Non-interest-earning assets...................      519                   441          --                   725       --
                                               --------              --------      ------              --------    -----
Total assets.................................. $ 20,535              $ 20,572                          $ 19,647
                                               ========              ========                          ========
Interest-bearing liabilities:
   Certificates of deposit.................... $ 12,879     5.25     $ 12,940         169     5.22     $ 13,036      175      5.37
   Savings deposits and money market
     accounts.................................    4,456     3.41        4,335          38     3.51        3,629       34      3.75
                                               --------              --------      ------              --------    -----
Total interest-bearing liabilities............   17,335     4.78       17,275         207     4.79       16,665      209      5.02
Non-interest-bearing liabilities..............      341                   478                               470
                                               --------              --------                          --------
Total liabilities.............................   17,676                17,753                            17,135
Equity........................................    2,859                 2,819                             2,512
                                               --------              --------                          --------
Total liabilities and equity.................. $ 20,535              $ 20,572                          $ 19,647
                                               ========              ========                          ========
Net interest income...........................                                     $  188                          $ 162
                                                                                   ======                          =====
Interest rate spread (1)......................              2.91%                             3.06%                           2.82%
                                                            =====                             =====                           =====
Net interest-earning assets................... $  2,681              $  2,856                          $  2,257
                                               ========              ========                          ========
Net interest margin (2).......................              3.76%                             3.74%                           3.42%
                                                            =====                             =====                           =====
Average interest-earning assets to
  average interest-bearing liabilities........   115.47%               116.53%                           113.54%
                                                 =======               =======                           =======

----------------------
(1)  Includes nonaccrual loans.

                                                              Three Months Ended September 30,
                                                --------------------------------------------------------------------
                                                               1996                               1995
                                                ---------------------------------     ------------------------------
                                                                       Average                              Average
                                                Average                Yield/         Average                Yield/
                                                Balance    Interest     Cost          Balance    Interest     Cost
                                                -------    --------   ---------       -------    --------  ---------
                                                                       (Dollars in thousands)

Interest-earning assets:
  Interest-bearing deposits.................... $ 4,330    $  247        5.70%       $ 3,347      $  191     5.71%
  Investments..................................   3,676       248        6.75          4,659         297     6.37
  Loans........................................  11,730     1,030        8.78         10,838         983     9.07
                                                -------    ------                    -------      ------
Total interest-earning assets .................  19,736     1,525        7.73         18,844       1,471     7.81
                                                           ------                                 ------
Non-interest-earning assets....................     405                                  316
                                                -------                              -------
Total assets................................... $20,141                              $19,160
                                                =======                              =======
Interest-bearing liabilities:
  Certificates of deposit...................... $12,873       677        5.26        $12,717         587     4.62
  Passbook money market........................   4,120       143        3.47          3,694         147     3.98
                                                -------    ------                    -------      ------
Total interest-bearing liabilities.............  16,993       820        4.83         16,411         734     4.47
                                                           ------                                 ------
Non-interest bearing liabilities...............     476                                  403
                                                -------                              -------
Total liabilities..............................  17,469                               16,814
Equity.........................................   2,672                                2,346
                                                -------                              -------
Total liabilities and equity................... $20,141                              $19,160
                                                =======                              =======

Net interest income............................            $  705                                 $  737
                                                           ======                                 ======
Net interest rate spread (1)...................                          2.90%                               3.33%
                                                                         =====                               =====
Net interest-earning assets.................... $ 2,743                              $ 2,433
                                                =======                              =======
Net interest margin (2)........................                          3.57%                               3.91%
                                                                         =====                               =====
Average interest-earning assets to
  average interest-bearing liabilities.........  116.14%                              114.83%
                                                ========                              =======

____________________
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

          The following table sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).


                                           Three Months Ended
                                              December 31,                              Year Ended September 30,
                                      ---------------------------   ---------------------------------------------------------
                                         1996    vs.    1995          1996    vs.    1995              1995    vs.  1994
                                      ---------------------------   ---------------------------   ---------------------------
                                          Increase (Decrease)           Increase (Decrease)            Increase (Decrease)
                                                Due to                        Due to                         Due to
                                      ---------------------------   ---------------------------   ---------------------------
                                                     Rate/                         Rate/                         Rate/
                                      Volume  Rate  Volume  Total   Volume  Rate  Volume  Total   Volume  Rate  Volume  Total
                                      ------  ----  ------  -----   ------  ----  ------  -----   ------  ----  ------  -----
                                                                         (In thousands)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits.........  $(11)   $ (2) $ --    $(13)   $ 56    $ --  $ --    $ 56    $(22)   $ 55  $ (7)   $ 26
  Investments.......................     9       2    --      11     (62)     18    (4)    (48)    (46)     23    (4)    (27)
  Loans.............................    31      (5)   --      26      81     (31)   (3)     47      30     (38)    1      (7)
                                      ------  ----  ------  -----   ------  ----  ------  -----   ------  ----  ------  -----
    Total interest-earning assets...    29      (5)   --      24      75     (13)   (7)     55     (38)     40   (10)     (8)
                                      ------  ----  ------  -----   ------  ----  ------  -----   ------  ----  ------  -----
INTEREST-BEARING LIABILITIES:
  Deposits..........................     8     (10)   --      (2)     26      59     2      87     (49)    106    (8)     49
                                      ------  ----  ------  -----   ------  ----  ------  -----   ------  ----  ------  -----
  Increase (decrease) in net interest
    income..........................  $ 21    $  5  $ --    $ 26    $ 49    $(72) $ (9)   $ (32)  $ 11    $(66) $ (2)   $(57)
                                      ======  ====  ======  =====   ======  ====  ====    =====   ======  ====  ====    ====


COMPARISON OF FINANCIAL CONDITION AT DECEMBER, 31, 1996, AND SEPTEMBER 30, 1996 AND 1995

          The Association's total assets increased by $147,000 from September 30, 1996 to December 31, 1996, with the majority of the increase reported in loans receivable.

          The Association's loan portfolio increased by $305,000 during the three months ended December 31, 1996. Net loans totaled $12.7 million and $12.4 million at December 31, 1996 and September 30, 1996, respectively. The increase in the loan activity during the three months ended December 31, 1996 is due to increased loan demand in the Association's market area. The allowance for loan losses totaled $60,000 at December 31, 1996 and September 30, 1996 and 1995. As of those dates, the Association had no non-performing loans in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended September 30, 1996, or for the three months ended December 31, 1996. At September 30, 1996, the ratio of the allowance for loan losses to net loans was .49% as compared to .47% at December 31, 1996. The decrease in the ratio is attributable to loan growth.

          At December 31, 1996, the Association's investment portfolio included mortgage-backed and government securities classified as "held to maturity" carried at amortized cost of $3.1 million and estimated fair value of $3.1 million, and equity securities classified as "available for sale" with an estimated fair value of $627,000. The balance of the Association's investment portfolio at December 31, 1996 consisted of interest-bearing deposits totaling $3.7 million.

          At December 31, 1996 deposits increased to $17.3 million from $17.1 million at September 30, 1996, or a net increase of 1.11%. Certificates of deposit at December 31, 1996 and September 30, 1996 included approximately $1.4 million and $1.5 million, respectively, of deposits with balances of $100,000 or more.

          The Association's total assets increased by $735,000, or 3.74%, from $19.7 million at September 30, 1995 to $20.4 million at September 30, 1996.

          The Association's loan portfolio increased by $1.3 million during the year ended September 30, 1996. Net loans totaled $12.3 million and $11.0 million at September 30, 1996 and 1995, respectively. The increase in the loan activity during the year ended September 30, 1996 is due to increased loan demand in the Association's market area.

          The allowance for loan losses totaled $60,000 at December 31, 1996 and September 30, 1996 and 1995. As of those dates the Association did not have any non-performing loans in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended September 30, 1996. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis. Various factors are considered, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Association has had minimal losses on loans in prior years. At September 30, 1996, the ratio of the allowance for loan losses to net loans was .49% as compared to .55% at September 30, 1995. The decrease in the ratio is attributed to loan growth for the year ended September 30, 1996.

          At September 30, 1996, the Association's investment portfolio included mortgage-backed and government securities classified as "held to maturity" carried at amortized cost of $3.1 million and an estimated fair value of $3.1 million, and equity securities classified as "available for sale" with an estimated fair value of $585,000. The balance of the Association's investment portfolio at September 30, 1996 consisted of interest bearing deposits totaling $3.9 million.

          At September 30, 1996 deposits increased to $17.1 million and $16.7 million at September 30, 1995 or a net increase of 2.65%. Management is continually evaluating the investment alternatives available to the Association's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

          Certificates of deposit at September 30, 1996 included approximately $1.5 million of deposits with balances of $100,000 or more. Such time deposits may be risky because their continued presence in the Association is dependent partially upon the rates paid by the Association rather than any customer relationship and, therefore, may be withdrawn upon maturity if another institution offers higher interest rates. The Association may be required to resort to other funding sources such as borrowing or sales of its securities held available for sale if the Association believes that increasing its rates to maintain such deposits would adversely affect its operating results. At this time, the Association does not believe that it will need to significantly increase its deposit rates to maintain such certificates of deposit and, therefore, does not anticipate resorting to alternative funding sources.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995

          Net Income. The Association's net income (unaudited) for the three months ended December 31, 1996 was $57,000 compared to $46,000 for the three months ended December 31, 1995. The increase for 1996 is attributable to the growth in loans where the Association received a better yield than on investments held as of December 31, 1995.

          Net Interest Income. Net interest income for the three months ended December 31, 1996 was $188,000 compared to $163,000 for the three months ended December 31, 1995. The increase in net interest income for the three months ended December 31, 1996 was due to an increase in the interest rate spread to 3.08% for the three months ended December 31, 1996 from 2.82% for the three months ended December 31, 1995. The increase was due to an increase from period to period in the amount of higher yielding loans outstanding compared to investment securities, as well as on overall increase in interest-earning assets.

          Interest Income. Interest income increased by $24,000 from $371,000 to $395,000 or by 6.47%, during the 1996 period compared to the 1995 period. This change resulted in part from an overall increase of average interest-earning assets by $1.2 million from $18.9 million to $20.1 million or by 6.38% from the 1995 period to the 1996 period. The Association experienced an increase in the average yield on the interest-earning assets from 7.84% in the 1995 to 7.85% in the 1996 period. Although loans were made at slightly lower rates during the three months ended December 31, 1996 compared to loans originated during the three months ended December 31, 1995, these loan rates provided the Association with a competitive product that lead to growth in residential lending and earned a higher yield than short-term investments, which had been held by the Association during the three months ended December 31, 1995.

          Interest Expense. Interest expense decreased $2,000 or 1% to $207,000 for the three months ended December 31, 1996 from $209,000 for the three months ended December 31, 1995. For the three months ended December 31, 1996, the average cost of deposits was 4.79%, compared to 5.02% for the three months ended December 31, 1995.

          Income Taxes. The Association's effective tax rate for the three months ended December 31, 1996 and 1995 was 31% and 38%, respectively. The tax expense for the three months ended December 31, 1996, was less due to Enterprise Zone Credits in the amount of $5,000 earned in the State of Colorado.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

          Net Income. The Association's net income for the year ended September 30, 1996 was $129,000 compared to $287,000 for the year ended September 30, 1995. The decrease in net earnings for the year resulted primarily from the special SAIF assessment expense of $106,000 for the year ended September 30, 1996, and the recognition of adjusting the allowance for loan losses and recording income of $68,000 during the year ended September 30, 1995.

          Net Interest Income. Net interest income for the year ended September 30, 1996 was $705,000 compared to $737,000 for the year ended September 30, 1995. The decrease in net interest income for the year ended September 30, 1996 was due to a decrease in the interest rate spread from 3.33% in 1995 to 2.90% in 1996. The decline was due to an increase in the cost of interest-bearing liabilities and a decrease in the yield on interest earning assets.

          Interest Income. Interest income increased by $55,000 from $1,471,000 to $1,526,000 or by 3.67%, during 1996 compared to 1995. This increase resulted in part from an overall increase of average interest-earning assets by $892,000 from $18,844,000 to $19,736,000 or by 4.73% from 1995 to 1996. The Association experienced a decrease in the average yield on the interest-earning assets from 7.81% in 1995 to 7.73% in 1996. The decrease in the yield is attributed to lower rates on mortgage loans, the average yield on loans in 1996 was 8.78% as compared to 9.07% in 1995. Although these loans were made at lower rates, it provided the Association with a competitive product that lead to growth in residential lending and earned a higher yield than alternative short-term investments.

          Interest Expense. Interest expense increased $87,000 or 11.85% to $820,000 for the year ended September 30, 1996 from $734,000 for the year ended September 30, 1995. The increase was primarily attributable to the increase in the average cost of deposits from 4.47% in 1995 to 4.83% in 1996 and an increase in average deposits from $16,411,000 in 1995 to $16,993,000 in 1996. Due to the increasing interest rate environment in fiscal 1996, there was an increase in the number of savings customers.

          Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

          The Association determined that a provision for loan loss was not required for the year ended September 30, 1996. The negative provision for the year ended September 30, 1995, was the result of a decrease in the general loan loss allowance of $68,000, resulting in income to the Association in that amount, due to the performance of the loan portfolio. For the years ended September 30, 1996 and 1995, the Association did not have any loans 90 days or more delinquent, nor had they incurred any losses during the years then ended.

          Non-Interest Expense. The $112,000 increase in non-interest expense in 1996 compared to 1995 was primarily attributable to the $106,000 special SAIF assessment during 1996. The special assessment was accrued as of September 30, 1996 and paid in November 1996. The assessment rate for the special assessment wsa 65.7 basis points, compared to 5.75 basis points for the quarter ended June 30, 1996, and 1.62 basis points for the quarter ended December 31, 1996.

          Income Taxes. The Association's effective tax rate for the years ended September 30, 1996 and September 30, 1995 was 31% and 29%, respectively. The decrease in income tax expense of $58,000 in 1996 compared to 1995 was due to the decrease in income in 1996 compared to 1995.

LIQUIDITY AND CAPITAL RESOURCES

          Following the completion of the Conversion, the Company initially will have no business other than that of the Converted Association and investing the net proceeds retained by it. Management believes that the net proceeds to be retained by the Company, earnings on such proceeds and principal and interest payments on the ESOP loan, together with dividends that may be paid from the Converted Association to the Company following the Conversion, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Converted Association will be subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Dividend

Policy" and "Regulation -- Depository Institution Regulation --Dividend Restrictions." The Company intends to lend a portion of the net proceeds retained from the Conversion to the ESOP to permit its purchase of Common Stock in the Conversion. See "Use of Proceeds."

          At December 31, 1996, the Association exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS's regulatory capital requirements, and for a tabular presentation of the Association's compliance with such requirements, see "Regulation -- Depository Institution Regulation -- Capital Requirements," and Note 9 of Notes to Financial Statements.

          The Association's primary sources of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Association uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meeting operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Association's liquidity needs for the immediate future.

          The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Association has historically maintained a level of liquid assets in excess of regulatory requirements. The Association's liquidity ratios at September 30, 1996 and 1995 were 27% and 41%, respectively. The Association's relatively high liquidity ratios at September 30, 1996 and 1995 were reflective of accelerated loan prepayments, and management's determination to refrain from investing excess liquidity in assets with longer terms.

          A major portion of the Association's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits.

          The level of these assets is dependent on the Association's operating, investing, lending and financing activities during any given period. At December 31, 1996, cash and cash equivalents totaled $2.1 million.

          The primary investing activities of the Association include origination of loans and purchase of investment securities. During the three months ended December 31, 1996 and the year ended September 30, 1996, purchases of investment securities and mortgage-backed securities totaled $0 and $2.1 million, respectively, while loan originations totaled $3.8 million. These investments were funded in part by loan and mortgage-backed securities prepayments of $2.5 million and investment securities maturities of $1.3 million.

          Liquidity management is both a daily and long-term function of business management. If the Association requires funds beyond its ability to generate them internally, the Association believes that it could borrow funds from the FHLB. At December 31, 1996, the Association had no outstanding advances from the FHLB.

          At December 31, 1996, the Association had $124,000 in outstanding commitments to originate fixed-rate loans. The interest rate on the commitments ranged from 7.75% to 8.25%, and are held open for ninety days. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $9.8 million at September 30, 1996. Based on historical experience, management believes that a significant portion of such deposits will remain with the Association.

          Another source of liquidity is anticipated net proceeds from the Conversion. Following the completion of the Conversion, the Association will receive at least 50% of the net proceeds from the Conversion. These funds are expected to be used by the Association for its business activities, including investments in interest-earning assets.

IMPACT OF INFLATION AND CHANGING PRICES

          The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

          Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the Common Stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Company's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the Common Stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected. See "Pro Forma Data."

          Disclosure of Derivative Financial Instruments. In October 1994, the Financial Accounting Standards Board ("FASB") issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement addresses the disclosure of derivative financial instruments including the face amount, nature and terms. For derivatives held for trading, disclosure of average and period end fair values and disaggregated gains and losses is required. For derivatives held for purposes other than trading, disclosure of objectives, strategies, policies on reporting and income recognition method is required. This statement is effective for financial statements for fiscal years ending after December 15, 1995. Currently the Association does not own any derivative financial instruments and therefore SFAS No. 119 should not have any impact on the financial statements.

          Impairment of Long-Lived Assets. In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The impact on the financial statements for implementation of the statement is not expected to be material.

          Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. The total cost of the mortgage loans to be sold should be allocated between the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values. If not, the entire cost should be allocated to the mortgage loans. This statement applies prospectively in fiscal years beginning after December 15, 1995. The impact on the financial statements for implementation of the Statement is not expected to be material.

          Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This Statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Most fixed stock option plans -- the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion No. 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company will adopt the Statement on the date the Company converts from a federal mutual to a federal stock savings and loan association. The Company has not determined which method it will use to account for the option at this time and has not estimated the effect of adoption on the Company's financial condition or results of operations.

          Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125, which superceded FASB No. 122, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

          This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.

          The Association adopted the provisions of the Standard on January 1, 1997. Based on the Association's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Association's financial condition or results of operations.

                            BUSINESS OF THE COMPANY

          The Company was organized at the direction of the Board of Directors of the Association in January 1997 for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association. Upon completion of the Conversion, the Association will become a wholly owned subsidiary of the Company. For additional information, see "Rocky Ford Financial, Inc."

          The Company currently is not an operating company. Following the Conversion, the Company will be engaged primarily in the business of directing, planning and coordinating the business activities of the Association. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, though there are no current plans in this regard. Initially, the Company will not maintain offices separate from those of the Association or employ any persons other than its officers who will not be separately compensated for such service.

                          BUSINESS OF THE ASSOCIATION
GENERAL

          The Association's principal business currently consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Association's market area.

          The Association derives its income principally from interest earned on loans, as well as interest earned on mortgage-backed securities and deposits in other depository institutions. The Association's principal expenses are interest expense on deposits and borrowings (if necessary) and noninterest expenses such as compensation and employee benefits, deposit insurance and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans and mortgage-backed securities and operating revenues.

MARKET AREA

          The Association's market area for gathering deposits and making loans is Otero County, Colorado, which is located in southeast Colorado, approximately 50 miles east of Pueblo, Colorado and 100 miles southeast of Colorado Springs, Colorado.

          Agricultural related businesses are the base of Otero County's economy. The primary employers in Otero County are farming, retail, government and service industries. As of 1990, Otero County had a population of 20,185. Median family income for Otero County is an estimated $28,569 for 1996. Major towns (population) in the county include La Junta (7,637), Rocky Ford (4,162), Fowler (1,154), Swink (584), and Manzanola (437).

LENDING ACTIVITIES

          General. The Association's loan portfolio totaled $12.3 million at September 30, 1996, representing 60.27% of total assets at that date. Substantially all loans are originated in the market area. At December 31, 1996, $12.5 million, or 98.81% of the Association's net loan portfolio consisted of single-family, residential mortgage loans. Other loans secured by real estate include non-residential real estate loans which amounted to $165,000 or 1.31% of the Association's net loan portfolio at December 31, 1996. To a lesser extent, the Association also originates consumer loans secured by deposits. At December 31, 1996, consumer loans totaled $108,000, or .85% of the Association's net loan portfolio.

ANALYSIS OF LOAN PORTFOLIO

       Set forth below is selected data relating to the composition of the Association's loan portfolio by type of loan at the dates indicated. At December 31, 1996, the Association had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                                                At September 30,
                                                    At December 31,             -----------------------------------------------
                                                         1996                             1996                       1995
                                                -----------------------         --------------------         ------------------
                                                Amount            %             Amount        %              Amount        %
                                                ----------     --------         ---------    -------         ---------   ------
                                                                                (Dollars in thousands)
Mortgage Loans:
  One- to four-family.........................  $  12,440        98.76%         $  12,132     98.74%         $  10,915    99.37%
  Non-residential.............................        165         1.31                174      1.42                123     1.12
                                                ---------      -------          ---------    ------          ---------   ------
     Total real estate loans..................     12,605       100.07             12,306    100.15             11,038   100.49
Consumer loans on savings accounts............        108          .86                102      0.83                 79     0.72
                                                ---------      -------          ---------    ------          ---------   ------
Total loans...................................     12,713       100.93             12,408    100.98             11,117   101.21
                                                ---------      -------          ---------    ------          ---------   ------
Less:
  Deferred fees and discounts.................         57          .45                 61      0.50                 73     0.66
  Allowance for losses........................         60          .48                 60      0.49                 60     0.55
                                                ---------      -------          ---------    ------          ---------   ------
Loan portfolio, net...........................  $  12,596       100.00%         $  12,287    100.00%         $  10,984   100.00%
                                                =========      =======          =========    ======          =========   =====

Loan Maturity Schedule

          The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing in the Association's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                     Under     One to       Three to     Five to       Ten to          Over
                                   One Year  Three Years   Five Years   Ten Years   Twenty Years   Twenty Years   Total
                                   --------  -----------   ----------   ---------   ------------   ------------   -------
                                                                        (In thousands)
Mortgage loans:
  One- to four-family...           $    64     $  118        $  797      $  2,904    $ 7,339           $  910     $12,132
  Non-residential.......                --          4            37           133        --               --          174
Consumer loans on
  savings accounts......                63         39           --            --         --               --          102
                                   --------  -----------   ----------   ---------   ------------   ------------   -------
     Total..............           $   127    $   161        $  834      $  3,037    $ 7,339           $  910     $12,408
                                   ========  ===========   ==========   =========   ============   ============   =======

          The next table sets forth at September 30, 1996, the dollar amount of all loans due one year or more after September 30, 1996 which have predetermined interest rates and have floating or adjustable interest rates.

                                                                            Predetermined              Floating or
                                                                                  Rate               Adjustable Rates
                                                                            -------------            ----------------
                                                                                          (In thousands)
                   Mortgage loans
                       One- to four-family................................  $     12,068                 $        --
                       Non-residential....................................           174                          --
                   Consumer loans on savings accounts.....................            39                          --
                                                                            -------------            ----------------
                           Total..........................................  $     12,281                 $        --
                                                                            =============            ================

          Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Association the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

          Originations, Purchases and Sales of Loans. The Association generally has authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, the Association conducts substantially all of its lending activities in its market area.

          The following table sets forth certain information with respect to the Association's loan origination activity for the periods indicated. The Association has not purchased or sold any loans in the periods presented.

ORIGINATION, PURCHASE AND SALE OF LOANS

                                                      Three Months Ended
                                                         December 31,          Year Ended September 30,
                                                     --------------------     --------------------------
                                                       1996       1995            1996          1995
                                                     --------   --------      --------        --------
                                                                        (In thousands)
Net loans, beginning of period....................   $12,287    $10,984       $10,984        $10,361

Origination by type:
--------------------
One- to four-family...............................   $   883    $   629       $ 3,636        $ 2,457
Non-residential...................................        --         --            80             --
Consumer loans on savings accounts................        32         20            37            178
                                                     --------   --------      --------       --------
     Total loans originated.......................       915        649         3,753          2,635
                                                     --------   --------      --------       --------
Repayments........................................       610        440         2,461          2,068
                                                     --------   --------      --------       --------
Decrease (increase) in other items, net...........         4         (2)           11             56
                                                     --------   --------      --------       --------
   Net increase (decrease) in loans
    receivable, net...............................       309        207         1,303            623
                                                     --------   --------      --------       --------
Net loans, end of period..........................   $12,596    $11,191       $12,287        $10,984
                                                     ========   ========      ========       ========

          The Association's loan originations are derived from a number of sources, including referrals by realtors, depositors and borrowers and advertising, as well as walk-in customers. The Association's solicitation programs consist of advertisements in local media, in addition to occasional participation in various community organizations and events. Real estate loans are originated by the Association's loan personnel. All of the Association's loan personnel are salaried, and the Association does not compensate loan personnel on a commission basis for loans originated. Loan applications are accepted at the Association's office.

          Loan Underwriting Policies. The Association's lending activities are subject to the Association's written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Association's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All loans must be reviewed by the Association's loan committee, which is comprised of the Association's Board of Directors, for which a quorum is required to approve a loan. In addition, the full Board of Directors reviews and approves all loans on a monthly basis.

          Applications for single-family real estate loans are underwritten and closed in accordance with the standards of FHLMC and Federal National Mortgage Association ("FNMA") except that, consistent with banking practice in Colorado, title opinions rather than title insurance are obtained. Generally, upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. If a proposed loan is to be secured by a mortgage on real estate, an appraisal of the real estate is usually undertaken by an appraiser approved by the Association's Board of Directors and licensed or certified (as necessary) by the State of Colorado. In the case of single-family residential mortgage loans, except when the Association becomes aware of a particular risk of environmental contamination, the Association generally does not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with nonresidential real estate loans.

          It is the Association's policy to record a lien on the real estate securing a loan and to obtain a title opinion from Colorado counsel which provides that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, pay flood insurance policy premiums.

          The Association is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. The Association is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of any loan that is greater than 90% of the appraised value of the property. The Association will make a single-family residential mortgage loan for owner-occupied property with a loan-to-value ratio of up to 80% on such loans. For residential properties that are not owner-occupied, the Association generally does not lend more than 80% of the appraised value. For all residential mortgage loans, the Association may go up to 90% of appraised value with private mortgage insurance. The federal banking agencies, including the OTS, have adopted regulations that would establish new loan-to-value ratio requirements for specific categories of real estate loans. See "Regulation -- Regulation of the Association -- Uniform Lending Standards."

          Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time shall not exceed 15% of the institution's unimpaired capital and surplus. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose, in an amount not to exceed the lesser of $30.0 million or 30% of unimpaired capital and surplus to develop residential housing, provided certain requirements are satisfied. Under these limits, the Association's loans to one borrower were limited to $500,000 at December 31, 1996. At that date, the Association had no lending relationships in excess of the loans-to-one-borrower limit. At December 31, 1996, the Association's largest lending relationship was a $185,000 relationship consisting of single-family residences, one of which serves as the borrowers' primary residence. All loans within this relationship were current and performing in accordance with their terms at December 31, 1996.

          Interest rates charged by the Association on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

          Single-Family Residential and Commercial Real Estate Lending. The Association historically has been and continues to be an originator of single-family, residential real estate loans in its market area. At December 31, 1996, single-family residential mortgage loans, totaled approximately $12.4 million, or 99% of the Association's net loan portfolio. The Association has no loans secured by nonowner-occupied investment properties, no construction loans, and only $165,000 in loans on non-residential real estate. All loans originated by the Association are maintained in its portfolio rather than sold in the secondary market.

          The Association only originates fixed-rate loans substantially all of which have 10 years or 15 years to maturity. In each case, such loans are secured by first mortgages on single-family, owner-occupied residential real property located in the Association's market area. The Association's lending policy does increase the Association's exposure to interest rate risk during periods of rising interest rates. To reduce its interest rate risk associated with such loans, the Association maintains a relatively high level of liquid assets. The proceeds of the Conversion will also assist the Association in reducing this exposure.

          The Association's commercial real estate portfolio generally consists of fixed rate loans secured by first mortgages on commercial real estate including industrial properties, professional buildings and small retail establishments. All properties are located in Otero County, Colorado. At December 31, 1996, the Association had $165,000 of such loans, which comprised 1.0% of its loan portfolio. Commercial real estate loans are originated on a fixed-rate basis with terms of up to 15 years and are underwritten with loan-to-value ratios of up to 70% of the lesser of the appraised value or the purchase price of the property. The Association does not intend to significantly expand commercial real estate lending following the Conversion.

          Consumer and Other Lending. The consumer loans currently in the Association's loan portfolio consist of loans secured by savings deposits. Such savings account loans are usually made for up to 90% of the depositor's savings account balance. The interest rate is normally 2.0% above the rate paid on such deposit account serving as collateral, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis. At December 31, 1996, loans on deposit accounts totaled $108,000, or .86% of the Association's net loan portfolio.

          Loan Fees and Servicing. The Association receives fees in connection with late payments and for miscellaneous services related to its loans. The Association also charges a $150 document preparation fee and a $350 appraisal fee for loan originations. The Association does not service loans for others.

          Nonperforming Loans and Other Problem Assets. It is management's policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Association takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent 26 days incur a late fee of 4.0% of principal and interest due. As a matter of policy, the Association will contact the borrower after the loan has been delinquent 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. Loans are placed on nonaccrual status if the loan becomes past due more than 90 days unless such loans are well-secured and in the process of collection. Loans are charged off when management concludes that they are uncollectible. See Note 1 of Notes to Financial Statements.

          Real estate acquired by the Association as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is initially recorded at estimated fair value and subsequently at the lower of book value or fair value, less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See Note 1 of Notes to Financial Statements.

          The following table sets forth information with respect to the Association's nonperforming assets at the dates indicated. Further, no loans were recorded as restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                                          At                      At September 30,
                                                     December 31,         ------------------------------
                                                        1996                  1996              1995
                                                     ------------         -------------    -------------
                                                                    (Dollars in thousands)
Total loans accounted for on a non-accrual basis:.   $       --             $       --               --
                                                     ============         =============    =============
Total accruing loans which are contractually
  past due 90 days or more........................   $       --             $       --               --
                                                     ============         =============    =============
    Total nonperforming loans.....................   $       --             $       --         $     --
                                                     ============         =============    =============
Percentage of total loans.........................           --%                    NA%              NA%
                                                     ============         =============    =============
Other non-performing assets (2)...................   $       --             $       --         $     17
                                                     ============         =============    =============

_________________
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) Other non-performing assets includes property acquired by the Association through foreclosure or repossession. This property is carried at the lower of its fair value less estimated selling costs or the principal balance of the related loan, whichever is lower. Other non-performing assets also includes real estate developed and held for sale.

          At December 31, 1996, the Association had no loans outstanding that were classified as non-accrual, 90 days past due or restructured, and no loans outstanding that were not classified as non-accrual, 90 days past due or restructured, but as to which known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

          Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset meeting one of the classification definitions set forth below may be classified and still be a performing loan. An asset is classified as substandard if it is determined to be inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Such assets designated as special mention may include nonperforming loans consistent with the above definition. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution's classifications. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director. The Association regularly reviews its assets to determine whether any assets require classification or re-classification. At December 31, 1996, the Association had no assets classified as special mention, no assets classified as substandard, no assets classified as doubtful and no assets classified as loss. The special mention classification is primarily used by management as a "watch list" to monitor loans that exhibit any potential deviation in performance from the contractual terms of the loan.

          Allowance for Loan Losses. In originating loans, the Association recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Association's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. The Association increases its allowance for loan losses by charging provisions for loan losses against the Association's income.

          Management will continue to actively monitor the Association's asset quality and allowance for loan losses. Management will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

          The Association's methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of the Association's assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the Board of Directors on a quarterly basis based on an assessment of risk in the Association's assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, the Association would transfer the property to real estate acquired in settlement of loans initially at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value less estimated selling costs would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate would be recorded.

          Banking regulatory agencies, including the OTS, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for determining the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

          The following table sets forth an analysis of the Association's allowance for loan losses for the periods indicated.

                                                            Three Months Ended
                                                               December 31,                  Year Ended September 30,
                                                       -------------------------------    ------------------------------
                                                            1996               1995             1996             1995
                                                       -------------------------------    ------------------------------
                                                                              (Dollars in thousands)
Balance at beginning of period....................     $      60       $        60         $      60      $       128
                                                       ---------       -----------         ---------      -----------
Total charge-offs.................................            --                --                --               --
                                                       ---------       -----------         ---------      -----------
Total recoveries..................................            --                --                --               --
                                                       ---------       -----------         ---------      -----------
Net loan charge-offs..............................            --                --                --               --
                                                       ---------       -----------         ---------      -----------
Provision (credits to provision) for loan losses..            --                --                --              (68)
                                                       ---------       -----------         ---------      -----------
Balance at end of period..........................     $      60       $        60         $      60      $        60
                                                       =========       ===========         =========      ===========
Allowance for loan losses to total non-performing
  loans at end of period..........................            NA                NA                NA               NA
                                                       =========       ===========         =========      ===========
Allowance for loan losses to net loans
  outstanding at end of period....................           .48%              .54%             0.49%            0.55%
                                                       =========       ===========         =========      ===========

          The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                            At September 30,
                                             --------------------------   ----------------------------------------------------------

                                               At December 31, 1996                  1996                         1995
                                             --------------------------   ----------------------------------------------------------
                                                            Percent of                  Percent of                   Percent of
                                                          Loans in Each                Loans in Each                Loans in Each
                                                           Category to                  Category to                  Category to
                                               Amount      Total Loans      Amount      Total Loans      Amount      Total Loans
                                             -----------  -------------   -----------  -------------   -----------  -------------
                                                                              (Dollars in thousands)
Real estate - mortgage:
    Single-family residential............... $      60       97.85%       $      60        97.78%        $     60        98.18%
    Non-residential.........................        --        1.30               --         1.40               --         1.10
Consumer loans on savings accounts..........        --         .85               --         0.82               --         0.71
                                             ---------      -------       ---------       -------        --------       -------
    Total allowance for loan losses......... $      60      100.00%       $      60       100.00%        $     60       100.00%
                                             =========      =======       =========       =======        ========       =======

INVESTMENT ACTIVITIES

          General. The Association is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Topeka, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. It may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require the Association to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings banks are required to maintain. See "Regulation -- Depository Institution Regulation -- Liquidity Requirements."

          The Association makes investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment. The investment activities of the Association consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of securities issued or guaranteed by the U.S. government or agencies thereof. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Association's investment policy. The Association performs analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under the Association's current investment policy, securities purchases must be approved by the Association's Executive Vice President. The Board of Directors reviews all securities transactions on a monthly basis.

          The Association adopted SFAS No. 115 as of October 1, 1994. Pursuant to SFAS No. 115, the Association has classified securities with an amortized cost of $319,000 and an approximate market value of $627,300 at December 31, 1996 as available for sale. Management of the Association presently does not intend to sell such securities and, based on the Association's current liquidity level and the Association's access to borrowings through the FHLB of Topeka, management currently does not anticipate that the Association will be placed in a position of having to sell securities with material unrealized losses.

          Securities designated as "held to maturity" are those assets which the Association has the ability and intent to hold to maturity. Upon acquisition, securities are classified as to the Association's intent, and a sale would only be effected due to deteriorating investment quality. The held to maturity investment portfolio is not used for speculative purposes and is carried at amortized cost. In the event the Association sells securities from this portfolio for other than credit quality reasons, all securities within the investment portfolio with matching characteristics may be reclassified as assets available for sale. Securities designated as "available for sale" are those assets which the Association may not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in retained earnings.

          Mortgage-Backed and Related Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as the Association. Such intermediaries may include quasi-governmental agencies such as FHLMC, FNMA and GNMA which guarantee the payment of principal and interest to investors, although all of the Association's mortgage-backed securities are originated through GNMA. Mortgage-backed securities generally increase the quality of the Association's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collaterize borrowings or other obligations of the Association.

          Mortgage-related securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

          The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accredited over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

          The Association's mortgage-backed securities portfolio consists solely of seasoned fixed-rate, mortgage-backed securities. The Association makes such investments in order to manage cash flow, mitigate interest rate risk, diversify assets, obtain yield, to satisfy certain requirements for favorable tax treatment and to satisfy the qualified thrift lender test. See "Regulation -- Depository Institution Regulation -- Qualified Thrift Lender Test."

          The following table sets forth the carrying value of the Association's investment securities at the dates indicated.

                                                                     At                       At September 30,
                                                                 December 31,         -----------------------------
                                                                    1996                  1996              1995
                                                                 ------------         -----------------------------
                                                                             (Dollars in thousands)
U.S. Treasury securities....................................     $       500            $       500      $     2,700
Interest-bearing deposits...................................           3,697                  3,897            3,683
Mortgage-backed securities through GNMA.....................           2,596                  2,617            1,374
Federal Home Loan Bank stock................................             307                    302              284
Federal Home Loan Mortgage Corp. stock......................             320                    282              161
                                                                 -----------            -----------      -----------
      Total.................................................     $     7,420            $     7,598      $     8,202
                                                                 ===========            ===========      ===========

          The following table sets forth information in the scheduled maturities, amortized cost, market values and average yields for the Association's investment portfolio at December 31, 1996.

                                                                                                                 Total Investment
                                       One Year or Less         One to Five Years          Over Five Years           Portfolio
                                      -------------------      -------------------       -------------------     ------------------
                                      Carrying    Average      Carrying    Average       Carrying    Average     Carrying   Average
                                       Value       Yield        Value       Yield         Value       Yield       Value      Yield
                                      --------    -------      ---------   -------       --------    -------     ---------  -------
                                                                           (Dollars in thousands)
U.S. Treasury securities............  $     --       --        $     500     4.75        $     --        --       $   500      4.75
Interest-bearing deposits...........     3.697     5.95               --       --              --        --         3,697      5.95
Mortgage-backed securities..........        31     8.37              154     8.37           2,411      8.37         2,596      8.37
Federal Home Loan Bank
  stock.............................        --       --               --       --             307      6.43           307      6.43
Federal Home Loan
  Mortgage Corp. ...................        --       --               --      --              320      2.15           320      2.15
                                      --------                 ---------                 --------                ---------
Total investment securities.........  $  3,728                 $     654                 $  3,038                 $ 7,420
                                      ========                 =========                 ========                =========


          The Association is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of state and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt, and mortgage loans and mortgage-backed securities with less than one year to maturity or subject to repurchase within one year) equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. The average liquidity ratio of the Association for the month of December 31, 1996 was 22%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

          General. Deposits are the primary source of the Association's funds for lending, investment activities and general operational purposes. In addition to deposits, the Association derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes.

The Association has access to borrow from the FHLB of Topeka, and the Converted Association will continue to have access to FHLB of Topeka advances.

          Deposits. The Association attracts deposits principally from within its market area by offering competitive rates on its deposit instruments, including money market accounts, passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from six months to six years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by the Association on a periodic basis. The Association reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Association considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. The Association does not accept brokered deposits.

          The Association attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, the Association seeks to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of the Association's depositors are Colorado residents who reside in the Association's market area.

          Savings deposits in the Association at December 31, 1996 were represented by the various types of savings programs described below.


  Interest       Minimum                                                                       Percentage of
  Rate (1)        Term                       Category                           Balances      Total Deposits
------------    ---------                    --------                           --------      --------------
                                                                                (In Thousands)

                                      Savings and transactions accounts
                                      ---------------------------------
3.70%           None                  Passbook accounts                         $   1,058            6.10
2.85            None                  Money market accounts                         3,398           19.60
                                                                                ---------      ----------
                                                                                    4,456           25.70
                                                                                ---------      ----------

                                      Certificates of deposit
                                      -----------------------

4.87            6 months              Fixed term, fixed rate                        2,876           16.59
5.11            12 months             Fixed term, fixed rate                        7,115           41.05
5.89            18 months             Fixed term, fixed rate                        1,029            5.94
5.71            24 months             Fixed term, fixed rate                          966            5.57
5.62            30 months             Fixed term, fixed rate                          326            1.88
5.50            36 months             Fixed term, fixed rate                          567            3.27
                                                                                ---------      ----------
                                           Total certificates of deposit           12,879           74.30
                                                                                ---------      ----------
                                                Total deposits                  $  17,335          100.00%
                                                                                =========      ==========

_________________
(1)       Indicates weighted average interest rate at December 31, 1996.

          The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by the Association between the dates indicated.

                                Balance at                          Balance at                             Balance at
                                 December     % of       Increase   September     % of       Increase      September      % of
                                 31, 1996    Deposits   (Decrease)   30, 1996   Deposits    (Decrease)      30, 1995     Deposits
                                ---------    --------   ---------   ---------   --------    ----------     ---------    ----------
                                                                    (Dollars in thousands)
Money market deposit...........   $ 3,398     19.60%      $ 127      $ 3,271      19.08%       $ 714        $ 2,557       15.31%
Savings deposits -- passbook...     1,058      6.10         (20)       1,078       6.29           (1)         1,079        6.46
Certificates of deposit........    11,510     66.40         226       11,284      65.81         (981)        12,265       73.43
Jumbo certificates.............     1,369      7.90        (143)       1,512       8.82          711            801        4.80
                                ---------    --------   ---------   ---------   --------     --------      ---------    ----------
                                  $17,335    100.00%      $ 190      $17,145     100.00%       $ 443        $16,702      100.00%
                                =========    ========   =========   =========   ========     ========      =========    ==========

          The following table sets forth the time deposits in the Association classified by rates at the dates indicated.

                                                                                          At September 30,
                                                At December 31,           --------------------------------------------------------
                                                       1996                          1996                         1995
                                           ---------------------------    --------------------------     -------------------------
                                             Amount            %             Amount           %            Amount            %
                                           -----------     -----------    -----------     ----------     -----------     ---------
                                                                                           (Dollars in thousands)
Certificates

3.00 - 4.00...............................  $     320        1.85%          $      424      2.47%        $     967          5.79%
4.01 - 5.00...............................      5,594       32.27                4,565     26.63             3,468         20.76
5.01 - 6.00...............................      5,937       34.25                7,746     45.18             7,888         47.23
6.01 - 7.00...............................        996        5.75                   --      0.00               685          4.10
Over 7.00%................................         32         .18                   61      0.36                58          0.35
                                            ---------      ------           ----------     ------        ---------         -----

Total certificates........................     12,879       74.30               12,796     74.63            13,066         78.23
                                            ---------      ------           ----------     ------        ---------         -----

Total transaction accounts................      4,456       25.70                4,349     25.37             3,636         21.77

Total deposits............................  $  17,335      100.00%          $   17,145    100.00%        $  16,702        100.00%
                                            =========      ======           ==========    ======         =========        ======


          The following table sets forth the amount and maturities of time deposits at December 31, 1996.

                                                                    Amount Due
                                    -------------------------------------------------------------------------------
                                     Less Than                                           After
Rate                                 One Year         1-2 Years        2-3 Years         3 Years          Total
-------------                       ----------       ------------     -----------      -----------       ----------
                                                                     (In thousands)
 3.00 - 4.00%.....................  $      345       $         --     $        --      $        --       $      345
 4.01 - 5.00%.....................       5,811              1,279             861               --            7,951
 5.01 - 7.00%.....................       3,835                716              --               --            4,551
 7.01 and Over....................          --                 --              32               --               32
                                    ----------       ------------     -----------      -----------       ----------
                                    $    9,991       $      1,995     $       893      $        --       $   12,879
                                    ==========       ============     ===========      ===========       ==========

          The following table indicates the amount of the Association's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996.

                                                                  Certificates
                 Maturity Period                                  of Deposits
                 ---------------                                  ------------
                                                                 (In thousands)
                 Three months or less..........................     $    214
                 Over three through six months.................          305
                 Over six through 12 months....................          329
                 Over 12 months................................          521
                                                                    --------
                     Total.....................................     $  1,369
                                                                    ========

          The following table sets forth the savings activities of the Association for the periods indicated.

                                                      Three Months Ended
                                                         December 31,                 Year Ended September 30,
                                                    -----------------------           ------------------------
                                                    1996               1995           1996                1995
                                                                            (In thousands)
Opening balance.................................  $    17,145      $    16,702        $   16,702       $   17,137
Net increase (decrease) before
  interest credited.............................          142              (87)              295             (582)
Interest credited...............................           48               47               148              147
                                                  -----------      -----------        ----------       ----------
    Ending balance..............................  $    17,335      $    16,662        $   17,145       $   16,702
                                                  ===========      ===========        ==========       ==========

Net increase (decrease).........................  $       190      $       (40)       $      443       $     (435)
                                                  ===========      ===========        ==========       ==========

Percent increase (decrease).....................         1.11%            (.24)%            2.65%           (2.54)%
                                                  ===========      ===========        ==========       ==========

          In the unlikely event the Association is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of the Converted Association or the Association, which is the Company.

          Borrowings. Savings deposits historically have been the primary source of funds for the Association's lending, investments and general operating activities. The Association is authorized, however, to use advances from the FHLB of Topeka to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Topeka functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Association is required to own stock in the FHLB of Topeka and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. The Association has a Blanket Agreement for advances with the FHLB under which the Association may borrow up to 25% of assets (approximately $5.1 million), subject to normal collateral and underwriting requirements. Advances from the FHLB of Topeka are secured by the Association's stock in the FHLB of Topeka and first mortgage loans.

          As of December 31, 1996, the Association had no advances outstanding.

SUBSIDIARY ACTIVITIES

          As a federally chartered savings bank, the Association is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of December 31, 1996, the Association was authorized to invest up to approximately $411,000 in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

          The Association does not have any subsidiaries.

COMPETITION

          The Association faces strong competition both in originating real estate and consumer loans and in attracting deposits. The Association competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers. The Association also competes by offering products which are tailored to the local community. Its competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers making loans secured by real estate located in the Association's market area. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

          The Association attracts its deposits through its sole office primarily from the local community. Consequently, competition for deposits is principally from other savings institutions, commercial banks and brokers in the local community as well as from the corporate credit unions sponsored by the large private employers in the Association's market area. The Association competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. The Association believes it has developed strong relationships with local realtors and the community in general.

          Management considers its market area for gathering deposits to be Otero County in Colorado. The Association estimates that it competes with 16 banks, and 4 credit unions for deposits and loans. Based on data provided by a private marketing firm, the Association estimates that at June 30, 1995, the latest date for which information was available, it had 7.1% of deposits held by all financial institutions in its market area.

OFFICES AND OTHER MATERIAL PROPERTIES

          The following table sets forth information regarding the Association's sole office at December 31, 1996.

                                                                                       Book Value at
                                                Year                 Owned or          December 31,        Approximate
                                               Opened                 Leased               1996          Square Footage
                                               ------                -------           -------------     --------------
Main office                                     1975                   Owned              $48,000             3,000

          The book value of the Association's investment in premises and equipment totaled approximately $98,000 at December 31, 1996. See Note 6 of Notes to Financial Statements.

EMPLOYEES

          As of December 31, 1996, the Association had five full-time and no part-time employees, none of whom were represented by a collective bargaining agreement. Management considers the Association's relationships with its employees to be good.

LEGAL PROCEEDINGS

          From time to time, the Association is a party to various legal proceedings incident to its business. At December 31, 1996, there were no legal proceedings to which the Company or the Association was a party, or to which any of their property was subject, which were expected by management to result in a material loss to the Company or the Association. There are no pending regulatory proceedings to which the Company, the Association or its subsidiaries is a party or to which any of their properties is subject which are currently expected to result in a material loss.

                                  REGULATION

GENERAL

          As a federally chartered savings association, the Association is subject to extensive regulation by the OTS. The lending activities and other investments of the Association must comply with such regulatory requirements, and the OTS periodically examines the Association for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. The Association must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

REGULATION OF THE ASSOCIATION

          Regulatory Capital Requirements. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated Composite 1 under the OTS examination rating system). See " -- Prompt Corrective Regulatory Action." For purposes of this regulation, Tier 1 capital has the same definition as core capital, which is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights and qualifying supervisory goodwill. Tangible capital is given the same definition as core capital but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationship. Both core and tangible capital are further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks, other than subsidiaries engaged in activities undertaken as agent for customers, or in mortgage banking activities and subsidiary depository institutions or their holding companies. At December 31, 1996, the Association had no such investments.

          Adjusted total assets are a savings association's total assets as determined under GAAP, adjusted for certain goodwill amounts and increased by a pro rated portion of the assets of subsidiaries in which the savings association holds a minority interest, and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings association's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

          In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements, the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. At December

31, 1996, the Association had no high ratio land or nonresidential construction loans and had no equity investments for which OTS regulations require a deduction from total capital.

          The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each asset, and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, one- to four-family first mortgages that are not more than 90 days past due with loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest by the FHLMC, are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight.

          The table below presents the Association's capital position relative to its various regulatory capital requirements at December 31, 1996.

                                                                                          Percent of
                                                                        Amount             Assets(1)
                                                                        ------            ----------
                                                                         (Dollars in thousands)
              Tangible capital.....................................  $    2,664              13.10%
              Tangible capital requirement.........................         305               1.50
                                                                     ----------              ------
                 Excess (deficit)..................................  $    2,359              11.60%
                                                                     ==========              ======

              Core capital.........................................  $    2,664              13.10%
              Core capital requirement.............................         610               3.00
                                                                     ----------              ------
                 Excess (deficit)..................................  $    2,054              10.10%
                                                                     ==========              ======

              Risk-based capital...................................  $    2,724              35.31%
              Risk-based capital requirement.......................         617               8.00
                                                                     ----------              ------
                 Excess (deficit).................................   $    2,107              27.31%
                                                                     ==========              ======

--------------------
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.


          The OTS requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value, after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline), is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

          The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report, and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis. The OTS has not yet implemented these requirements.

          In addition to requiring generally applicable capital standards for savings institutions, the OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the OTS determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice, and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the OTS to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

          Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A "significantly undercapitalized" institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution, or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days, unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter, beginning 270 days after the date it became critically undercapitalized.

          Under implementing regulations, the federal banking regulators, including the OTS, generally measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is a savings institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the savings institution has a composite 1 CAMEL rating). An "undercapitalized institution" is a savings institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a savings institution that has: (i) a total risk-based capital ratio of less than 6.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as a savings institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At December 31, 1996 the Association was classified as "well capitalized" under OTS Regulations, and Management of the Association believes that the Converted Association will, immediately after the Conversion, also be classified as "well capitalized."

          Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity, and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

          To qualify as a QTL, a savings institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio" assets in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of: (i) loans, equity positions, or securities related to domestic, residential real estate or manufactured housing, and educational, small business and credit card loans;
(ii) 50% of the dollar amount of residential mortgage loans subject to sale under certain conditions but do not include any intangible assets. Subject to a 20% of portfolio assets limit, however, savings institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas.

          A savings institution must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain Qualified Thrift Lender status will be permitted to requalify once, and if it fails the QTL Test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB System. Upon failure to qualify as a QTL for two years, a savings association must convert to a commercial bank. At December 31, 1996, approximately 98.6% of the Association's assets were invested in Qualified Thrift Investments.

          Dividend Limitations. Under OTS regulations, the Association is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Association at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

          Federal regulations impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Association. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association"), is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. Unless the OTS determines that the Association is an institution requiring more than normal supervision, the Association is authorized to pay dividends, in accordance with the provisions of the OTS regulations discussed above, as a Tier 1 Association.

          Under the OTS' prompt corrective action regulations, the Association is also prohibited from making any capital distributions if, after making the distribution, the Association would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or
(iii) a leverage ratio of less than 4.0%. However, the OTS, after consultation with the FDIC, may permit an otherwise prohibited stock repurchase if it is made in connection with the issuance of additional shares in an equivalent amount, and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

          In addition to the foregoing, earnings of the Association appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Association on the amount of earnings removed from the reserves for such distributions. See "Taxation."

          Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require savings institutions to maintain internal controls, information systems and audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Association already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Association's operations.

          Additionally, under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July

10, 1995, the federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets, as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Association's operations.

          Deposit Insurance. The Association is required to pay assessments, based on a percentage of its insured deposits, to the FDIC for insurance of its deposits by the FDIC through the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits, or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

          Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as under the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority, and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

          For the past several semi-annual periods, institutions with SAIF-assessable deposits, like the Association, have been required to pay higher deposit insurance premiums than institutions with deposits insured by the BIF. In order to recapitalize the SAIF and address the premium disparity, the recently-enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits, based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Association incurred a pre-tax expense of $106,000, during the year ended September 30, 1996.

          The FDIC has proposed a rule that would lower the regular semi-annual SAIF assessment rates by establishing a base assessment rate schedule ranging from 4 to 31 basis points effective October 1, 1996. The rule widens the range between the lowest and highest assessment rates among healthy and troubled institutions with the intent of creating an incentive for savings institutions to control risk-taking behavior. The rule also prevents the FDIC from collecting more funds than needed to maintain the SAIF's capitalization at 1.25% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of 6.44 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

          SAIF members are generally prohibited from converting to BIF, also administered by the FDIC, or merging with or transferring assets to a BIF member before the date on which the SAIF first meets or exceeds the designated reserve ratio of 1.25% of insured deposits. However, the FDIC may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members, plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF equal to 0.90% of the deposits transferred and an entrance fee to BIF based on the current reserve ratio of the BIF. A savings institution is not prohibited from adopting a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

          Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate (except for any affiliate which engages only in activities which are permissible for savings and loan holding companies), or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate (except for affiliates which are subsidiaries of the savings institution). Section 106 of the Bank Holding Company Act ("BHCA"), which also applies to the Association, prohibits the Association from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

          Loans to Directors, Executive Officers and Principal Stockholders. Savings institutions are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the Federal Reserve Board, pursuant to
Section 22(h), requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors. Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

          Liquidity Requirements. The Association is required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Association is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average regulatory liquidity ratio of the Association for the month of September 1996 was 40%.

          Federal Home Loan Bank System. The Association is a member of the FHLB, which consists of 12 Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Topeka, the Association is required to acquire and hold shares of capital stock in the FHLB of Topeka in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of its advances from the FHLB of Topeka, whichever is greater. The Association was in compliance with this requirement with investment in FHLB of Topeka stock at December 31, 1996, of $307,300. The FHLB of Topeka is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Topeka. As of December 31, 1996, the Association no advances and other borrowings from the FHLB of Topeka. See "Business of the Association --Deposit Activities and Other Sources of Funds -- Borrowings."

          Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a thrift institution must maintain average daily reserves equal to 3% on the first $49.3 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of December 31, 1996, the Association met its reserve requirements.

REGULATION OF THE COMPANY

          General. Following the Conversion, the Company will be a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"). As such, the Company will be registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Association will be subject to certain restrictions in its dealings with the Company and affiliates thereof. The Company also will be required to file certain reports with, and otherwise comply with the rules and regulations of the SEC under the federal securities laws.

          Activities Restrictions. The Board of Directors of the Company presently intends to operate the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk, including limiting: (i) payment of dividends by the savings institution,
(ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposing on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL Test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company. See " --Regulation of the Association -- Qualified Thrift Lender Test."

          If the Company were to acquire control of another savings association, other than through merger or other business combination with the Association, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL Test, the activities of the Company and any of its subsidiaries (other than the Association or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company, or subsidiary thereof which is not a savings institution, may commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) those activities authorized by the Federal Reserve Board as permissible for savings and loan holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

          Restrictions on Acquisitions. The HOLA generally prohibits savings and loan holding companies from acquiring, without prior approval of the Director of OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof, or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

          The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

          The OTS regulations permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases, or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may not establish an out-of-state branch unless (i) the federal association qualifies as a QTL or as a "domestic building and loan association" under 7701(a)(19) of the Code and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole as a QTL or for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

          Under the BHCA, bank holding companies are specifically authorized to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings institution is a permissible activity for savings and loan holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. A bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the BHCA.

          Federal Securities Law. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Conversion. Upon completion of the Conversion, the Common Stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

          The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                   TAXATION

GENERAL

          The Association files a consolidated federal income tax return based on the fiscal year. After the Conversion, it is expected that the Company and the Association, together with the Association's subsidiary, will file a consolidated federal income tax return based on a fiscal year ending September
30. Consolidated returns have the effect of deferring gain or loss on intercompany transactions and allowing companies included within the consolidated return to offset income against losses under certain circumstances.

FEDERAL INCOME TAXATION

          The Company and the Association will file a consolidated federal income tax return.

          Thrift institutions are subject to the provisions of the Code in the same general manner as other corporations. Prior to recent legislation, institutions such the Association which met certain definitional tests and other conditions prescribed by the Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans was based on actual loss experience, however, the amount of the bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Legislation recently signed by the President repealed the percentage of taxable income method of calculating the bad debt reserve. The Association historically has elected to use the percentage method.

          Earnings appropriated to an institution's bad debt reserve and claimed as a tax deduction were not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless such amount was included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

          Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Association, will be treated the same as commercial banks. Institutions with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

          The Association's federal corporate income tax returns have not been audited in the last five years.

          Under provisions of the Revenue Reconciliation Act of 1993 ("RRA"), enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Also under provisions of RRA, a separate depreciation calculation requirement has been eliminated in the determination of adjusted current earnings for purposes of determining alternative minimum taxable income, rules relating to payment of estimated corporate income taxes were revised, and certain acquired intangible assets such as goodwill and customer-based intangibles were allowed a 15-year amortization period. Beginning with tax years ending on or after January 1, 1993, RRA also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the rule.

STATE INCOME TAXATION

          The State of Delaware imposes no income or franchise taxes on savings institutions. The State of Colorado taxes the Association's federal taxable income, adjusted for interest income received directly from federal agencies, at a 5% rate.

                           MANAGEMENT OF THE COMPANY

          The Board of Directors of the Company consists of the same individuals who serve as directors or officers of the Association. Their biographical information is set forth under "Management of the Association -- Directors." The Board of Directors of the Company is divided into three classes. Directors of the Company will serve for three year terms or until their successors are elected and qualified, with approximately one-third of the directors being elected at each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Conversion.

          The following individuals hold the offices in the Company set forth below opposite their names.

          Name                                  Title
          ----                                  -----
          Donald F. Gause                       Chairman of the Board of Directors
          Keith E. Waggoner                     President and Chief Executive Officer
          Wayne W. Whittaker                    Vice President
          Francis E. Clute                      Secretary and Treasurer

          The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

          Since the formation of the Company, none of the executive officers, directors or other personnel have received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Association -- Directors." Executive officers and directors of the Company will be compensated as described below under "Management of the Association."

                         MANAGEMENT OF THE ASSOCIATION

DIRECTORS

          Because the Association is a mutual savings and loan association, its members have elected its Board of Directors. Upon completion of the Conversion, each director of the Association immediately prior to the Conversion will continue to serve as directors of the Association. The term of each director is three years, and approximately one-third of the members of the Board of Directors are elected each year. The Conversion will not affect the classes or terms of the existing directors. Because the Company will own all the issued and outstanding capital stock of the Converted Association following the Conversion, the Board of Directors of the Company will elect the directors of the Converted Association. Following the Conversion, Mr. Gause, who currently serves as President of the Association, will become Chairman of the Board of Directors of the Converted Association. Mr. Waggoner, who currently serves as Executive Vice President of the Association, will be elected a Director and become President and Chief Executive Officer of the Converted Association. They each will serve in these same capacities for the Company.

          The following table sets forth certain information with respect to the individuals who serve currently as members of the Association's Board of Directors. There are no arrangements or understandings between the Association and any director pursuant to which such person has been elected a director of the Association, and no director is related to any other director or executive officer by blood, marriage or adoption.

                                   Age at
                                December 31,
Name                                1996            Director Since      Term to Expire
----                            ------------        --------------      --------------
Donald F. Gause                      65                   1972                2000
Wayne W. Whittaker                   65                   1981                1999
Francis E. Clute                     59                   1987                1999
Norman L. Bailey                     59                   1992                1998
William E. Burrell                   69                   1987                1999
Brian H. Hancock                     51                   1991                2000
R. Dean Jones                        58                   1989                1998
Keith E. Waggoner (1)                50                   1997                2000

-----------------------
(1) Following the Conversion, Mr. Waggoner, President and Chief Executive Officer and Director of the Company, will be elected as President and Chief Executive Officer and Director of the Converted Association and the Company.


          Presented below is certain information concerning the directors of the Association. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

          DONALD F. GAUSE currently serves as a Director and President of the Association. Mr. Gause was elected to the Board of Directors in 1972 and has been President since 1990. Following the Conversion, Mr. Gause will become Chairman of the Board of Directors of the Converted Association. He is owner of Don's for Lad and Dad, Inc., a family owned and operated men's clothing store.

          WAYNE W. WHITTAKER has served as a Director and Vice President of the Association since 1981 and has been a self-employed real estate and insurance agent since 1953. He also serves as Corporate Secretary and Treasurer of Catlin Canal Company, The Pisqah Reservoir and Ditch Company and Larkspur, Inc. Mr. Whittaker's civic activities include being a block solicitor for the Leukemia Society of America, Finance Chairman for the local Shrine Circus, active membership in a local Methodist church, committee member for the Sunshine District of Methodist

Church Building Committee, Chairman of the Finance Committee of the Arkansas Valley Board of Realtors and involvement with the Shrine Children's Clinic. He is also a participant in civic parades in Rocky Ford, La Junta and Fowler, Colorado.

          FRANCIS E. CLUTE has served as a Director and Treasurer of the Association since 1987. He is the owner of Edco Metal Works, a machine shop specializing in heating and air conditioning. Mr. Clute's civic involvement includes membership in the Rocky Ford Lion's Club, Elks Lodge and Chamber of Commerce. He is also active with the Rocky Ford Zoning Board and School District.

          NORMAN L. BAILEY has served as a Director of the Association since 1992. He is currently serving as President of the La Junta Golf Club and La Junta Capital.

          WILLIAM E. BURRELL has served as a Director of the Association since 1987. He works as an Advisor to Burrell Seeds, Inc. and D.V. Burrell Seed Growers Company and is active with the Salvation Army.

          BRIAN H. HANCOCK has been a self-employed Real Estate and Insurance Broker since 1969 and a Director of the Association since 1991. He is also a member of the Board of Directors of the Rocky Ford Housing Authority Nava Manor Complex.

          R. DEAN JONES has been a member of the Board of Directors of the Association since 1989 and the owner of Jones Motors, Inc. since 1986. His past and current community involvement include being Chairman of the Board of the Colorado Auto Dealers Association, President of La Junta Development, Inc., Trust Director of the Colorado Auto Dealers Insurance Trust, member of the Board of the Buick Dealer Council, member of the Board of Pikes Peak Hill Climb, Inc. and Director of the National Auto Dealer Association.

          KEITH E. WAGGONER has been Executive Vice President of the Association since 1985. His past and current civic activities include being President of the Lion's Club, member of the Otero Junior College Advisory Board, President and member of the La Junta Catholic Parish Counsel, President of the La Junta Catholic Parish Finance Board and member of the Otero County Planning Commission.

COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors of the Association meets monthly and may have additional special meetings. During the year ended September 30, 1996, the Board met twelve times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held during the year ended September 30, 1996 and the total number of meetings held by committees on which he served during such fiscal year. The Association's Board of Directors has standing Compensation, Asset/Liability Management, Nominating and Loan Review Committees.

          The Board of Directors' Audit Committee consists of the entire Board of Directors. The Board, in its capacity as the Audit Committee, met one time during the year ended September 30, 1996 to examine and approve the audit report prepared by the independent auditors of the Association to review and recommend the independent auditors to be engaged by the Association, to review the internal audit function and internal accounting controls, and to review and approve conflict of interest and audit policies. Following the Conversion, it is expected that the Audit Committee will be comprised of all non-employee directors will meet at least quarterly.

          The Association's Nominating Committee consists of Directors R. Dean Jones, Norman L. Bailey and Brian H. Hancock and is responsible for considering potential nominees to the Board of Directors. During the year ended September 30, 1996, the Board of Directors met two times as a nominating committee. Following the Conversion, it is expected that the Company's full Board of Directors will act as a nominating committee for selecting the management nominees for election as directors of the Company in accordance with the Company's Bylaws. In its deliberations, the Board, functioning as a nominating committee, considers the candidate's knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of its market area.

          The Board of Directors' Compensation Committee consists of the full Board of Directors. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. All compensation decisions are made by the full Board of Directors. The Compensation Committee met one time during the fiscal year ended September 30, 1996.

EXECUTIVE COMPENSATION

          The following table sets forth the cash and noncash compensation for the last fiscal year awarded to or earned by the Chief Executive Officer. No executive officer of the Company earned salary and bonus in fiscal year 1996 exceeding $100,000 for services rendered in all capacities to the Association.

                                                         Annual Compensation
                                          --------------------------------------------------
                                                                              Other Annual              All Other
Name                        Year          Salary           Bonus             Compensation(1)          Compensation
----                        ----          ------           -----             ---------------          ------------
Keith E. Waggoner           1996         $41,544           $13,249              $   --                    $   --
Vice President and Chief
Executive Officer

------------------
(1) Executive officers of the Association receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officers in fiscal 1996 did not exceed 10% of each of the executive officer's respective salary and bonus.


DIRECTOR COMPENSATION

          The Association's directors receive fees of $400 per monthly meeting attended. Through fiscal 1996 directors received a bonus directors' fee equal to 6% of the net income of the Association (after employee profit sharing expense and before taxes) up to $50,000, 8% of the net income of the Association from $50,001 to $500,000 and 10% of the net income of the Association over $500,000. Further, the three directors who are also officers each receive 16% of the total pool for director profit sharing, and each of the other directors receive 13%. This Plan has been terminated and will be replaced by the Retirement Plan for Directors and Senior Officer described below. No fees are paid for serving on committees of the Board of Directors. This fee includes any Executive, Compensation or Lending Committee meeting. During fiscal year 1996, the Association's directors' fees totaled $36,000.

CERTAIN BENEFIT PLANS AND AGREEMENTS

          In connection with the Conversion, the Company's and the Association's Boards of Directors have approved certain stock incentive plans, an employment agreement, and a cash-based incentive compensation plan. In addition, the Association has an existing Retirement Plan for Directors and Senior Officer which will remain in effect after the Conversion.

          Basis for Awards of Benefits and Compensation. The Company's and the Association's Boards of Directors have evaluated and approved the terms of the employment agreement and other benefits described below. In its review of the benefits and compensation of the executive officers and the terms of the employment agreement, the Boards of Directors considered a number of factors, including the experience, tenure and ability of the executive officers, their performance for the Association during their tenure and the various legal and regulatory requirements regarding the levels of compensation which may be paid to employees of savings associations.

          Stock Option Plan. The Board of Directors of the Company intends to submit the Option Plan for approval to stockholders at a meeting which is expected to be held not earlier than six months following completion of the

Conversion, but may be held more than one year following completion of the Conversion. No options shall be awarded under the Option Plan unless stockholder approval is obtained.

          The purpose of the Option Plan is to provide additional incentive to directors and employees by facilitating their purchase of Common Stock. The Option Plan will have a term of 10 years from the date of its approval by the Company's stockholders, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors of the Company. Pursuant to the Option Plan, a number of shares equal to 10% of the shares of Common Stock that are issued in the Conversion (32,000 shares at the midpoint of the Estimated Valuation Range) would be reserved for future issuance by the Company, in the form of newly issued shares or treasury shares or shares held in a grantor trust, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"). Options and SARs are collectively referred to herein as "Awards." If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Awards would be available for the grant of additional Awards under the Option Plan, unless the Option Plan shall have been terminated.

          It is expected that the Option Plan will be administered by a committee (the "Option Committee") of at least two directors of the Company who
(i) are designated by the Board of Directors and (ii) are Non-employee Directors within the meaning of the federal securities laws. It is expected that the Option Committee initially will consist of directors Bailey, Jones, and Whittaker. The Option Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Option Committee must be consistent with the terms of the Option Plan). Awards will be available for grants to directors and key employees of the Company and any subsidiaries. Consistent with applicable regulations, if the Option Plan is implemented within one year following completion of the Conversion, no employee will receive Awards covering more than 25% of the shares reserved for issuance under the Option Plan, and non-employee directors will not receive awards individually exceeding 5% of the shares available under the MRP or 30% in the aggregate. It is expected that upon the implementation of the Option Plan, Mr. Waggoner will receive an Award with respect to 25% of the shares reserved under the Option Plan (8,000 shares at the midpoint of the Estimated Valuation Range) and each director who is not an employee but is a director on the effective date will receive an Award with respect to the lesser of (i) 5% of the shares reserved under the Option Plan, and (ii) 30% of the shares reserved under the Option Plan divided by the number of directors eligible to receive an Award on the effective date. The initial grant of Options under the Option Plan is expected to occur on the date the Option Plan receives stockholder approval.

          It is intended that Options granted under the Option Plan will constitute both incentive stock options (Options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs"), and Options that do not so qualify ("Non-ISOs"). The exercise price for Options may not be less than 100% of the fair market value of the shares on the date of the grant. The Option Plan permits the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. Awards may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

          No Option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. If the Option Plan is implemented within one year after completion of the Conversion, Options are expected to become exercisable at the rate of 20% per year, beginning one year from the date of grant. If an optionee dies or terminates service due to disability while serving as an employee or non-employee director, all unvested Options will become 100% vested and immediately exercisable. If the Option Plan is implemented more than one year after the completion of the Conversion, (i) Options may become exercisable according to a different schedule and (ii) the Options may also accelerate to 100% upon an optionee's retirement or termination of service in connection with a change in control. Upon a participant's exercise of an Option, the Company may, if provided by the Committee in the underlying Option agreement, pay to the participant a cash amount up to but not exceeding the amount of dividends, if any, declared on the underlying shares between the date of grant and the date of exercise of the Option. An otherwise unexpired Option shall, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date one year after an employee terminates service for a reason other than just cause, death, or disability, or (iii) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death).

          An SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Option Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise over the aggregate exercise price of the shares subject to the SAR was granted. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Option Committee.

          The Company will receive no monetary consideration for the granting of Awards under the Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock or a combination of cash and Common Stock. Upon an optionee's exercise of any Option, the Company intends to pay the optionee a cash amount equal to any dividends declared on the underlying shares between the date of grant and the date of exercise of the Option. The exercise of Options and SARs will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an Award is granted). In the event that the fair market value per share of the Common Stock falls below the option price of previously granted Options or SARs, the Option Committee will have the authority, with the consent of the optionee, to cancel outstanding Options or SARs and to reissue new Options or SARs at the then current fair market price per share of the Common Stock.

          At any time following consummation of the Conversion, the Association or the Company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of Common Stock equal to 10% of the shares issued in the Conversion. Such shares would be held by the trust for issuance to option holders upon the exercise of options in the event the Option Plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

          Employee Stock Ownership Plan. In connection with the Conversion, the Company's Board of Directors intends to adopt an employee stock ownership plan ("ESOP"), effective as of October 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service will be eligible to participate in the ESOP. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.

          The ESOP is to be funded by contributions made by the Company or the Association in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase 8% of the Common Stock issued in the Conversion (25,000 shares at the midpoint of the Estimated Valuation Range). This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company expects to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

          Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Association.

Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than three years of service with the Company or the Association; 100% for three or more years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's October 1, 1996 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability or a change in control. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Dividends paid on allocated shares are expected to be paid to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

          It is expected that the Company will administer the ESOP and that Directors Burrell, Clute, and Hancock will be appointed as trustees of the ESOP (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares.

          Management Recognition Plan. The Company's Board of Directors intends to submit the MRP for approval to stockholders at a meeting of the Company's stockholders, which is expected to be held not earlier than six months following completion of the Conversion. The purpose of the MRP is to enable the Company and the Association to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be such directors and key employees as are selected by a committee the Company's Board of Directors (the "MRP Committee"). It is expected that the MRP Committee will initially consist of Directors Bailey, Jones, and Whittaker. The Company's directors are expected to act by majority as trustees of the trust associated with the MRP (the "MRP Trust"). The trustees of the MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the MRP Trust. Shares held in the MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the award vests.

          At any time following consummation of the Conversion, the Association or the Company will contribute sufficient funds to the MRP Trust so that the MRP Trust can purchase a number of shares of Common Stock equal to up to a 4% of the number of shares of Common Stock issued in the Conversion (12,800 shares at the midpoint of the Estimated Valuation Range). Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant pro rated over the years during which vesting occurs. The shares awarded pursuant to the MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. If the MRP is implemented within one year following completion of the Conversion, the MRP awards will be payable over a period specified by the Board of Directors, which shall not be faster than 20% per year, beginning one year from the date of the award. Participants in the MRP may elect to defer all or a percentage of their MRP awards that would have otherwise been transferred to the participants upon the vesting of said awards. Dividends on unvested shares will be held in the MRP trust for payment as vesting occurs. All shares subject to an MRP award held by a participant whose service with the Company or the Association terminates due to death or disability, shall be deemed 100% vested as of the participant's last day of service with the Association or Company. If the MRP is implemented more than one year after the closing of the Conversion, Awards may become vested according to a different schedule, and it is expected that the awards will also become 100% vested upon a participant's retirement or termination of service with the Association or the Company in connection with a change in control of the Association or the Company. If a participant terminates employment for reasons other than death or disability (or retirement or a change in control, if applicable), he or she forfeits all rights to the allocated shares under restriction.

          The Company's Board of Directors can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. If the MRP is implemented within one year following consummation of the Conversion, no employee will receive MRP awards covering more than 25% of the shares reserved for issuance under the MRP, and non-employee directors will not receive awards individually exceeding 5% of the shares available under the MRP or 30% in the aggregate. It is expected that upon the implementation of the MRP, Mr. Waggoner will receive an Award with respect to 25% of the shares reserved under the MRP (3,200 shares at the midpoint of the Estimated Valuation Range) and each director who is not an employee but is a director on the effective date shall receive an Award with respect to the lesser of (i) 5% of the shares reserved under the MRP, and (ii) 30% of the shares reserved under the MRP divided by the number of directors eligible to receive an Award on the effective date. The initial grant of awards under the MRP is expected to occur on the date the MRP receives stockholder approval. No awards shall be made prior to stockholder approval of the MRP.

          Retirement Plan for Directors and Senior Officer. The Association's Board of Directors has adopted the Rocky Ford Federal Savings and Loan Association Retirement Plan for Directors and Senior Officer (the "Retirement Plan") effective November 13, 1996 (the "Effective Date"), for the Association's senior officer as of the plan's effective date and its directors (i) who are members of the Association's Board of Directors (the "Board") at some time on or after the plan's effective date, and (ii) who are not employees on the date of being both nominated and elected (or re-elected) to the Board. Directors who become participants will remain participants even if they later become employees of the Association.

          On the Effective Date, a Retirement Plan bookkeeping account was established by the Association in the name of each participant, and each participant who was a director on the Effective Date had his account credited with an amount equal to the product of (i) $1,840 ($2,723 for director Gause), and (ii) his full years of service as a director prior to the Effective Date. On each September 30 following the Effective Date, each participant who is a director (but not a senior officer) on such date shall have his or her account credited with an amount equal to the product of $1,840 ($2,723 for director Gause) and the safe performance factor. The safe performance factor is determined based on the Association's actual performance as compared to budgeted goals for return on average assets, non-performing assets, and CAMEL rating, provided that the safe performance factor may not exceed 1.2. Also on the Effective Date, the Retirement Plan account of Mr. Waggoner, the senior officer, was credited with an amount equal to $4,000 for each full year of his service with the Association prior to such date. On the September 30 occurring during each of the next eleven years following the Effective Date, Mr. Waggoner's account will be credited an additional amount equal to $20,669 times the safe performance factor, provided he is an employed by the Association on such date. Amounts credited to accounts of participants on the Effective Date became 50% vested on the Effective Date, with the remainder vesting on March 31, 1997. Amounts credited to participants' accounts after the Effective Date will be fully vested at all times. Until distributed in accordance with the terms of the Retirement Plan, each participant's account will be credited with a rate of return on any amounts previously credited. Prior to the Conversion, this rate of return equals the highest rate of interest paid by the Association on certificates of deposit having a term of one year. After the Conversion that rate of return will equal the dividend-adjusted rate of return on the Company's common stock.

          In the event of Mr. Waggoner's disability or death, his account will be credited with an amount equal to the difference (if any) between (i) 50% of the present value of all benefits which would have been credited to his account if he had otherwise remained employed by the Association to age 62, and (ii) the benefits which are actually credited to his account at the time of his termination. If his employment terminates in connection with or following a change in control, his account will be credited with an amount equal to the difference (if any) between (i) 100% of the present value of all benefits which would have been credited to his account if he had otherwise remained employed by the Association to age 62, and (ii) the benefits which are actually credited to his account at the time of his termination, subject to applicable "golden parachute" limitations under 280G of the Internal Revenue Code. "Change in control" is defined the same as under the Employment Agreement described below.

          Participants' accounts under the Retirement Plan will be paid, in cash, in ten substantially equal annual installments, beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or senior officer (whichever shall first occur). Notwithstanding the foregoing, a participant may elect to receive Retirement Plan benefits in a lump sum or over a period shorter than ten years. In the event of a participants' death, the balance of his Retirement Plan account will be paid in a lump sum (unless the Participant elects a distribution period up to ten years) to his designated beneficiary, or if none, his estate.

          Any benefits accrued under the Retirement Plan will be paid from the Association's general assets. The Association has established a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Association's general creditors. In the event a participant prevails over the Association in a legal dispute as to the terms or interpretation of the Retirement Plan, he or she will be reimbursed for his or her legal and other expenses.

          Incentive Compensation Plan. The Association's Board of Directors intends to adopt the Incentive Compensation Plan, effective October 1, 1996. The Incentive Compensation Plan is administered by a committee (the "Incentive Compensation Committee") which is expected to consist of non-employee directors Bailey, Jones, and Whittaker. Under the plan, employees will receive annual cash bonus awards from a bonus pool determined under a performance-based formula. The bonus pool will equal the multiple of (i) a dollar amount set by the Incentive Compensation Committee for the fiscal year ($30,000 for fiscal year ending September 30, 1997), times (ii) the ROAA factor, times (iii) the NPA factor, times (iv) the CAMEL factor. The ROAA factor equals the ratio of the Association's actual return on average assets to budgeted return on average assets. The NPA factor will equal 1.0 as long as the ratio of the Association's non-performing assets and real-estate-owned to its total loans and real-estate-owned ("NPA Ratio") is less than or equal to 1%, and will be reduced ratably to 0 for NPA Ratios equalling or exceeding 2%. The CAMEL Factor will equal 1.2 for a CAMEL rating of 1, 1.0 for a CAMEL rating of 2, and 0 for CAMEL ratings of 3 or higher. In determining performance for a fiscal year, the Incentive Compensation Committee will have the discretion to take into account or disregard extraordinary financial events. Mr. Waggoner is expected to receive approximately 50% of the annual bonus pool, with the remaining 50% divided pro rata among the Association's remaining employees based on compensation. The Incentive Compensation Committee will have the authority to make discretionary allocations of the bonus pool where they deem it appropriate and necessary.

          The Incentive Compensation Plan has an indefinite term, and the Association has the right at any time to terminate or amend the Incentive Compensation Plan for any reason; provided, that no amendment or termination may, without the consent of the participant or, if applicable, the participant's beneficiary, adversely affect such participant's or beneficiary's rights with respect to benefits accrued as of the date of such amendment or termination.

          Employment Agreement. The Company and the Association intend to enter into employment agreements (the "Employment Agreements") under which Keith E. Waggoner (the "Employee") would serve as President of the Association and President of the Company. In such capacities, the Employee is responsible for overseeing all operations of the Association and the Company, and for implementing the policies adopted by the Boards of Directors. Such Boards believe that the Employment Agreements assure fair treatment of the Employee in his career with the Company and the Association by assuring him of some financial security.

          The Employment Agreements will become effective upon their execution and will provide for a term of three years, with an annual base salary equal to the Employee's existing base salary rate in effect on the effective date. On each anniversary date of the commencement of the Employment Agreements, the term of the Employee's employment may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The Employment Agreements shall terminate upon the Employee's death, may terminate upon the Employee's disability and are terminable by the Association for "just cause" (as defined in the Employment Agreements). In the event of termination for just cause, no severance benefits are available. If the Company or the Association terminates the Employee without just cause, the Employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreements plus an additional 12 month's salary and, at the Employee's election, either continued participation in benefit plans which the Employee would have been

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

eligible to participate in through the Employment Agreements' expiration date or the cash equivalent thereof. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability. In the event of the Employee's death during the term of the Employment Agreements, his estate will be entitled to receive his salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to voluntarily terminate his Employment Agreements by providing 90 days' written notice to the Boards of Directors of the Association and the Company, in which case the Employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

          In the event of (i) the Employee's involuntary termination of employment other than for "just cause" during the period beginning six months before a change in control and ending on the later of the second anniversary of the change in control or the expiration date of the Employment Agreements (the "Protected Period"), (ii) the Employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which have not been consented to by the Employee, or (iii) the Employee's voluntary termination of employment for any reason within the 30-day period beginning on the date of the change in control, the Employee will be paid within 10 days of such termination (or the date of the change in control, whichever is later) an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control. A "change in control" is deemed to occur where (i) as a result of, or in connection with, any initial public offering, tender offer or exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were directors of the Association before such transaction cease to constitute a majority of the Board of Directors of the Association or any successor to the Association; (ii) the Association transfers substantially all of its assets to another corporation which is not an affiliate of the Association; (iii) the Association sells substantially all of the assets of an affiliate which accounted for 50% or more of the controlled group's assets immediately prior to such sale; (iv) any "person" including a "group" is or becomes the "beneficial owner", directly or indirectly, of securities of the Association representing twenty-five percent (25%) or more of the combined voting power of the Association's outstanding securities (with the terms in quotation marks having the meaning set forth under the federal securities laws); or (v) the Association is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former stockholders of the Association. The Employment Agreement with the Association provides that within 10 business days of a change in control, the Association shall fund, or cause to be funded, a trust in the amount of 2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to him. The aggregate payment that would be made to Mr. Waggoner assuming his termination of employment under the foregoing circumstances at December 31, 1996 would have been approximately $165,000. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Certificate of Incorporation and
Bylaws --Additional Anti-Takeover Provisions." In the event that the Employee prevails over the Company and the Association, or obtains a written settlement, in a legal dispute as to the Employment Agreement, he will be reimbursed for his legal and other expenses.

TRANSACTIONS WITH MANAGEMENT

          The Association offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and to not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, the Association's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of the Board of Directors. At December 31, 1996, the Association had $89,700 in loans outstanding to directors and executive officers, which is 3.2% of pro forma stockholders equity at the midpoint of the Estimated Valuation Range. None of these loans had favorable terms.

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

                                THE CONVERSION

          THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE PLAN'S APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. APPROVAL BY THE OTS, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

          On January 14, 1997, the Board of Directors of the Association unanimously adopted, subject to approval by the OTS and the members of the Association, the Plan, pursuant to which the Association would convert from a federal mutual savings and loan association to a federal capital stock savings and loan association as a wholly owned subsidiary of the Company. The OTS has approved the Plan, subject to its approval by the members of the Association at the Special Meeting called for that purpose to be held on May 6, 1997.

          The Conversion will be accomplished through the amendment of the Association's existing Federal Mutual Charter and Bylaws to read in the form of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Converted Association, the issuance of all the Converted Association's capital stock to be outstanding upon consummation of the Conversion to the Company and the offer and sale of the Common Stock of the Company. Upon issuance of the Converted Association's shares of capital stock to the Company, the Converted Association will be a wholly owned subsidiary of the Company.

          The Company has received approval from the OTS to become the holding company of the Converted Association subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Association to be issued in the Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan.

          The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the Estimated Valuation Range of between $2,720,000 and $3,680,000, which may be increased to $4,232,000, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Ferguson. All shares of the Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final price of the shares of the Common Stock will be determined at the completion of the Subscription and Community Offerings. Ferguson is experienced in the valuation and appraisal of financial institutions. For additional information, see " -- Stock Pricing and Number of Shares to be Issued."

          The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the office of the Association and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

OFFERING OF COMMON STOCK

          Under the Plan, the Company is offering shares of the Common Stock first to the Association's Eligible Account Holders, second to the ESOP, third to Supplemental Eligible Account Holders and fourth to its Other Members who are not Eligible Account Holders or Supplemental Eligible Account Holders in the Subscription Offering. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may first be sold to the ESOP. To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares to the general public in the Community Offering. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. The term "resident" as used in

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

relation to the preference afforded natural persons in the Local Community means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, nontransitory presence within the Local Community) and continues to reside in the Local Community at the time of the Subscription and Community Offerings. The Association may utilize deposit or loan records or such other evidence provided to it to make the determination whether a person is residing in the Local Community. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstance of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. In all cases, however, such determination shall be in the sole discretion of the Association. The occurrence of the Community Offering is subject to the availability of shares of the Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering. Additionally, all purchases in the Community Offering are subject to the maximum and minimum purchase limitations set forth in the Plan and the right of the Company to reject any such orders, in whole or in part.

          As part of the Community Offering, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities. See " -- Syndicated Community Offering."

          If the Community Offering and Syndicated Community Offering are determined not to be feasible, the Association will immediately consult with the OTS to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Association may terminate the Conversion with the concurrence of OTS. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Association. In the event that the Conversion is not effected, the Association will remain a federal mutual savings and loan association, all subscription funds will be promptly returned to subscribers with interest earned thereon and all withdrawal authorizations will be cancelled. The completion of the Conversion is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan at the Special Meeting that will be required to complete the sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company and the Converted Association upon consummation of the Conversion, together with corresponding changes in the offering price and the net proceeds realized by the Association from the sale of the Common Stock. The Association would also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is terminated, the Association would be required to charge all Conversion-related expenses against current income.

BUSINESS PURPOSES

          The Association's Board of Directors has formed the Company to serve upon consummation of the Conversion as a holding company with the Converted Association as its subsidiary. The portion of the net proceeds from the sale of the Common Stock in the Conversion to be distributed to the Converted Association by the Company will substantially increase the Converted Association's capital position which will in turn increase the amount of funds available for lending and investment, provide a "cushion" to compensate for the Association's negative interest rate risk position, and provide greater resources to support both current operations and future expansion by the Association, although there are no current agreements or understandings for such expansion. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the Association to compete more effectively with other types of financial services organizations. In addition, the Conversion will also enhance the future access of the Company and the Association to the capital markets.

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

          The potential impact of Conversion upon the Association's capital base is significant. The Association had total equity in accordance with generally accepted accounting principles of $2.9 million, or 13.92% of assets, at December 31, 1996. Assuming approximately $2.85 million (based on the sale of 320,000 shares of Common Stock at the midpoint of the Estimated Valuation Range) of net proceeds are realized from the sale of the Common Stock (see "Pro Forma Data"), and after deducting amounts necessary to fund the ESOP and MRP, the Company's consolidated stockholders' equity would have been approximately $5.3 million as of December 31, 1996. The Converted Association's ratio of tangible capital to adjusted total assets would increase to 17.86% after the Conversion. See "Historical and Pro Forma Regulatory Capital Compliance." The investment of the net proceeds from the sale of the Common Stock will provide the Converted Association with additional income to further increase its capital position. The additional capital may also assist the Converted Association in offering new programs and expanded services to its customers.

          After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares under the MRP or Option Plan, if implemented. Following completion of Conversion, the Company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association -- Certain Benefit Plans and Agreements."

EFFECT OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE
ASSOCIATION


          General. Each depositor in a mutual savings institution such as the Association has both a deposit account and a pro rata interest in the retained earnings of that institution based upon the balance in his or her deposit account. However, this interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any other depositor who opens a deposit account obtains a pro rata interest in the retained earnings of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

          Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

          Upon consummation of the Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Association. Under the Plan, all of the capital stock of the Converted Association will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Conversion to persons who elect to participate in the Conversion by purchasing the shares being offered.

          Continuity. During the Conversion process, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Converted Association will continue to be subject to regulation by the OTS and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion, the Converted Association will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

          The Board of Directors serving the Association at the time of the Conversion will serve as the Board of Directors of the Converted Association after the Conversion, with the addition of Chief Executive Officer Keith Waggoner. Following the Conversion, the Board of Directors of the Company will consist of the individuals serving

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

on the Board of Directors of the Association. All officers of the Association at the time of the Conversion will retain their positions with the Converted Association after the Conversion.

          Voting Rights. Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Converted Association or the Company and, therefore, will not be able to elect directors of the Converted Association or the Company or to control their affairs. Currently these rights are accorded to depositors of the Association. Subsequent to the Conversion, voting rights will be vested exclusively in the stockholders of the Company which, in turn, will own all of the stock of the Converted Association. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company, subject to the provisions of the Company's Certificate of Incorporation.

          After the Association Conversion, holders of Savings Accounts in and obligors on loans of the Converted Association will not have voting rights in the Association. Exclusive voting rights with respect to the Company shall be vested in the holders of the Common Stock, holders of Savings Accounts in and obligors on loans of the Converted Association and the Association will not have any voting rights in the Company except and to the extent that such persons become stockholders of the Company, and the Company will have exclusive voting rights with respect to the Converted Association's capital stock.

          Deposit Accounts and Loans. The ASSOCIATION'S DEPOSIT ACCOUNTS, THE BALANCES OF INDIVIDUAL ACCOUNTS AND EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Association.

          Tax Effects. The Association has received an opinion from its special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to the material federal income tax consequences of the Conversion to the Association, and as to the generally applicable material federal income tax consequences of the Conversion to the Association's account holders and to persons who purchase Common Stock in the Conversion. The opinion provides that the Conversion will constitute a reorganization for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"). Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Association in its mutual or stock form by reason of the Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Converted Association in stock form immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Association immediately prior to the Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (v) the holding period for the Common Stock purchased in the Conversion will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; and (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of Subscription Rights in the Conversion, to the extent such liquidation rights and Subscription Rights are deemed to have value, as discussed below.

          The opinion of Housley Kantarian & Bronstein, P.C., is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Association and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

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

          Housley Kantarian & Bronstein, P.C. has advised the Association that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Association as part of the Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Association who receive an interest in such liquidation account established by the Association pursuant to the Conversion will not recognize any gain or loss upon such receipt.

          Housley Kantarian & Bronstein, P.C. has further advised the Association that the federal income tax treatment of the receipt of Subscription Rights pursuant to the Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that Subscription Rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of Subscription Rights plus the Subscription Rights actually exercised. Persons who do not exercise their Subscription Rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, Subscription Rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of Subscription Rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the Subscription Rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the Subscription Rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the Subscription Rights will depend, in part, upon their valuation for federal income tax purposes.

          If the Subscription Rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders and other eligible members who exercise their Subscription Rights, even though such persons would not have received any cash from which to pay taxes on such taxable income. The Association could also recognize a gain on the distribution of such Subscription Rights in an amount equal to their aggregate value. In the opinion of Ferguson & Company, whose opinion is not binding upon the IRS, the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that the Subscription Rights are deemed to have a fair market value. Because the fair market value, if any, of the Subscription Rights issued in the Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of Ferguson & Company, as its own nor incorporated such opinion of Ferguson & Company in its opinion issued in connection with Conversion.

          The Association has also received the opinion of Grimsley, White & Company that no gain or loss will be recognized as a result of the Conversion for purposes of Colorado income tax laws.

          THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH
MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT
HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL

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

ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

          Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each holder of a deposit account in the Association would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Association at the time of liquidation.

          After the Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Association. Therefore, except as described below, a claim of such account holder would be solely in the amount of the balance in the related deposit account plus accrued interest, and the account holder would not have any interest in the value of the Association above that amount.

          The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final Prospectus. Each Eligible Account Holder (a qualifying depositor of the Association on December 31, 1995, or a depositor who had an account (which totaled $50.00 or more upon being closed) which was closed by the Association (for reasons other than at the request of the depositor) during calendar year 1994), and each Supplemental Eligible Account Holder (a person with a qualifying deposit in the Association on December 31, 1996) would be entitled, on a complete liquidation of the Converted Association after completion of the Conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on December 31, 1995 or during calendar year 1994 and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit held in the Association on December 31, 1996. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of such qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such respective date. However, if the amount in the qualifying deposit account on any annual closing date (September 30) of the Association subsequent to the relevant eligibility date is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reductions, and such interest would cease to exist if he or she ceases to maintain an account at the Converted Association that has the same Social Security number as appeared on his or her account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the Conversion.

          Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Converted Association's capital stock at that time.

          A merger, consolidation, sale of bulk assets or similar combination or transaction with an FDIC-insured institution in which the Converted Association is not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

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

          The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Converted Association, except that the Converted Association may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account.

SUBSCRIPTION OFFERING

          Nontransferable Subscription Rights to subscribe for shares of the Common Stock have been issued to all persons entitled to subscribe for stock in the Subscription Offering at no cost to such persons. The amount of the Common Stock which these parties may subscribe for will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan.

          Preference categories have been established for the allocation of the Common Stock to the extent that shares are available. These categories are as follows:

                  Subscription Category No. 1 is reserved for the Association's Eligible Account Holders, (i.e., qualifying depositors of the Association on December 31, 1995, and those depositors who had accounts (which totaled $50.00 or more upon being closed) which were closed by the Association (for reasons other than at the request of the depositor) during calendar year 1994), who will each receive nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering. Pursuant to the Plan, an Eligible Account Holder may purchase Common Stock in the Conversion in an amount equal to the greater of (i) $125,000 of the Common Stock, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Association in each case on the Eligibility Record Date (i.e., December 31, 1995). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $125,000 of the aggregate value of shares of Common Stock offered in the Conversion. See "-- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allo-cated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Eligible Account Holders. TO ENSURE A PROPER ALLOCATION OF COMMON STOCK, EACH ELIGIBLE ACCOUNT HOLDER MUST LIST ON HIS STOCK ORDER FORM ALL ACCOUNTS IN WHICH HE HAS AN OWNERSHIP INTEREST (OR, FOR THOSE PERSONS WHO HAD ACCOUNTS WHICH WERE CLOSED BY THE ASSOCIATION IN 1994 (OTHER THAN AT THE REQUEST OF THE DEPOSITOR), PLEASE LIST THE ACCOUNT(S) WHICH WERE CLOSED)). FAILURE TO LIST ALL SUCH QUALIFYING DEPOSIT ACCOUNTS MAY RESULT IN THE INABILITY OF THE COMPANY OR THE ASSOCIATION TO FILL ALL OR PART OF A SUBSCRIPTION ORDER. NEITHER THE COMPANY, THE ASSOCIATION NOR ANY OF THEIR AGENTS SHALL BE RESPONSIBLE FOR ORDERS ON WHICH ALL QUALIFYING DEPOSIT ACCOUNTS HAVE NOT BEEN FULLY AND ACCURATELY DISCLOSED. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the association on (i) December 31, 1995, or (ii) on the date the account was closed in the case of accounts which were closed by the Association (for reasons other than at the request of the depositor) during calendar year 1994. Subscription Rights received by directors and officers of the Association in this category based on their increased deposits in the Association in the one-year period preceding December 31, 1995 are subordinated to the Subscription Rights of other Eligible Account Holders.

                  Subscription Category No. 2 is reserved for the Association's tax-qualified employee stock benefit plans, i.e., the ESOP, which shall receive nontransferable Subscription Rights to purchase in the aggregate up to 10% of the shares issued in the Conversion and which is expected to purchase 8% of the Common

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

          Stock offered in the Conversion. Any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may be first sold to the ESOP.

                  Subscription Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders, i.e., qualifying depositors of the Association on the last day of the calendar quarter preceding OTS approval of the Plan (December 31, 1996) who will each receive nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering. Pursuant to the Plan, a Supplemental Eligible Account Holder may purchase Common Stock in the Conversion in an amount equal to the greater of (i) $125,000 of the Common Stock,
          (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Converted Association in each case on the Supplemental Eligibility Record Date (i.e., December 31, 1996). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $125,000 of the aggregate value of shares of Common Stock offered in the Conversion. See " -- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders, so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount sub-scribed for, whichever is less, and any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. TO ENSURE A PROPER ALLOCATION OF COMMON STOCK, EACH SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER MUST LIST ON HIS STOCK ORDER FORM ALL ACCOUNTS IN WHICH HE HAS AN OWNERSHIP INTEREST. FAILURE TO LIST ALL SUCH DEPOSIT ACCOUNTS MAY RESULT IN THE INABILITY OF THE COMPANY OR THE ASSOCIATION TO FILL ALL OR PART OF A SUBSCRIPTION ORDER. NEITHER THE COMPANY, THE ASSOCIATION NOR ANY OF THEIR AGENTS SHALL BE RESPONSIBLE FOR ORDERS ON WHICH ALL QUALIFYING DEPOSIT ACCOUNTS HAVE NOT BEEN FULLY AND ACCURATELY DISCLOSED. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Association on December 31, 1996. Subscription Rights received by directors and officers of the Association in this category based on their increased deposits in the Association in the one-year period preceding December 31, 1996 are subordinated to the Subscription Rights of other Supplemental Eligible Account Holders. Subscriptions in this Category No. 3 will be filled only to the extent that there are sufficient shares of Common Stock remaining after satisfaction of subscriptions by Category Nos. 1 and 2.

                  Subscription Category No. 4 is reserved for Other Members, i.e., certain depositors and borrowers who are members of the Association as of the Voting Record Date entitled to vote at the Special Meeting but who are not otherwise Eligible Account Holders or Supplemental Eligible Account Holders. To the extent then available following subscriptions by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, Other Members will receive, without payment therefor, nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering up to $125,000 of the Common Stock. See "-- Limitations on Purchases of Shares." In the event that Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Conversion, the subscriptions of such Other Members will be allocated pro rata among subscribing Other Members on an equitable basis as determined by the Board of Directors.

          The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Association or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

COMMUNITY OFFERING

          To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares of the Common Stock to members of the general public to whom the Company delivers a copy of this Prospectus and a Stock Order Form in the Community Offering. The occurrence of the Community Offering is subject to the availability of shares of Common Stock for purchase after satisfaction of all orders received in the Subscription Offering. THE COMMUNITY OFFERING, IF ANY, MAY COMMENCE WITHOUT NOTICE AT ANY TIME AFTER THE COMMENCEMENT OF THE SUBSCRIPTION OFFERING AND MAY TERMINATE AT ANY TIME WITHOUT NOTICE, BUT MAY NOT TERMINATE LATER THAN JUNE 23, 1997. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE COMMUNITY OFFERING, IF ANY, IS SUBJECT TO THE ABSOLUTE RIGHT OF THE COMPANY AND THE ASSOCIATION TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. THE COMPANY PRESENTLY INTENDS TO TERMINATE THE COMMUNITY OFFERING, IF ANY, AS SOON AS IT HAS RECEIVED ORDERS FOR SUFFICIENT SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

          If all of the Common Stock offered in the Subscription Offering is subscribed for, there will be no Community Offering. In the event an insufficient number of shares are available to fill orders in the Community Offering, the available shares will be allocated by the Company in its discretion that a preference shall be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. Orders received in the Community Offering shall be allocated with 100 share (or lesser) orders filled first, and remaining orders filled pro-rata, based on the size of the order, until all orders have been filled, with a preference given to permanent residents of the Local Community. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock pre-viously submitted. Purchasers in the Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to $125,000 of the Common Stock issued in the Conversion.

          Except as noted below, cash and checks received in the Community Offering will be placed in segregated savings accounts (each insured by the FDIC up to the applicable $100,000 limit) established specifically for this purpose. Interest will be paid on orders made by check, in cash or by money order at the Association's passbook rate from the date the payment is received by the Company until the consummation of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

SYNDICATED COMMUNITY OFFERING

          As part of the Community Offering, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities. The Syndicated Community Offering, if any, will be conducted to achieve the widest distribution of Common Stock subject to the Company and the Association having the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the same price as in the Subscription and Community Offerings.

          Individual purchasers in the Syndicated Community Offering may purchase up to $125,000 of the Common Stock in the Conversion when aggregated with any associate or group of persons acting in concert. The Association shall be responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Community Offering. Other firms may participate under selected dealers agreements, and Trident

Securities and such selected dealers may receive fees which are not expected to exceed 4.5% of the amount of the stock sold by the selected dealers in the Syndicated Community Offering. In addition, Trident would receive a fee of 1.0% for managing the Syndicated Community Offering.

          During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Company established for each selected dealer. After payment has been received by the Company from selected dealers, funds will earn interest at the Association's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit its customers' brokerage account.

          The Syndicated Community Offering, if any, will terminate no more than 45 days following the completion of the Subscription Offering, unless extended by the Company with the approval of the OTS. The Syndicated Community Offering may run concurrently with the Subscription and Community Offerings or subsequent to such offerings.

SUBSCRIPTIONS FOR STOCK IN SUBSCRIPTION AND COMMUNITY OFFERINGS

          Expiration Date. The Subscription Offering will expire at 12:00 Noon, local time, on April 29, 1997 unless extended by the Board of Directors of the Association for up to an additional 10 days, to no later than May 9, 1997. Such date and time are referred to herein as the "Expiration Date." Subscription rights not exercised prior to the Expiration Date will be void. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than June 23, 1997.

          Orders will not be executed by the Company until at least the minimum number of shares of Common Stock offered hereby have been subscribed for or sold. If all shares of Common Stock have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended with consent of the OTS), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to the subscribers with interest and all charges to savings accounts will be rescinded.

          Use of Stock Order Forms and Certification Forms. Rights to subscribe may only be exercised by completion of Stock Order Forms and certification forms. Any person receiving a Stock Order Form who desires to subscribe for shares of stock must do so prior to the Expiration Date by delivering (by mail or in person) to the office of the Association a properly executed and completed Stock Order Form and certification form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "Rocky Ford Financial, Inc." The Stock Order Form and certification form must be received by the Expiration Date. All subscription rights under the Plan will expire on the Expiration Date, whether or not the Company has been able to locate each person entitled to such subscription rights. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED.

          Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. THE SUBSCRIPTION RIGHTS GRANTED UNDER THE PLAN ARE NONTRANSFERABLE; PERSONS WHO ATTEMPT TO TRANSFER THEIR SUBSCRIPTION RIGHTS MAY LOSE THE RIGHT TO SUBSCRIBE FOR STOCK IN THE CONVERSION AND MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS. Each person subscribing for shares is required to represent to the Company that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

          In the event Stock Order Forms (i) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively completed or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. However, the Company or the Association may, but will not be required to, waive any irregularity on any Stock Order Form or require the submission of corrected Stock Order Forms or the remittance of full payment for subscribed shares by such date as the Company or the Association may specify. The interpretation by the Company and the Association of the terms and conditions of the Plan and of the Stock Order Form will be final.

          Payment for Shares. Payment for all subscribed shares of Common Stock will be required to accompany all completed Stock Order Forms for subscriptions to be valid. Payment for subscribed shares may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Appropriate means by which such withdrawals may be authorized are pro-vided in the Stock Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the sale. In the case of payments made in cash or by check or money order such funds will be placed in a segregated savings account established for each subscriber specifically for this purpose (each insured by the FDIC up to the applicable $100,000 limit) and interest will be paid at the Association's passbook rate from the date payment is received until the Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the Association's passbook rate subsequent to the withdrawal. An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company, unless the Conversion is not completed within 45 days of the termination of the Subscription Offering. If an extension of the period of time to complete the Conversion is approved by the OTS, subscribers will be resolicited and must affirmatively reconfirm their orders prior to the expiration of the resolicitation offering, or their subscription funds will be promptly refunded. Subscribers may also modify or cancel their subscriptions. Interest will be paid on such funds at the Association's passbook rate during the 45-day period and any approved extension period. Wired funds will not be accepted for the payment for shares of Common Stock.

          Owners of self-directed IRAs or other self-directed tax-qualified retirement plans, may use the assets of such IRAs or plans to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs or plans are not maintained at the Association. Persons with IRAs or plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Depositors interested in using funds in an Association IRA or plan to purchase Common Stock should contact the Association's Stock Information Center at (719) 254-6502 as soon as possible but no later than seven days prior to closing of the offering period, so that the necessary forms may be forwarded for execution and returned at least one week prior to the Expiration Date of the Subscription Offering.

          The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but may pay for such shares upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of any subsequent offering, if shares remain to be sold in such an offering.

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

          Shares Purchased. Certificates representing shares of the Common Stock will be delivered to subscribers as soon as practicable after closing of the Conversion.

PLAN OF DISTRIBUTION AND MARKETING AGENT

          Officers of the Association are available at the Association's office to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this Prospectus) and to receive completed Stock Order Forms and certification forms from prospective investors interested in subscribing for shares of the Common Stock. None of the Association's directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of the Common Stock. ALTHOUGH INFORMATION REGARDING THE STOCK OFFERING IS AVAILABLE AT THE ASSOCIATION'S OFFICE, AN INVESTMENT IN THE COMMON STOCK IS NOT A DEPOSIT, AND THE COMMON STOCK IS NOT FEDERALLY INSURED.

          The directors, officers and employees of the Association who will be involved in selling stock are expected to be exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs (a)(4)(ii) and/or (iii), i.e., management of the Association expects that such persons either (x) will perform substantial duties for the Company in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next twelve months or
(y) will limit their activities to preparing written communications, responding to customer inquiries and/or performing ministerial/clerical functions.

          The Association and the Company have engaged Trident Securities as financial advisor to provide sales assistance in connection with the Subscription and Community Offerings of the Common Stock. The services of Trident Securities will include, but are not limited to, (i) training and educating the Association's employees who will be performing certain ministerial functions in the Subscription and Community Offerings regarding the mechanics and regulatory requirements of the stock sales process and the solicitation of proxies from members, (ii) providing employees to manage the Stock Information Center, assisting Association customers and interested stock purchasers and keeping records of orders for shares of Common Stock, and (iii) supervising the Association's sales efforts, including preparation of marketing materials. For all its services rendered in the Conversion, Trident Securities will receive a commission equal to 2.35% of the aggregate dollar amount of Common Stock sold to residents of Colorado, and 1.50% of the aggregate dollar amount of Common Stock sold to non-residents of Colorado, excluding any shares of stock sold to the Association's directors, executive officers, and the ESOP. Additionally, commissions will be excluded on shares sold to "associates" (as defined in the Plan) of the Association's directors and executive officers. In addition, all commissions shall be based on the amount of stock sold; however, no fees shall be assessed on shares sold above the midpoint of the final Estimated Valuation Range. In the event Common Stock is sold by other NASD member firms under selected dealer's agreements, the aggregate commissions to be received by Trident Securities and selected dealers are not expected to exceed 4.5% of the amount of Common Stock sold by such selected dealers. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $11,000 and its legal fees in an amount not to exceed $26,500. The Company and the Association have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

          Ferguson, which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, has been retained by the Association to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion. Prior to the Conversion, the Association did not have any business relationship with Ferguson. Ferguson will receive a fixed fee of $25,000 for its appraisal and other services, and reimbursement for related expenses up to $5,000. The Association has agreed to indemnify Ferguson under certain circumstances against any losses, damages, expenses or liability arising out of the Association's engagement of Ferguson for the appraisal.

          Ferguson has determined as of March 14, 1997 that the estimated pro forma market value of the stock to be issued by the Company in the Conversion was $3,200,000. In determining the reasonableness and adequacy of the appraisal submitted by Ferguson, the Boards of Directors of the Association and the Company reviewed with Ferguson the methodology and the appropriateness of assumptions used by Ferguson in preparing the appraisal. The Company, in consultation with Trident Securities, has determined to offer the shares in the Conversion at the Purchase Price of $10.00 per share. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. Regulations administered by the OTS require, however, that the appraiser establish a range of value for the stock of approximately 15% on either side of the esti-mated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion of the Community Offering. Accordingly, Ferguson has established a range of value of from $2,720,000 to $3,680,000 for the Conversion. Ferguson will either confirm the continuing validity of its appraisal or provide an updated appraisal immediately prior to the completion of the Conversion.

          Should it be determined at the close of the offering that the aggregate pro forma market value of the Common Stock is higher or lower than $3,200,000, but is nonetheless within the Estimated Valuation Range or within 15% of the maximum of such range, the Company will make an appropriate adjustment by raising or lowering by no more than 15% the total number of shares being offered (within a range from 272,000 shares to 368,000 shares). Unless permitted by the Company or otherwise required by the OTS, no resolicitation of subscribers and other purchasers will be made because of any such change in the number of shares to be issued unless the aggregate purchase price of the Common Stock sold in the Conversion is below the minimum of the Estimated Valuation Range or is more than $4,232,000 (i.e., 15% above the maximum of the Estimated Valuation Range). If the aggregate purchase price falls outside the range of from $2,720,000 to $4,232,000, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at the Association's passbook rate. Subscribers will also be given the opportunity to increase, decrease or rescind their orders. Any change in the Estimated Valuation Range must be approved by the OTS. THE ESTABLISHMENT OF ANY NEW PRICE RANGE MAY BE EFFECTED WITHOUT A RESOLICITATION OF VOTES FROM THE ASSOCIATION'S MEMBERS TO APPROVE THE CONVERSION.

          THE APPRAISAL IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE VALUATION, FERGUSON HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE ASSOCIATION AND THE COMPANY. FERGUSON DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION AND THE COMPANY, NOR DID FERGUSON VALUE INDEPENDENTLY THE ASSETS AND LIABILITIES OF THE ASSOCIATION AND THE COMPANY. THE VALUATION CONSIDERS THE ASSOCIATION AND THE COMPANY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION AND THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES EQUAL TO OR ABOVE THE PRICE OR PRICES PAID FOR IT. COPIES OF THE APPRAISAL REPORT OF FERGUSON SETTING FORTH THE METHOD AND ASSUMPTIONS FOR SUCH APPRAISAL ARE ON FILE AND AVAILABLE FOR INSPECTION AT THE OFFICES SET FORTH IN "ADDITIONAL INFORMATION" AND AT THE OFFICE OF THE ASSOCIATION. FURTHER, ANY SUBSEQUENT UPDATED APPRAISAL ALSO WILL BE FILED WITH THE SEC AND WILL BE AVAILABLE FOR INSPECTION.

LIMITATIONS ON PURCHASE OF SHARES

          Purchases of shares of Common Stock are subject to limitations as set forth in the Plan. All shares are offered to persons subscribing in the Subscription Offering, and shares are only offered to persons in the Community Offering and Syndicated Community Offering, if any, to the extent available after filling subscriptions in the Subscription Offering.

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

          Within the Subscription Offering, the maximum purchases by subscribers are limited under the Plan. Eligible Account Holders may only subscribe up to an amount equal to the greater (i) $125,000 of the Common Stock, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Association in each case on the Eligibility Record Date (i.e., December 31, 1995). Supplemental Eligible Account Holders may only subscribe up to an amount equal to the greater of (i) $125,000 of the Common Stock, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Converted Association in each case on the Supplemental Eligibility Record Date (i.e., December 31, 1996). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $125,000 of the aggregate value of shares of Common Stock offered in the Conversion.

          The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. The ESOP may purchase up to an aggregate of 10% of the shares of the Common Stock to be issued in the Conversion and is expected to purchase 8% of such shares. No person, including associates (as defined below) of and persons acting in concert (as defined below) with such person (other than the ESOP), may purchase in the Subscription or Community Offerings more than $125,000 of the Common Stock. Shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Common Stock in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares to be issued in the Conversion. For purposes of the Plan, the directors of the Company and the Association are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Association's members, purchase limitations may be increased or decreased at the sole discretion of the Company and the Association at any time. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

          The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies. The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than the Association, the Company, or a majority-owned subsidiary of the Association or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of the Association or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their Board membership.

          Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to purchase such excess shares shall be assignable by the Company. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

          Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Association and the Company. See "-- Limitations on Resales by Management."

          In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

          Depending upon market conditions, the Boards of Directors of the Company and the Association, with the approval of the OTS, may increase or decrease any of the above purchase limitations. In the event of such an increase or decrease, no further approval of members of the Association would be required. OTS regulations authorize a plan of conversion to provide a minimum purchase limitation of a percentage as low as 1% and a maximum purchase limitation of a percentage not to exceed 10%, provided that orders for shares exceeding 5% of the shares being offered in the Conversion shall not exceed in the aggregate 10% of the shares being offered in the Conversion.

REGULATORY RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK

          Current federal regulations prohibit any person from making an offer, announcing an intent to make an offer, entering into any other arrangement to purchase Common Stock or acquiring Common Stock or Subscription Rights in the Company from another person prior to completion of the Conversion. Further, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the Company for a period of three years from the date of the completion of the Conversion, if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the Company's outstanding stock, without the prior written approval of the OTS. The OTS has defined the word "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to the Company or underwriters or members of a selling group acting on behalf of the Company for resale to the general public are excepted. The regulations also provide civil penalties for willful violation or assistance of any such violation of the regulation by any person connected with the management of the Company following the Conversion. Moreover, when any person, directly or indirectly, acquires beneficial ownership of more than 10% of the Company's capital stock following the Conversion within such three-year period without the prior approval of the OTS, the Company's Common Stock beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The Certificate of Incorporation of the Company include a similar 10% beneficial ownership limitation. See "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

          In addition to the foregoing restrictions, any person or group of persons acting in concert who propose to acquire 10% or more of the Company's outstanding shares will be presumed under OTS regulations, to be acquiring control of the Company and will be required to submit prior notice to the OTS under the Change in Control Act.

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

RESTRICTIONS ON REPURCHASE OF STOCK

          Subject to the exceptions described herein, for a period of three years following the Conversion, the Company may not repurchase any of its stock from any person, except (i) repurchases on a pro rata basis pursuant to an offer, approved by the OTS, made to all stockholders, and (ii) repurchases of qualifying shares of a director. However, upon 10 days' written notification to the OTS Regional Director for the Converted Association and the Chief Counsel of the Business Transactions Division of the OTS, if the Regional Director and Chief Counsel do not object, the Company may make open market repurchases of its outstanding Common Stock, provided that: (i) no repurchases may occur in the first year following the Conversion without OTS approval; (ii) in the second and third years after the Conversion, repurchases must be part of an open-market program that does not allow for the repurchase of more than 5% of the Company's outstanding Common Stock during a 12-month (a waiver may be obtained from the OTS which would allow for additional purchases); (iii) the repurchases would not cause the Converted Association to become "undercapitalized" (as defined for regulatory purposes); (iv) the repurchases would not materially adversely affect the Converted Association's financial condition; and (v) there is a valid business purpose for the repurchases. The Company may not repurchase any of its stock if the effect thereof would cause the Converted Association's regulatory capital to be reduced below the amount required for the liquidation account. Regulatory dividend limitations may provide further restrictions on stock repurchases.

LIMITATIONS ON RESALES BY MANAGEMENT

          Shares of the Common Stock purchased by directors or officers of the Company and the Association in the Conversion will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the original purchaser or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the OTS. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired otherwise than in the Conversion, such as under the Company's Option Plan, would not be subject to such restrictions. To the extent directors and officers are deemed affiliates of the Company, all shares of the Common Stock acquired by such directors and officers will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See "Regulation -- Regulation of the Company Following the Conversion -- Federal Securities Law."

INTERPRETATION AND AMENDMENT OF THE PLAN

          To the extent permitted by law, all interpretations of the Plan by the Association will be final. The Plan provides that the Association's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the Community Offering to natural persons and trusts of natural persons who are permanent residents of the Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Association and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the OTS.

          The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by a two-thirds vote of the Board of Directors at any time prior to submission of the Plan and proxy materials to the Association's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors may generally modify or terminate the Plan upon the order of the regulatory authorities without resoliciting proxies or otherwise obtaining approval of the amended Plan by members at another Special Meeting. However, any modification of the Plan that results in a material change in the terms of the Conversion would require such a resolicitation of proxies and another meeting of members.


          The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the OTS or any successor agency prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

CONDITIONS AND TERMINATION

          Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total outstanding votes of the members of the Association and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated, and the Association will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.

    CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE ASSOCIATION

CONVERSION REGULATIONS

          OTS regulations prohibit a person from making an offer, announcing an intent to make an offer or other arrangement to purchase stock, or acquiring stock or subscription rights in the Association or the Company from another person prior to completion of the Conversion. Further, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the Association or the Company for a period of three years from the date of the completion of the Conversion if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the stock of the Association or the Company without the prior written approval of the Director of the OTS. For purposes of the regulations, "person" is defined to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the Association or the Company. Offers made exclusively to the Association or the Company, however, or underwriters or members of a selling group acting on the Association's or Company's behalf for resale to the general public, are excepted.

CHANGE IN ASSOCIATION CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF HOME OWNERS' LOAN ACT

          Federal laws and regulations contain a number of provisions which affect the acquisition of insured institutions such as the Association, including a savings and loan holding company such as the Company. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home Owners Loan Act provide that no company may acquire control of a thrift without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

          Pursuant to applicable regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a savings association or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of a savings association, where one or more enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings association, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security.

DELAWARE GENERAL CORPORATION LAW

          The DGCL contains a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, among other things, prohibits the Company from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of the Company's outstanding voting stock (an Interested Stockholder) during the three-year period following the date such person became an Interested Stockholder. This restriction does not apply if (1) before such person became an Interested Stockholder, the Board of Directors approved the transaction in which the Interested Stockholder becomes an Interested Stockholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the stockholder's becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. The Company may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation. At the present time, the Board of Directors does not intend to propose any such amendment.

                       CERTAIN ANTI-TAKEOVER PROVISIONS
                IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

          While the Boards of Directors of the Association and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Association, the Company or the Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

          The following discussion is a general summary of the material provisions of the Certificate of Incorporation and Bylaws of the Company which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Certificate of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

BOARD OF DIRECTORS

          Certain provisions of the Company's Certificate of Incorporation and Bylaws will impede changes in control of the Board of Directors of the Company. The Certificate of Incorporation provides that the Board of Directors is to be divided into three classes, as nearly equal in number as possible, which shall be elected for staggered three-year terms.

          The Company's Certificate of Incorporation provides that a director may be removed only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote and that the size of the Board of Directors may be changed only by a vote of two-thirds of the directors then in office. The Certificate of Incorporation further provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a two-thirds vote of the directors then in office.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS

          The Company's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of the Company's outstanding shares of voting stock, and (ii) at least a majority of the Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. Under DGCL, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of the Company must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of the Common Stock. For a discussion of an exception to the majority approval requirement under Delaware law, see "Certain Restrictions on Acquisition of the Company and the Association -- Delaware General Corporation Law." The increased voting requirements in the Company's Certificate of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. A "Business Combination" is defined to include (i) any merger or consolidation of the Company with or into any Related Person; (ii) any sale, lease exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of the Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company; (v) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person; (vi) the acquisition by the Company of any securities of the Related Person; (vii) any reclassification of the Common Stock, or any recapitalization involving the Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

LIMITATIONS ON CALL OF MEETINGS OF STOCKHOLDERS

          The Company's Certificate of Incorporation provides that special meetings of stockholders may only be called by the Company's Board of Directors or an appropriate committee appointed by the Board of Directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders and not by written consent.

ABSENCE OF CUMULATIVE VOTING

          The Company's Certificate of Incorporation provides that there shall not be cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of the Company to be selected at that meeting, thus precluding minority stockholder representation on the Company's Board of Directors.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

          The Certificate of Incorporation provides that for a period of five years from the effective date of the Conversion, no person may acquire directly or indirectly acquire the beneficial ownership of more than 10% of any class of equity security of the Company, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Company's Continuing Directors. This provision does not apply to any employee stock benefit plan of the Company. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by the Company's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, the Certificate of Incorporation provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of the Company beyond five years after the Conversion of the Association. Specifically, the Certificate of Incorporation provides that if, at any time after five years from the Association's conversion to stock form, any person acquires the beneficial ownership of more than 10% of any class of equity security of the Company, then, with respect to each vote in excess of 10%, such person shall be entitled to cast only one-hundredth of one vote. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Company's Continuing Directors. Under the Company's Certificate of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of the Company's Common Stock in a proxy contest.

BOARD CONSIDERATION OF CERTAIN NONMONETARY FACTORS IN THE EVENT OF AN OFFER BY ANOTHER PARTY

          The Certificate of Incorporation of the Company permits the Board of Directors, in evaluating a Business Combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring party or parties; and (iii) the competence, experience and integrity of the acquiring party or parties and its or their management. By having the standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose any proposed business combination, tender or exchange offer if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

AUTHORIZATION OF PREFERRED STOCK

          The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of the Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders. This preferred stock, none of which has been issued by the Company, together with authorized but unissued shares of Common Stock (the Certificate of Incorporation authorizes the issuance of up to 3,000,000 shares of Common Stock), also could represent additional capital required to be purchased by the acquiror.

PROCEDURES FOR STOCKHOLDER NOMINATIONS

          The Company's Certificate of Incorporation provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not less than 30 or more than 60 days in advance of the meeting. "New business" within the meaning of this provision will be interpreted by the Company to exclude shareholder proposals which have been included in the Company's proxy solicitation materials pursuant to Rule 14a-8 under the Exchange Act.

AMENDMENT OF BYLAWS

          The Company's Certificate of Incorporation provides that the Company's Bylaws may be amended either by a two-thirds vote of the Company's Board of Directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. Absent this provision, Delaware law provides that a corporation's bylaws may be amended by the holders of a majority of a corporation's outstanding capital stock. The Company's Bylaws contain numerous provisions concerning the Company's governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

AMENDMENT OF CERTIFICATE OF INCORPORATION

          The Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of a certificate provision. The specific provisions are those (i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings, (ii) requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) governing the number of the Company's Board of Directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) providing the mechanism for removing directors,
(v) limiting the acquisition of more than 10% of the capital stock of the Company or the Association (except, with the prior approval of the Continuing Directors of the Company), (vi) governing the requirement for the approval of certain Business Combinations involving a "Related Person," (vii) regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (viii) providing for the indemnification of directors, officers, employees and agents of the Company, (ix) pertaining to the elimination of the liability of the directors to the Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (x) governing the required stockholder vote for amending the Certificate of Incorporation or Bylaws of the Company. This provision is intended to prevent the holders of less than 80% of the outstanding stock of the Company from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of the Company's voting stock to prevent amendments to the Company's Certificate of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

BENEFIT PLANS

          In addition to the provisions of the Company's Certificate of Incorporation and Bylaws described above, certain benefit plans of the Company and the Association adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Company and the Association might conclude are not in the best interests of the Company, the Association or the Company's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Company or the Association, see "Management of the Association -- Certain Benefit Plans and Agreements."

THE PURPOSE OF AND ANTI-TAKEOVER EFFECT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

          The Boards of Directors of the Company and the Association believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company and the Association in the orderly deployment of the net proceeds of the Conversion into productive assets during the initial period after the Conversion. The Boards of Directors of the Company and the Association believe these provisions are in the best interests of the Association and of the Company and its stockholders. In the judgment of the Boards of Directors of the Company and the Association, the Company's Board is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Association believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

          Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

          An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

          Despite the belief of the Association and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional Certificate of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

          The Company is authorized to issue 3,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of serial preferred stock, par value $0.01 per share. The Company currently expects to issue between 272,000 and 368,000 shares, subject to adjustment, of the Common Stock and no shares of serial preferred stock in the Conversion. The Company has reserved for future issuance under the Option Plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Conversion. THE CAPITAL STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY
                                          ---
OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

COMMON STOCK

          Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. For information regarding a possible reduction in voting rights, see "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Restrictions on Acquisitions of Securities."

          Dividends. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividend Policy," "Regulation -- Dividend Restrictions," and "Taxation."

          Liquidation. In the event of any liquidation, dissolution or winding up of the Converted Association, the Company, as holder of all of the Association's capital stock, would be entitled to receive all assets of the Converted Association after payment of all debts and liabilities of the Converted Association and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

          Restrictions on Acquisition of the Common Stock. For information regarding limitations on acquisition of shares of the Common Stock, see "Certain Restrictions on Acquisition of the Company, the Converted Association and the Association," "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws" and "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock."

          Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

SERIAL PREFERRED STOCK

          None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock. Should the Board of

Directors of the Company subsequently issue serial preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                           REGISTRATION REQUIREMENTS

          The Company will register its Common Stock with the SEC pursuant to the Exchange Act upon the completion of the Conversion and will not deregister said shares for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. The Company intends to have a September 30 fiscal year end.

                                LEGAL OPINIONS

          The legality of the Common Stock will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C., which has consented to the references herein to its opinion. Certain legal matters will be passed upon for Trident Securities by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                 TAX OPINIONS

          The federal income tax consequences of the Conversion will be passed upon by Housley Kantarian & Bronstein, P.C., Washington, D.C., which has consented to the references herein to its opinion. The Colorado income tax consequences of the Conversion will be opined upon by Grimsley, White & Company, which has consented to the references herein to its opinion.

                                    EXPERTS

          The financial statements of Rocky Ford Federal Savings and Loan Association at September 30, 1996 and 1995 and for the two years then ended have been included herein and elsewhere in the registration statement and the Association's application for conversion in reliance upon the report of Grimsley, White & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          Ferguson has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Conversion and the value of Subscription Rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.

                            ADDITIONAL INFORMATION

          The Company has filed with the SEC a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov."

          The Association has filed with the OTS an Application for Conversion. This document omits certain information contained in such application. The Application for Conversion can be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the office of the OTS Regional Director, Midwest Regional Office, at 122 West John Carpenter Freeway, Irving, Texas 75039.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Independent Auditors' Report                                                              F-1

Statements of Financial Condition as of
   December 31, 1996 (Unaudited) and September 30, 1996
   and 1995                                                                               F-2

Statements of Income for the Three Months Ended
   December 31, 1996 (Unaudited) and 1995 (Unaudited)
   and for the Years Ended September 30, 1996 and 1995                                     18

Statements of Equity for the Three Months Ended
   December 31, 1996 (Unaudited) and 1995 (Unaudited),
   and for the Years Ended September 30, 1996 and 1995                                    F-3

Statements of Cash Flows for the Three Months Ended
   December 31, 1996 (Unaudited) and 1995 (Unaudited)
   and for the Years Ended September 30, 1996 and 1995                                    F-4

Notes to Financial Statements                                                             F-5

Schedules - All schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.


     All financial statements of Rocky Ford Financial, Inc. have been omitted because Rocky Ford Financial, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

                   [LETTERHEAD OF GRIMSLEY, WHITE & COMPANY]


                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Rocky Ford Federal Savings and
 Loan Association
Rocky Ford, Colorado

We have audited the accompanying statements of financial condition of Rocky Ford Federal Savings and Loan Association as of September 30, 1996 and 1995, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rocky Ford Federal Savings and Loan Association as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, effective October 1, 1994, the Association changed its method of accounting for investment and mortgage-backed securities.



                                 /s/ Grimsley, White & company

                                 GRIMSLEY, WHITE & COMPANY



November 15, 1996 Except for Note 15 as to which the date is January 14, 1997

               ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIAITON

                      STATEMENTS OF FINANCIAL CONDITION

                ASSETS                                (Unaudited)              September 30,
                                                     December 31,        1996              1995
                                                    -------------    ------------      ------------
Cash and cash equivalents
  Interest - bearing                                $   1,900,000    $  2,000,000      $  1,100,000
  Non - interest bearing                                  178,362         221,416           160,363
Certificates of deposit                                 1,797,000       1,897,000         2,583,000
Securities available for sale                             627,300         584,700           444,788
Securities held to maturity                             3,095,415       3,116,767         4,073,168
Loans receivable - net                                 12,596,225      12,286,909        10,984,236
Accrued interest receivable                               127,330         125,018           158,868
Real estate held for investment - net                           -               -            17,430
Premises and equipment                                     98,322          98,672            87,546
Prepaids                                                  115,578          57,611            43,327
                                                    -------------    ------------      ------------
        TOTAL ASSETS                                $  20,535,532    $ 20,388,093      $ 19,652,726
                                                    =============    ============      ============

                LIABILITIES AND EQUITY

Deposits                                            $  17,335,263    $ 17,144,638      $ 16,702,125
Advances from borrowers for taxes and insurance            53,749          41,778            49,290
Accounts payable and accrued expenses                      59,672         273,217           191,241
Current income tax payable                                      -               -             6,182
Deferred income taxes                                     228,249         150,200           128,400
Deferred income                                                 -               -             2,191
                                                    -------------    ------------      ------------
        TOTAL LIABILITIES                              17,676,933      17,609,833        17,079,429
                                                    =============    ============      ============
Commitments and contingencies

Retained earnings - substantially restricted            2,664,166       2,607,578         2,479,036
Net unrealized gain on securities available for sale,
  net of tax $114,250, $100,300 and $55,400               194,433         170,682            94,261
                                                    -------------    ------------      ------------
        TOTAL EQUITY                                    2,858,599       2,778,260         2,573,297
                                                    -------------    ------------      ------------
        TOTAL LIABILITIES AND EQUITY                $  20,535,532    $ 20,388,093      $ 19,652,726
                                                    =============    ============      ============

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                             STATEMENTS OF EQUITY

                                                                                   NET
                                                                                UNREALIZED
                                                                                   GAIN
                                                                                    ON
                                                                                SECURITIES
                                                                  RETAINED      AVAILABLE-
                                                                  EARNINGS       FOR-SALE        TOTAL
                                                                ------------    ----------    ------------
BALANCES OCTOBER 1, 1994                                         $ 2,192,048     $       -     $ 2,192,048

  Recognition of net unrealized gain on securities
    available-for-sale, net of taxes of $50,800,
    due to adoption of FASB 155                                            -        86,500          86,500

  Net income for the year                                            286,988             -         286,988

  Change in net unrealized gain on securities
    available-for-sale, net of taxes of $4,600                             -         7,761           7,761
                                                                 -----------     ---------     -----------

BALANCES SEPTEMBER 30, 1995                                        2,479,036        94,261       2,573,297

  Net income for the year                                            128,542             -         128,542

  Change in net unrealized gain on securities
    available-for-sale, net of taxes of $44,900                            -        76,421          76,421
                                                                 -----------     ---------     -----------

BALANCES SEPTEMBER 30, 1996                                        2,607,578       170,682       2,778,260

  Net income for the three months ended
    December 31, 1996 (unaudited)                                     56,588             -          56,588

  Change in net unrealized gain on securities
    available-for-sale, net of taxes of $13,950 (unaudited)                -        23,751          23,751
                                                                 -----------     ---------     -----------

BALANCES DECEMBER 31, 1996 (unaudited)                           $ 2,664,166     $ 194,433     $ 2,858,599
                                                                 ===========     =========     ===========

                       See Notes To Financial Statements

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                           STATEMENTS OF CASH FLOWS

                                                             (Unaudited)
                                                          Three months ended                  Years ended
                                                             December 31,                    September 30,
                                                          1996             1995              1996          1995
                                                     -------------     -------------    -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                      $   56,588        $   46,006       $  128,542     $  286,988
                                                     -------------     -------------    -------------  ------------
      Adjustments to reconcile net income to net cash
           provided by operating activities:
      Amortization of:
            Deferred loan origination fees                (4,418)           (3,314)         (16,803)       (13,026)
            Discounts on investments                           -            (4,997)         (16,965)       (28,112)
      Stock dividend received from FHLB                   (4,900)           (4,600)         (18,600)             -
      Provision for loan losses and losses on real
            estate                                             -                 -                -        (68,407)
      (Gain) loss on foreclosed real estate                    -                 -           (1,966)       (10,214)
      Depreciation                                         4,980             4,908           21,341         14,983
      Change in assets and liabilities
            Accrued interest receivable                   (2,312)           34,122           33,850         (9,237)
            Prepaids                                     (57,967)           38,097          (14,284)       (17,973)
            Accounts payable and accrued expenses       (213,545)          (72,913)          81,976         27,712
            Current income taxes                                             1,109           (6,182)         5,781
            Deferred income                                    -            (2,191)          (2,191)          (735)
            Deferred income taxes                         64,100             3,627          (23,091)        (2,500)
                                                     -------------     -------------    -------------  ------------

            TOTAL ADJUSTMENTS                           (214,062)           (6,152)          37,085       (101,728)
                                                     -------------     -------------    -------------  ------------

            NET CASH PROVIDED BY OPERATING
             ACTIVITIES                                 (157,474)           39,854          165,627        185,260
                                                     -------------     -------------    -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Net change in certificates of deposit              100,000                 -          686,000        197,000
      Loan originations and principal payments on
            loans                                       (304,898)         (203,106)      (1,329,596)      (514,412)
      Proceeds from maturities of investment
            securities                                         -         1,400,000        2,800,000        900,000
      Purchase of securities available for sale                -                 -         (584,269)             -
      Purchase of mortgage-backed securities                   -        (1,074,269)      (1,488,125)             -
      Principal payments on mortgage-backed
            securities                                    21,352            51,687          245,760        195,502
      Capital purchases                                   (4,630)          (20,488)         (32,468)       (29,668)
      Proceeds from sale of foreclosed real estate             -                 -           63,123         38,685
                                                     -------------     -------------    -------------  ------------

            NET CASH PROVIDED BY INVESTING
                  ACTIVITIES                            (188,176)          153,824          360,425        787,107
                                                     -------------     -------------    -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net change in deposits                             190,625           (40,132)         442,513       (435,017)
      Net change in mortgage escrow funds                 11,971            13,204           (7,512)           (15)
                                                     -------------     -------------    -------------  ------------
            NET CASH PROVIDED (USED) BY FINANCING
                   ACTIVITIES                            202,596           (26,928)         435,001       (435,032)
                                                     -------------     -------------    -------------  ------------

            NET INCREASE IN CASH                        (143,054)          166,750          961,053        537,335

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR         2,221,416         1,260,363        1,260,363        723,028
                                                     -------------     -------------    -------------  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR              $2,078,362        $1,427,113       $2,221,416    $1,260,363
                                                     =============      ============     ============  ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for:
     Taxes                                           $         -        $        -       $  148,188    $  137,619
     Interest                                             47,857            46,800          103,319       132,391
Non cash trasactions
     FHLB stock dividend received                          4,900             4,600           18,600             -


                       See Notes To Financial Statements

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The Rocky Ford Federal Savings and Loan Association (the
       Association) is a federally chartered mutual association which conducts its operations in Southeastern Colorado. The Association provides a variety of financial services to the area it serves. Its primary deposit products are certificates of deposit and its primary lending products are real estate mortgages.

       The following items comprise the significant accounting policies which the Association follows in preparing and presenting its financial statements.

       The statement of financial condition as of December 31, 1996 and the related statements of income, equity and cash flows for the three months ended December 31, 1996 and the related statements of income and cash flows for the three months ended December 31, 1995 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for fair presentations of the interim periods, have been reflected.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash Equivalents

       Cash equivalents consist of overnight deposits and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities, when purchased, of three months or less to be cash equivalents.

       Certificates of Deposit

       The Association maintains certificates of deposit with financial institutions across the United States. It is the policy of the Association to limit deposits to insurable accounts.

       Securities Held-to-Maturity

       Mortgage-backed securities and related debt investments for which the Association has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

       Securities Available-for-Sale

       Securities available-for-sale consist of equity securities, not classified as trading securities, which are carried at fair value.

       Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of equity until realized.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

       Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost, that are other than temporary, would result in write-downs of the individual securities to their fair value. Should the Association incur write-downs, they will be included in earnings as realized losses.

       Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

       Federal Home Loan Bank (FHLB) stock is an equity interest in the FHLB of Topeka. The Association, as a member of the FHLB, is required to maintain an investment in the capital stock of the FHLB. The stock is classified as available-for-sale, but is carried at cost, as its cost is assumed to equal its market value. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share) from the FHLBs or another member institution.

       Loans Receivable

       Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan-origination fees and discounts.

       Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

       Loans are placed on nonaccrual status when the principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received.

       Allowance for Loan Losses

       The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent, to a great extent, on the economic, operational, and other conditions that may be beyond the Association's control.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Real Estate Held for Investment and Foreclosed Real Estate

       Direct investments in real estate properties held for investment are carried at lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value

       Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell or cost (the fair value of the foreclosed asset at the time of foreclosure). Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

       Income Taxes

       The Association recognizes income taxes under SFAS No. 109
       Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and the tax basis of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects the extent to which such assets will be realized.

       Premises and Equipment

       Land is carried at cost. Building, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Building, furniture, fixtures, and equipment are depreciated using the straight-line method over the following estimated useful lives:

                          Building                           30 years
                          Furniture, Fixtures, Equipment   5-15 years
                          Automobile                          7 years

       Fair Values of Financial Instruments

       The following methods and assumptions were used by the Association in estimating fair values of financial instruments as disclosed herein:

       Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate fair values.

       Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

       Loans receivable. Fair values for mortgage loans is estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

       Deposit liabilities. The carrying amounts of passbook savings and money-market accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -2  INVESTMENT SECURITIES

       The Association adopted Statement of Financial Accounting
       Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities", effective October 1, 1994. The Association's investments in marketable equity securities have been held for an indefinite period and have historically been reported at the lower of cost or market. Application of FASB No. 115 resulted in the recognition of unrealized holding gains of $94,261, net of related tax effect, which was reported in the equity section of the statement of financial condition.

       Securities are classified in three categories and accounted for as follows: debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are measured at fair-value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

       Held-to-Maturity Securities

       The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1996 and September 30, 1996 and 1995 are as follows:



                                                  Gross        Gross
                                   Amortized   Unrealized   Unrealized      Fair
                                      Cost        Gains       Losses        Value
                                   ----------  -----------  -----------  -----------

 December 31, 1996 (Unaudited)
 Mortgage-backed                   $2,595,415    $ 81,625     $(11,956)   $2,665,084
 U.S. Agencies                        500,000           0      (10,312)      489,688
                                   ----------    --------     --------    ----------

                                   $3,095,415    $ 81,625     $(22,268)   $3,154,772
                                   ==========    ========     ========    ==========

September 30, 1996
 Mortgage-backed                   $2,616,767    $ 67,099     $(23,161)   $2,660,705
 U.S. Agencies                        500,000           0      (11,406)      488,594
                                   ----------    --------     --------    ----------

                                   $3,116,767    $ 67,099     $(34,567)   $3,149,299
                                   ==========    ========     ========    ==========

September 30, 1995
 Mortgage-backed                   $1,373,500    $ 89,900     $      0    $1,463,400
 U.S. Agencies                      2,699,668           0      (23,252)    2,676,416
                                   ----------    --------     --------    ----------

                                   $4,073,168    $ 89,900     $(23,252)   $4,139,816
                                   ==========    ========     ========    ==========


                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -2    INVESTMENT SECURITIES (Continued)

       Available-for-Sale Securities

       The amortized cost and estimated fair value of available-for-sale securities are as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized    Fair
                                     Cost       Gains       Losses      Value
                                   ---------  ----------  ----------  ---------
  December 31, 1996 (Unaudited)
 Equity securities
   FHLB stock                       $307,300    $      0    $      0   $307,300
   FHLMC                              11,327     308,673           0    320,000
                                    --------    --------    --------   --------

                                    $318,627    $308,673    $      0   $627,300
                                    ========    ========    ========   ========
September 30, 1996
Equity securities
 FHLB stock                         $302,400    $      0    $      0   $302,400
 FHLMC stock                          11,327     270,973           0    282,300
                                    --------    --------    --------   --------

                                    $313,727    $270,973    $      0   $584,700
                                    ========    ========    ========   ========

September 30, 1995
Equity securities
 FHLB stock                         $283,800    $      0    $      0   $283,800
 FHLMC stock                          11,327     149,661           0    160,988
                                    --------    --------    --------   --------

                                    $295,127    $149,661    $      0   $444,788
                                    ========    ========    ========   ========

       The amortized cost of debt securities at December 31 and September 30, 1996, by contractual maturity, are shown below. The Association's debt securities held-to-maturity are mortgage-backed securities whose expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          (Unaudited)
                                          December 31,   September 30,
Held-to-Maturity Debt Securities              1996          1996
----------------------------------------  -------------  ----------
 Due in one year or less                     $   30,945  $   30,645
 Due after one year through five years          653,267     651,791
 Due from five to ten years                     280,349     277,674
 Due after ten years                          2,130,854   2,156,657
                                             ----------  ----------

 Total Held-to-Maturity Securities           $3,095,415  $3,116,767
                                             ==========  ==========

       GNMA Certificates with a carrying amount of $230,462, $231,259 and $254,263 at December 31, 1996 (unaudited) and September 30, 1996 and 1995, respectively, were pledged to secure public deposits.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -3   LOANS RECEIVABLE

       Loans receivable are summarized as follows:

                                                                           (Unaudited)
                                                                           December 31,          September 30,
                                                                               1996           1996          1995
                                                                           -----------    -----------   -------------
First mortgage loans
  (principally conventional):
  Principal balances:
    Secured by one-to-four-family
     residences                                                            $12,368,441   $12,056,769    $10,743,215
    Secured by other properties                                                165,105       173,626        122,914
                                                                          ------------   -----------   ------------
                                                                            12,533,546    12,230,395     10,866,129
Less:
  Net deferred loan origination fees                                           (56,824)      (61,242)       (72,526)
                                                                          ------------   -----------   ------------

    Total first mortgage loans                                              12,476,722    12,169,153     10,793,603
                                                                          ------------   -----------   ------------

Second mortgage and share loans
  Principal balances:
    Second mortgage                                                             71,159        75,487        171,298
    Share                                                                      108,344       102,269         79,335
                                                                          ------------   -----------   ------------

    Total second mortgages
     and share loans                                                           179,503       177,756        250,633
                                                                          ------------   -----------   ------------

Less: Allowance for loan losses                                                (60,000)      (60,000)       (60,000)
                                                                          ------------   -----------   ------------

                                                                           $12,596,225   $12,286,909    $10,984,236
                                                                          ============   ===========    ===========

       Activity in the allowance for loan losses is summarized as follows:

                                                                                 (Unaudited)
                                                                              Three Months Ended              Years Ended
                                                                                 December 31,                 September 30,
                                                                              1996         1995           1996            1995
                                                                          -----------   -----------    -----------   -------------
 Balance at beginning of period                                           $    60,000   $    60,000    $    60,000     $   128,407
 Provision (recovery) charged to income                                             0             0              0         (68,407)
 Charge-offs and recoveries, net                                                    0             0              0               0
                                                                          -----------   -----------    -----------   -------------

   Balance at end of period                                               $    60,000   $    60,000    $    60,000     $    60,000
                                                                          ===========   ===========    ===========   =============

       Nonaccrual loans for which interest has been reserved totaled
       $0 at December 31, 1996 (unaudited) and September 30, 1996 and 1995, respectively. Interest income in the amount of $0 has been reserved at December 31, 1996 (unaudited) and September 30, 1996 and 1995.

       As of December 31, 1996 (unaudited) and September 30, 1996 the Association had outstanding firm commitments to originate loans of approximately $124,000 and $909,300.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

  NOTE  -4  ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable is summarized as follows:

                                           (Unaudited)          September 30,
                                        December 31, 1996     1996        1995
                                        ------------------  --------  -------------

         Certificates of deposit                 $  5,615   $  5,325       $ 14,715
         Investment securities                      5,937     11,875         49,141
         Mortgaged-backed securities               17,996     18,144         10,442
         Loans receivable                          97,782     89,674         84,570
                                                 --------   --------       --------
                                                 $127,330   $125,018       $158,868
                                                 ========   ========       ========

NOTE  -5  REAL ESTATE HELD FOR INVESTMENTS

       The Association holds land which could be used for development purposes. The following is a summary of real estate held for investment, as of September 30, 1995

         Land                                                     $21,265
         Provision for losses                                      (3,835)
                                                                  -------
                                                                  $17,430
                                                                  =======

       Activity in the allowance for losses for real estate foreclosed and held for investment for the years ended September 30 is as follows:

 Balance at September 30, 1994                                    $  18,800
 Charge-offs, net of recoveries                                     (14,965)
                                                                  ---------

 Balance at September 30, 1995                                        3,835
 Recoveries                                                          (3,835)
                                                                  ---------

 Balance at September 30, 1996                                    $       0
                                                                  =========

NOTE  -6  PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows:


                                                                  (Unaudited)           September 30,
                                                               December 31, 1996     1996         1995
                                                               -----------------   ---------   ---------
  Land                                                             $  10,000       $  10,000   $  10,000
  Buildings                                                          119,666         119,666     107,686
  Furniture and fixtures                                             105,564         100,934     119,571
  Automobile                                                          34,963          34,963      26,194
                                                                   ---------       ---------   ---------

                                                                     270,193         265,563     263,451

  Less accumulated depreciation                                     (171,871)       (166,891)   (175,905)
                                                                   ---------       ---------   ---------

                                                                   $  98,322       $  98,672   $  87,546
                                                                   =========       =========   =========


                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE  -6  PREMISES AND EQUIPMENT (Continued)

       Depreciation expense charged to operations for the three months ended December 31, 1996 and 1995 was $4,980 (unaudited) and $4,908 (unaudited), respectively. Depreciation for the years ended September
       30, 1996 and 1995 was $21,341 and $14,983, respectively.

NOTE  -7  DEPOSITS

       Deposits are summarized as follows:

                                         December 31, 1996                                        September 30,
                                 ---------------------------------                   -------------------------------------------
                                            (UNAUDITED)               RATE AT                1996                 1995
                                 ---------------------------------  September 30,    -------------------------------------------
                                 RATE         AMOUNT      PERCENT       1996            AMOUNT    PERCENT    AMOUNT     PERCENT
                                 -----------------------------------------------------------------------------------------------
Money Market                           3.70  $ 3,398,342   19.60           4.15      $ 3,270,990   19.08  $ 2,557,273    15.31
Passbook savings                       2.85    1,057,485    6.10           3.30        1,077,717    6.29    1,078,678     6.46
                                             -------------------                     ------------------------------------------

                                               4,455,827   25.70                       4,348,707   25.36    3,635,951    21.77
                                             -------------------                     ------------------------------------------
Certificates of Deposit           3.00-4.00      320,600    1.85      3.00-4.00          423,765    2.47      966,984     5.79
                                  4.01-5.00    5,594,012   32.27      4.01-5.00        4,565,453   26.63    3,467,694    20.76
                                  5.01-6.00    5,937,019   34.25      5.01-6.00        7,745,816   45.18    7,887,894    47.23
                                  6.01-7.00      995,754    5.74      6.01-7.00                -       -      685,384     4.10
                                  7.01-8.00       32,051    0.18      7.01-8.00           60,897    0.36       58,218     0.35
                                             -------------------                     ------------------------------------------
                                              12,879,436   74.30                      12,795,931   74.64   13,066,174    78.23
                                             -------------------                     ------------------------------------------
                                             $17,335,263  100.00                     $17,144,638  100.00  $16,702,125   100.00
                                             ===================                     ==========================================

       The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,370,000 at December 31, 1996 (unaudited) and $1,512,000 and $800,850 at September 30, 1996 and 1995.

       Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF)

       At December 31, 1996 (unaudited), scheduled maturities of certificates of deposits are as follows:

                       Rate            1997        1998       1999
                      -------       ----------  ----------  --------

                   3.00% - 4.00%    $  344,821  $        0  $      0
                   4.01% - 5.00%     5,810,903           0         0
                   5.01% - 6.00%     3,835,653   1,278,491   861,281
                   6.01% - 7.00%             0     716,236         0
                   7.01% - 8.00%             0           0    32,051
                                    ----------  ----------  --------

                                    $9,991,377  $1,994,727  $893,332
                                    ==========  ==========  ========


                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

  NOTE -7  DEPOSITS (Continued)

       At September 30, 1996, scheduled maturities of certificates of deposits are as follows:

                   Rate            1997           1998         1999
               -------------  --------------  ------------  ----------
                   3% - 4%    $  413,261      $   10,504      $      0
                   4% - 5%     4,565,452               0             0
                   5% - 6%     4,751,111       2,194,662       800,044
                   6% - 7%             0               0             0
                   7% - 8%        25,000               0        35,897
                              ----------      ----------      --------

                              $9,754,824      $2,205,166      $835,941
                              ==========      ==========      ========

       Interest expense on deposits is summarized as follows:

                                                                                 (Unaudited)
                                                                               Three Months Ended              Years Ended
                                                                                  December 31,                 September 30,
                                                                             1996            1995             1996        1995
                                                                          ------------   -------------      --------    --------
                Money market and
                Passbook savings                                            $   38,264      $   33,755      $143,611    $146,770
                Certificates of deposit                                        168,632         174,925       676,820     587,059
                                                                            ----------      ----------      --------    --------

                                                                            $  206,896      $  208,680      $820,431    $733,829
                                                                            ==========      ==========      ========   =========

NOTE  -8  INCOME TAXES

       Income tax expense is summarized as follows:

                                                                                 (Unaudited)
                                                                              Three Months Ended               Years Ended
                                                                                  December 31,                September 30,
                                                                              1996            1995            1996        1995
                                                                          ------------   -------------      --------   ---------
                Current Expense (Benefit)                                   $  (38,800)     $   24,227      $ 81,475    $120,235
                Deferred                                                        64,100           3,600       (23,100)     (2,500)
                                                                            ----------      ----------      --------   ---------

                                                                            $   25,300      $   27,827      $ 58,375    $117,735
                                                                            ==========      ==========      ========   =========

         Effective tax rate                                                         31%             37%           31%         29%

       Retained earnings at December 31, (unaudited) and September
       30, 1996 include earnings of approximately $452,000, representing bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes will be imposed at the then applicable rates.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -8  INCOME TAXES (Continued)

       The provisions for federal income taxes differ from that computed at the statutory corporate tax rate of 34 percent as follows:

                                             (Unaudited)
                                          Three Months Ended         Years Ended
                                             December 31,           September 30,
                                           1996       1995        1996         1995
                                         --------  -----------  --------  --------------

Tax at statutory rate                    $27,842      $25,103   $63,552        $137,606
Change Resulting From
 Bad debt reduction (recovery) based
 on percentage of income - net of tax          0            0         0         (23,258)
Other                                     (2,542)       2,724    (5,177)          3,387
                                         -------      -------   -------        --------
                                         $25,300      $27,827   $58,375        $117,735
                                         =======      =======   =======        ========

       Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that gave rise to significant portions of the deferred tax liability relates to the following:

                                     (Unaudited)          September 30,
                                  December 31, 1996     1996          1995
                                  ------------------  ---------  --------------
 Accrued interest on loans                 $ 36,200   $ 33,200        $ 31,300
 Deferred compensation                       (7,000)   (30,400)        (32,100)
 Deferred loan fees                         (21,000)   (22,700)        (26,800)
 FHLB stock dividend                         41,500     39,700          32,800
 Bad debt deduction                          69,300     69,300          67,800
 Unrealized gain on
  securities available-for-sale             114,249    100,300          55,400
SAIF special assessment                           0    (39,200)              0
Other                                        (5,000)         0               0
                                           --------   --------        --------
                                           $228,249   $150,200        $128,400
                                           ========   ========        ========

       The deferred tax expense results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary and timing differences are as follows:

                                                           (Unaudited)
                                                        Three Months Ended            Years Ended
                                                           December 31,              September 30,
                                                       1996           1995         1996         1995
                                                -------------------  -------  --------------  ---------

               Accrued interest on loans                   $ 3,000   $    0        $  1,900    $ 2,100
               Deferred directors fees                      23,400    2,700           1,700     (3,800)
               Deferred loan fees recognized                 1,700     (900)          4,100     (4,500)
               FHLB stock dividend                           1,800    1,800           6,900          0
               Bad debt deduction                                0        0           1,500      3,700
               SAIF special assessment                      39,200        0         (39,200)         0
               Enterprise zone credits                      (5,000)       0               0          0
                                                           -------   ------        --------    -------
                                                           $64,100   $3,600        $(23,100)   $(2,500)
                                                           =======   ======        ========    =======

                                      F-14

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE-9 CAPITAL REQUIREMENTS

       The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of December 31, and September 30, 1996, the Association meet all capital adequacy requirements to which it is subject.

       As of December 31, 1995, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

       The following is a reconciliation of capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

                                                    (Unaudited)
                                                    December 31,      September 30,
                                                        1996              1996
                                                 -----------------    ------------
   Equity Per GAAP                                     $2,858,599     $2,778,260
     Unrealized Gain on Securities                       (194,433)      (170,682)
                                                      -----------     ----------
       Tier I Capital                                   2,664,166      2,607,578
     Valuation Allowance                                   60,000         60,000
                                                       ----------     ----------
       Regulatory Capital                              $2,724,166     $2,667,578
                                                       ==========     ==========

                                                                 Minimum Required    To Be Well Capitalized
                                                                    For Capital      Under Prompt Corrective
                                                Actual           Adequacy Purposes     Action Regulations
                                           Amount     Ratio       Amount    Ratio       Amount      Ratio
                                         ----------   --------   ---------  -------   ----------   -------
As of December 31,
 1996 (unaudited)
Total Capital
 (to Risk Weighted Assets)               $2,724,166     35.31%    $617,241   8.00%    $  771,552    10.00%

Tier I Capital
 (to Risk Weighted Assets)                2,664,166     34.53      231,466   3.00        462,931     6.00

Tier I Capital
 (to Average Assets)                      2,664,166     13.10      305,115   1.50      1,017,050     5.00

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -9  CAPITAL REQUIREMENTS (Continued)


                                                                     Minimum Required     To Be Well Capitalized
                                                                       For Capital       Under Prompt Corrective
                                                    Actual          Adequacy Purposes        Action Regulations
                                               Amount     Ratio      Amount     Ratio        Amount       Ratio
                                             ----------  -------   ----------  -------     ----------    --------
         As of September 30, 1996
         Total Capital
           (to Risk Weighted Assets)         $2,667,578    35.31%   $604,333     8.00%     $  755,416     10.00%

         Tier I Capital
           (to Risk Weighted Assets)          2,607,578    34.52     226,625     3.00         453,249      6.00

         Tier I Capital
           (to Average Assets)                2,607,578    12.95     301,980     1.50       1,006,600      5.00

       The Association's management believes that, under the current regulations, the Association will continue to meet its minimum capital requirements in the coming year. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's operating area, could adversely affect future minimum capital requirements.

NOTE -10  OTHER NON-INTEREST EXPENSE

                                  (Unaudited)
                              Three Months Ended      Years Ended
                                  December 31,       September 30,
                                1996       1995     1996      1995
                              -------    --------  -------  -------

Advertising                   $ 1,989     $ 3,133   $12,215  $11,603
Communication, postage
 and office supplies            6,718       4,820    19,960   22,871
Insurance                       1,455       1,478     5,874    7,423
Professional services             859         288    14,374   14,006
Travel and entertainment        2,463       1,419    25,216   11,946
Dues and subscriptions          1,721       2,035     4,930    2,607
Contributions                  10,000           0         0       30
Other                           4,172       2,457     4,453    4,376
                              -------     -------   -------  -------

                              $29,377     $15,630   $87,022  $74,862
                              =======     =======   =======  =======


NOTE -11  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

       Most of the Association's business activity is with customers located within the state of Colorado, principally southeastern Colorado. The Association does not have a high concentration of deposits or loans with one individual or entity.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -12  RELATED PARTY TRANSACTIONS

       Loans to related parties include loans made to directors, executive officers, and their associates as defined. The aggregate dollar amount of loans was $163,969, $167,298 and $83,610 at December 31, 1996 (unaudited)
       and September 30, 1996 and 1995, respectively. New loans of $102,200 were made and repayments totaled $18,512 for the year ended September 30, 1996. For the three months ended December 31, 1996 (unauditied) no new loans were made and repayments totaled $3,329. Purchases from directors for the three months ended December 31, 1996 and 1995 amounted to $ 0 and for the years ended September 30, 1996 and 1995 amounted to $30,343 and $9,547 respectively.

       As of December 31, 1996 (unaudited) and September 30, 1996 approximately $865,000 and $850,000 of directors and employees accounts were included in deposits.

NOTE -13 FAIR VALUES OF FINANCIAL INSTRUMENTS

       The estimated fair values of the Association's financial instruments are as follows:

                                                 (Unaudited)
                                              December 31, 1996       September 30, 1996
                                           CARRYING       FAIR        CARRYING      FAIR
Financial Assets:                           AMOUNT        VALUE        AMOUNT       VALUE
                                          -----------  -----------  -----------  -----------
         Cash and cash equivalents        $ 2,078,362  $ 2,078,000  $ 2,221,416  $ 2,221,416

         Certificates of deposit            1,797,000    1,797,000    1,897,000    1,897,000
         Securities available-for-sale        627,300      627,300      584,700      584,700
         Securities held-to-maturity        3,095,415    3,176,000    3,116,767    3,149,299
         Loans receivable - net            12,596,525   12,992,000   12,286,909   12,591,000
         Financial liabilities:
         Deposits                          17,335,263   17,341,000   17,144,638   17,115,000

NOTE-14  IMPACT OF NEW ACCOUNTING STANDARDS

       Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the Common Stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Association's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the common stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE-14  IMPACT OF NEW ACCOUNTING STANDARDS(Continued)

       Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. The Association adopted on October 1, 1995 Statements of Financial Accounting Standards Nos. 118 and 114. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at each loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Association had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision to the allowance for loan losses was required as of October 1. 1995. Based on the Association's loan portfolio composition, which primarily consists of one-to-four family residential mortgages, which are exempt from SFAS No. 114 when evaluated collectively for impairment as is done by the Association, the Association had no loans designated as impaired under the provisions of SFAS No. 114 at October 1, 1995.

       Disclosure of Derivative Financial Instruments. In October, 1994, the Financial Accounting Standards Board ("FASB") issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement addresses the disclosure of derivative financial instruments including the face amount, nature and terms. For derivatives held for trading, disclosure of average and period end fair values and disaggregated gains and losses is required. For derivatives held for purposes other than trading, disclosure of objectives, strategies, policies on reporting and income recognition method is required. This statement is effective for financial statements for fiscal years ending after December 15, 1995. Currently the Association does not own any derivative financial instruments and therefore SFAS No. 119 should not have any impact on the financial statements.

       Impairment of Long-Lived Assets. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the assets. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. The impact on the financial statements for implementation of the statement is not expected to be material.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE-14  IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

       Mortgage Servings Rights. In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. The total cost of the mortgage loans to be sold should be allocated between the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values. If not, the entire cost should be allocated to the mortgage loans. This statement applies prospectively in fiscal years beginning after December 15, 1995. The impact on the financial statements for implementation of the Statement is not expected to be material based on the Association's current operating activities.

       Accounting for Stock-Based Compensation. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This Statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Most fixed stock option plans--the most common type of stock compensation plan--have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association will adopt the Statement on the date the Association converts from a federal mutual to a federal stock savings and loan association. The Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial condition or results of operations.

       Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June, 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which superseded FASB NO. 122. FASB No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Association will adopt the provisions of the Standard on January 1, 1997. Based on the Association's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Association's financial condition or results of operations.

                ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -15  PLAN OF CONVERSION

       On January 14, 1997, the Board of Directors of Rocky Ford Federal Savings and Loan Association adopted a Plan of Conversion whereby the Association would convert from a mutual savings institution to a stock savings and loan pursuant to the Rules and Regulations of the OTS. The Plan includes, as part of the conversion, the concurrent formation of a holding company. The Plan provides that non-transferable subscription rights to purchase Holding Company Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Association's Tax-Qualified Employee Plan, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, then to other members, and then to directors, officers and employees. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, and opportunity to subscribe may also be offered to the general public in a Direct Community Offering. The price of the Holding Company Conversion Stock will be based upon an independent appraisal of the Association and will reflect its estimated pro forma market value, as converted. It is the desire of the Board of Directors of the Association to attract new capital to the Association in order to increase its capital, support future savings growth and increase the amount of funds available for residential and other mortgage lending. The Converted Association is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Directors or management as a result of the Conversion. Upon consumption of the conversion, the Association will issue all of its outstanding capital stock to the holding company in exchange for at least 50% of the net proceeds from the sale of the common stock.

       The costs of issuing the common stock will be deferred and deducted from the sale proceeds. If the offering is unsuccessful for any reason, the deferred costs will be charged to operations. At December 31, 1996, the Association had incurred $34,590 of such costs.

       For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association will, at the time of conversion, establish a liquidation account equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution form the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

       Present regulations provide that the Association may not declare or pay a cash dividend on or repurchased any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the Office of Thrift Supervision, or other applicable regulations.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Association or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                           TABLE OF CONTENTS
                                                                   Page

PROSPECTUS SUMMARY..................................................(i)
SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA...................................................(ix)
RISK FACTORS........................................................  1
ROCKY FORD FINANCIAL, INC...........................................  5
ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION.....................  5
USE OF PROCEEDS.....................................................  6
DIVIDEND POLICY.....................................................  7
MARKET FOR THE COMMON STOCK.........................................  8
CAPITALIZATION......................................................  9
HISTORICAL AND PRO FORMA REGULATORY
  CAPITAL COMPLIANCE................................................ 11
PRO FORMA DATA...................................................... 12
PROPOSED MANAGEMENT PURCHASES....................................... 17
STATMENT OF INCOME...................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................... 19
BUSINESS OF THE COMPANY............................................. 32
BUSINESS OF THE ASSOCIATION......................................... 33
REGULATION.......................................................... 50
TAXATION............................................................ 59
MANAGEMENT OF THE COMPANY........................................... 60
MANAGEMENT OF THE ASSOCIATION....................................... 61
THE CONVERSION...................................................... 70
CERTAIN RESTRICTIONS ON ACQUISITION OF THE
  COMPANY AND THE ASSOCIATION....................................... 86
CERTAIN ANTI-TAKEOVER PROVISIONS
IN THE CERTIFICATE OF INCORPORATION AND BYLAWS...................... 87
DESCRIPTION OF CAPITAL STOCK........................................ 92
REGISTRATION REQUIREMENTS........................................... 93
LEGAL OPINIONS...................................................... 93
TAX OPINIONS........................................................ 93
EXPERTS............................................................. 93
ADDITIONAL INFORMATION.............................................. 93
INDEX TO FINANCIAL STATEMENTS....................................... 94

     Until June 23, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                          ROCKY FORD FINANCIAL, INC.

                             (HOLDING COMPANY FOR
                              ROCKY FORD FEDERAL
                         SAVINGS AND LOAN ASSOCIATION)




                             UP TO 368,000 SHARES

                                 COMMON STOCK



                                  ----------
                                  PROSPECTUS
                                  ----------



                           TRIDENT SECURITIES, INC.


                                MARCH 25, 1997